UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share, of Lyondell Chemical Company
(2)
Aggregate number of securities to which transaction applies:

274,811,538 shares of common stock, comprising:
•  253,535,778 shares of common stock outstanding (including outstanding shares of restricted stock)
•  Options to purchase 4,204,754 shares of common stock
•  Phantom options with respect to 2,306,255 shares of common stock
•  Performance units with respect to 2,436,229 shares of common stock
•  Phantom restricted stock and associated matching cash awards with respect to 537,598 shares of common stock
•  Cash awards in the notional amount of 256,026 shares of common stock
•  Deferred stock units with respect to 64,400 shares of common stock
•  11,470,498 shares of common stock underlying convertible debentures

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was determined based upon:
•  253,535,778 shares of common stock outstanding (including outstanding shares of restricted stock) multiplied by the $48.00 per share merger consideration
•  Options to purchase 4,204,754 shares of common stock multiplied by an amount that is equal to the difference between (1) the $48.00 per share merger consideration and (2) the per share exercise price of each stock option
•  Phantom options with respect to 2,306,255 shares of common stock multiplied by an amount that is equal to difference between (1) the $48.00 per share merger consideration and (2) the per share exercise price of each phantom option
•  Performance units with respect to 2,436,229 shares of common stock multiplied by the $48.00 per share merger consideration
•  Phantom restricted stock and associated matching cash awards with respect to 537,598 shares of common stock multiplied by the $48.00 per share merger consideration
•  Cash awards in the notional amount of 256,026 shares of common stock multiplied by the $48.00 per share merger consideration
•  Deferred stock units with respect to 64,400 shares of common stock multiplied by the $48.00 per share merger consideration
•  11,470,498 shares of common stock underlying convertible debentures multiplied by the $48.00 per share merger consideration

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum of the amounts calculated pursuant to the foregoing bullet points.

(4)	Proposed maximum aggregate value of transaction: $13,045,173,647
(5)	Total fee paid: $400,487

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Lyondell Chemical Company
1221 McKinney Street, Suite 700
Houston, Texas 77010

_________, 2007

Dear Shareholder:

You are invited to attend a special meeting of the shareholders of Lyondell Chemical Company to be held on __________, 2007, beginning at 9:00 a.m. Central Time in Lyondell’s General Assembly Room, Two Houston Center, 909 Fannin, Suite 400, in Houston, Texas 77010.

On July 16, 2007, we entered into a merger agreement providing for the merger of Lyondell with a subsidiary of Basell AF.  If the merger is completed, you will be entitled to receive $48.00 in cash, without interest and less any applicable withholding tax, for each share of Lyondell’s common stock that you own.  At the special meeting, you will be asked to approve and adopt the merger agreement.

Lyondell’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger.  Lyondell’s board of directors has determined that the merger agreement and those transactions are advisable, fair to, and in the best interests of, Lyondell’s shareholders.  Our board of directors recommends that Lyondell’s shareholders vote “FOR” the approval and adoption of the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the background and reasons for the merger, and the terms of the merger agreement, and includes the merger agreement as Appendix A.  We urge you to read the entire proxy statement and the merger agreement carefully before voting.

Your vote is important, regardless of the number of shares of common stock you own.  We cannot complete the merger unless holders of a majority of all shares of Lyondell common stock outstanding on the record date vote to approve and adopt the merger agreement.  It is important that your shares be voted whether or not you plan to be present at the special meeting.  You may submit a proxy over the Internet, by telephone or by mailing a traditional proxy card.  Please either sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or instruct us over the Internet or by telephone as to how you would like your shares voted.  Submitting a proxy over the Internet, by telephone or by written proxy will ensure your representation at the special meeting if you do not attend in person.  Instructions on how to submit a proxy over the Internet, by telephone or by written proxy are on the proxy card enclosed with the proxy statement.  If you do not vote, it will have the same effect as voting against the adoption of the merger agreement.  If your shares are held in “street name,” you must instruct your broker in order to vote.

Thank you for your cooperation and your continued support of Lyondell.

Sincerely yours,

/s/ Dan F. Smith

Dan F. Smith
Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement.  Any representation to the contrary is a criminal offense.

This proxy statement is dated ______, 2007, and is being sent to shareholders on or about _________, 2007.

Lyondell Chemical Company

Notice of Special Meeting of Shareholders

TIME AND DATE

__________, ____________, 2007, beginning at 9:00 a.m., Central Time

PLACE

Lyondell Chemical Company
General Assembly Room
Two Houston Center
909 Fannin, Suite 400
Houston, Texas 77010

ITEMS OF BUSINESS

•
To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 16, 2007, among Basell AF, a Luxembourg company that is constituted as a Société en Commandite par Action (“Basell”), BIL Acquisition Holdings Limited, a Delaware corporation and wholly owned subsidiary of Basell (“Merger Sub”), and Lyondell Chemical Company, a Delaware corporation (“Lyondell”), as such agreement may be amended from time to time.  Among other things, the merger agreement provides for:

o	the merger of Merger Sub with and into Lyondell, with Lyondell as the surviving corporation, and

o
the conversion of each outstanding share of Lyondell common stock (other than shares held by Lyondell, Basell, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by shareholders who validly perfect their appraisal rights under Delaware law) into the right to receive $48.00 in cash, without interest and less any applicable withholding tax.

•
To consider and vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

•	To transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

The merger agreement and the merger are described in the accompanying proxy statement, and a copy of the merger agreement is attached to the proxy statement as Appendix A.  We urge you to read the entire proxy statement and the merger agreement carefully before voting.

RECORD DATE

Shareholders of record at the close of business on __________, 2007, the record date for the shareholder meeting, will be entitled to vote at the special meeting and, unless a new record date is set, at any adjournment or postponement of the special meeting.

VOTING

Your vote is very important.  We cannot complete the merger unless holders of a majority of all shares of Lyondell common stock outstanding on the record date vote to approve and adopt the merger agreement.  Your failure to vote in person at the special meeting or to otherwise submit a proxy will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.  Whether or not you plan to attend the special meeting, please cause your shares to be voted as soon as possible by submitting a proxy:

•	over the Internet,

•	by telephone or

•	by mail.

See the instructions on the enclosed proxy card.

Shareholders who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair market value of their shares if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

ATTENDING THE SPECIAL MEETING

In order to attend the special meeting in person, you must be a shareholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Lyondell.  If you attend, please note that you may be asked to present valid picture identification.  If your shares of Lyondell common stock are held through a broker, bank or other nominee, you must bring to the special meeting an account statement or letter from the holder of record indicating that you beneficially owned the shares on the record date.

STOCK CERTIFICATES

If you have certificates representing shares of Lyondell common stock, please do not send your certificates to Lyondell at this time.  If the merger agreement is approved and adopted and the merger is completed, you will receive instructions regarding the surrender of your certificates to receive payment for your shares of Lyondell common stock.

By Order of the Board of Directors,

/s/ Michelle S. Miller

Michelle S. Miller                                                                                     Houston, Texas
Secretary                                                                                                   _____________, 2007

SUMMARY TERM SHEET

This summary term sheet briefly summarizes the most material terms of the proposed merger and the other transactions detailed in this proxy statement. You are urged to read carefully this proxy statement, including the appendices, and the documents referred to in this proxy statement.  See “Where You Can Find More Information” beginning on page 70.

In this proxy statement, the terms “we,” “us,” “our,” “Lyondell” and the “company” refer to Lyondell Chemical Company and, where appropriate, its subsidiaries. We refer to Basell AF as “Basell;” BIL Acquisition Holdings Limited as “Merger Sub;” and Deutsche Bank Securities Inc. as “Deutsche Bank.”

The Parties to the Merger (Page 12)

Lyondell is headquartered in Houston, Texas.  Lyondell is North America's third-largest independent, publicly traded chemical company and is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products.

Basell is the largest producer of polypropylene and advanced polyolefin products, a leading supplier of polyethylene and catalysts, and the industry leader in licensing polypropylene and polyethylene processes, including providing technical services for its proprietary technologies.  Merger Sub was formed by Basell for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement, and has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement.

The Proposed Transaction (Page 46)

The proposed transaction is the acquisition of Lyondell by Basell pursuant to the Agreement and Plan of Merger, dated as of July 16, 2007, among Lyondell, Basell and Merger Sub. We refer to that Agreement and Plan of Merger, as it may be amended from time to time, as the “merger agreement.” The acquisition will be effected by the merger of Merger Sub, a wholly owned subsidiary of Basell, with and into Lyondell, with Lyondell surviving the merger and continuing its existence as a wholly owned subsidiary of Basell. We refer to that transaction as the “merger” and the date and time that the merger is completed as the “effective time.”  The parties currently expect to complete the merger in the fourth quarter of 2007 subject to satisfaction of the conditions described under “Terms of the Merger Agreement—Conditions to the Merger” beginning on page 60, although there can be no assurance that we will be able to do so.

The Special Meeting (Page 13)

Date, Time, Place and Purpose (Page 13).  The special meeting will be held on _____, 2007 at 9:00 a.m. Central Time in Lyondell’s General Assembly Room, Two Houston Center, 909 Fannin, Suite 400, in Houston, Texas 77010.  At the special meeting, you will be asked to consider and vote upon proposals to:

•	approve and adopt the merger agreement,

•
adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement (we refer to this proposal in this proxy statement as the “meeting adjournment proposal”), and

•	transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum (Page 13).  Only shareholders who hold shares of Lyondell common stock at the close of business on ______, 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each outstanding share of Lyondell common stock on the record date will be entitled to one vote on each matter submitted to shareholders at the special meeting. As of the record date, there were ________ shares of common stock outstanding.  The holders of a majority of the outstanding shares of Lyondell common stock entitled to vote at the close of business on the record date will constitute a quorum for purposes of the special meeting. Abstentions and properly executed broker non-votes will be counted in determining the presence of a quorum.  A broker non-vote results as to a particular matter when a broker, bank or other nominee that is the record holder of shares properly executes and returns a proxy without specific voting instructions from the beneficial owner.  Under the rules of the New York Stock Exchange, brokers, banks and other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the approval and adoption of the merger agreement.

Vote Required (Page 13).  Approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Lyondell common stock on the record date. Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Share Ownership of Directors and Executive Officers (Page 14).  As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ________shares of Lyondell common stock, representing approximately ___% of the shares of Lyondell’s common stock outstanding at that date.  Lyondell’s directors and executive officers have indicated that they intend to vote all of their shares of common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

Lyondell Shareholders Will Be Entitled to Receive $48.00 in Cash For Each Lyondell Share They Own (Page 47)

Each issued and outstanding share of Lyondell common stock, other than shares held by Lyondell, Basell, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by shareholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive $48.00 in cash (which we refer to in this proxy statement as the “merger consideration”), without interest and less any applicable withholding tax. The $48.00 merger consideration was determined by arm’s-length negotiation between representatives of Lyondell and Basell. See “The Merger—Background of the Merger.” The total merger consideration expected to be paid in the merger for outstanding shares of Lyondell common stock is approximately $12.2 billion.

Treatment of Outstanding Options, Restricted Stock, and Other Equity-Based Compensation (Page 34)

Options to acquire shares of Lyondell common stock under Lyondell’s incentive plans, as well as phantom options, that are outstanding immediately prior to the effective time of the merger, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to $48.00 times the number of shares subject to each option, less the aggregate exercise price of the option. Restricted stock and associated matching cash payments related to the vesting of those shares of restricted stock, and phantom restricted stock and associated matching cash payments related to the vesting of those shares of phantom restricted stock, that have not vested immediately prior to the effective time of the merger generally will become fully vested and be converted into the right to receive the $48.00 merger consideration. Performance units also will be converted into the right to receive the $48.00 merger consideration. Deferred stock units outstanding immediately prior to the effective time of the merger will be paid out based on the closing price of Lyondell’s common stock on the last trading day of the month preceding the effective time of the merger.  Payments will be subject to applicable tax withholding. The total estimated amount expected to be paid in respect of options and phantom options, restricted stock and associated matching cash payments, phantom restricted stock and associated matching cash payments, performance units and deferred stock units, based on the $48.00 merger consideration, is approximately $337.3 million. See “The Merger—Interests of Lyondell’s Directors and Executive Officers in the Merger” for a description of the portion of these payments that will be made to Lyondell’s directors and executive officers in connection with the merger.

Recommendation of Lyondell’s Board of Directors (Page 25)

Lyondell’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, the holders of the shares of Lyondell common stock, has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the approval and adoption of the merger agreement.  The board of directors reached its determination based on various factors, as more fully described in this proxy statement.

Opinion of Lyondell’s Financial Advisor (Page 27)

In connection with the merger, Deutsche Bank, Lyondell’s exclusive financial advisor, delivered an opinion to the board of directors as to the fairness from a financial point of view to Lyondell’s shareholders (other than Basell and Merger Sub) of the merger consideration to be received by holders of Lyondell common stock in the merger.

The full text of the opinion of Deutsche Bank, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by Deutsche Bank in connection with its opinion, is attached as Appendix B to this proxy statement. Deutsche Bank  provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger, and the opinion of Deutsche Bank is not a recommendation as to how any shareholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinion carefully and in its entirety.

Under our engagement letter with Deutsche Bank, we agreed to pay Deutsche Bank a cash fee of $10 million at the time of an announcement of a definitive agreement pursuant to which greater than 50% of all voting power of Lyondell would be transferred and an additional cash fee of $25 million upon consummation of such a transaction.  Lyondell also agreed that, if the price per Lyondell share paid in such a transaction were to exceed $48.00, Lyondell would pay Deutsche Bank an additional fee equal to 1.5% of the product of 265.5 million (the approximate number of fully diluted shares of Lyondell at July 14, 2007) multiplied by the amount by which such per share price exceeds $48.00. As provided under the engagement letter, we paid $10 million to Deutsche Bank after July 17, 2007, when the proposed merger was announced, and an additional payment of $25 million to Deutsche Bank is contingent upon consummation of the proposed merger.  Deutsche Bank and its affiliates have in the past provided, are currently providing and in the future may provide, investment banking, commercial banking and other financial services to Lyondell, Basell or their respective affiliates, for which Deutsche Bank has received, and would expect to receive, compensation.

Interests of Lyondell’s Directors and Executive Officers in the Merger (Page 35)

In considering the recommendation of Lyondell’s board of directors, you should be aware that Lyondell’s directors and executive officers have interests in the merger that may be different from your interests as a shareholder and that may present actual or potential conflicts of interest. The payouts in connection with the merger set forth below are calculated as of July 16, 2007 and are based on the $48.00 merger consideration.  These interests include the following:

•
directors and executive officers will receive cash payments of approximately $79.5 million in the aggregate (ranging from approximately $158,750 to $44.7 million per person) in respect of their vested and unvested stock options;

•
directors and executive officers will receive cash payments of approximately $21.5 million in the aggregate (ranging from approximately $187,680 to $6.1 million per person) in respect of their outstanding restricted stock and associated matching cash payments;

•
executive officers will receive cash payments of approximately $42.3 million in the aggregate (ranging from approximately $1.8 million to $17.4 million per person) in respect of their outstanding performance units;

•
non-employee directors will receive cash payments in respect of their accrued balances of deferred cash and deferred stock units of approximately $7.7 million in the aggregate (ranging from approximately $44,877 to $2.2 million per person) under Lyondell’s non-employee director deferred compensation plan;

•
executive officers will receive cash payments in respect of their accrued balances of approximately $12.0 million in the aggregate (ranging from approximately $278,463 to $5.1 million per person) under Lyondell’s executive deferred compensation plan;

•
executive officers will receive lump sum cash payments of approximately $29.2 million in the aggregate (ranging from approximately $152,595 to $15.7 million per person) under Lyondell’s supplemental executive retirement plan; and

•
in the event of a termination of employment within two years after completion of the merger by Lyondell without cause or by the executive officers for good reason, the executive officers will be entitled to cash payments of approximately $28.7 million in the aggregate (ranging from approximately $1.7 million to $9.0 million per person), and the continuation of welfare benefits and certain other benefits under change in control arrangements, as well as potential excise tax gross up payments.

For a more complete description of the interests of directors and executive officers, see “The Merger—Interests of Lyondell’s Directors and Executive Officers in the Merger.”

Lyondell’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in determining to recommend that Lyondell shareholders vote “FOR” the approval and adoption of the merger agreement. You should consider these and other interests of Lyondell’s directors and executive officers that are described in this proxy statement.

Financing Arrangements (Page 41)

        The obligations of Basell and Merger Sub under the merger agreement are not subject to any financing condition.

Basell has informed us that it estimates that the total amount of funds necessary to complete the merger and the related transactions is approximately $21.0 billion, which includes approximately $12.2 billion to be paid to holders of outstanding shares of Lyondell common stock, with the remaining funds being used to pay amounts pursuant to change in control arrangements and to refinance certain existing indebtedness of both Basell and Lyondell, to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions as well as to fund ongoing working capital requirements of the combined group.

Basell has obtained debt financing commitments as of July 16, 2007 from Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch, Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation, which were joined as of August 8, 2007 by ABN AMRO Incorporated and ABN AMRO Bank N.V., for the transactions contemplated by the merger agreement.  Subject to the conditions set forth therein, the debt commitments provide for:

•	senior secured credit facilities in an aggregate principal amount equal to the U.S. dollar equivalent of up to $14.0 billion (plus a securitization facility backstop amount, if any); and

•
to the extent that the senior notes referred to below are not issued on or prior to the initial funding under the senior secured credit facilities referred to above, up to $7.0 billion (or the Euro equivalent) in aggregate principal amount of senior secured second lien loans pursuant to a senior bridge facility.

        Basell may, at its option, issue up to $7.0 billion (or the Euro equivalent) in aggregate principal amount of senior secured second lien notes and/or senior unsecured notes (in lieu of the senior bridge facility referred to above).

Basell has substantial assets and, if the financing were not obtained and the merger did not occur, Lyondell would have recourse against Basell.

Conditions to the Merger (Page 60)

Lyondell’s and Basell’s obligations to complete the proposed transaction are subject to the prior satisfaction or waiver (to the extent permitted by law) of a number of conditions, including:

•	adoption of the merger agreement by the requisite vote of the Lyondell shareholders;

•
the expiration or termination of the waiting periods and the receipt of approvals applicable to the consummation of the proposed transaction required by the antitrust or competition authorities of certain non-U.S. jurisdictions;

•	the absence of any order, decree, ruling, injunction, law, regulation or other action that restrains, enjoins, prohibits or renders illegal the consummation of the merger;

•	that there has not been a material adverse effect on Lyondell since the date of the merger agreement; and

•
other customary conditions, including that the representations and warranties of each party are true and correct (subject to qualifications) and performance in all material respects by each party of its obligations under the merger agreement, subject to a materiality standard.

“No Solicitation” Provisions (Page 54)

The merger agreement contains “no solicitation” provisions that prohibit Lyondell from taking any action to solicit an alternative takeover proposal.  The merger agreement does not, however, prohibit Lyondell or its board of directors from considering an unsolicited written proposal from a third party that is a superior proposal or could reasonably be expected to lead to a superior proposal.

Termination of the Merger Agreement (Page 62)

Lyondell and Basell may agree to terminate the merger agreement at any time upon the mutual written consent of the parties.  Other circumstances under which Lyondell or Basell may terminate the merger agreement are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 62.  Under certain circumstances resulting in the termination of the merger agreement, Lyondell will be required to pay a termination fee of $385 million.  These circumstances are described under “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on page 62.

U.S. Tax Considerations For Lyondell’s Shareholders (Page 45)

Generally, the merger will be taxable to Lyondell’s shareholders for U.S. federal income tax purposes.  A holder of shares of Lyondell common stock generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received pursuant to the merger and the holder’s adjusted tax basis in the shares of Lyondell common stock surrendered.

Shareholders Have Appraisal Rights (Page 67)

You have the right under Delaware law to exercise appraisal rights and receive payment in cash for the fair value of your shares of Lyondell common stock in the event the merger is completed.  The fair value of your shares of Lyondell common stock as determined in accordance with Delaware law may be more, the same, or less than the merger consideration to be paid to non-dissenting shareholders pursuant to the merger.  To preserve your appraisal rights:

•	you must not vote in favor of approval and adoption of the merger agreement,

•	you must not return a proxy card that is signed but not voted,

•	you must file a written demand for appraisal before the voting on the merger agreement at the special meeting on ___________, 2007, and

•	you must follow specific procedures required under Delaware law.

You must follow these procedures precisely in order to exercise your appraisal rights, or you may lose them.  These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern those procedures are attached as Appendix C.  We encourage you to read these provisions carefully and in their entirety and consult your legal advisor.

Litigation Related to the Merger (Page 46)

On July 23, 2007, a shareholder lawsuit was filed in the District Court of Harris County, Texas, styled as a class action, against Lyondell and members of its board of directors.  The petition alleges, among other things, that Lyondell’s board of directors breached their fiduciary duties and engaged in self dealing in connection with approval of the merger.

Market Price of Common Stock (Page 64)

On July 13, 2007, the last trading day before the announced execution of the merger agreement, the closing sale price of Lyondell common stock on the New York Stock Exchange was $41.16.  On May 10, 2007, the business day prior to the date of the filing by Leonard Blavatnik and AI Chemical Investments LLC, which are affiliates of Basell, of the initial Schedule 13D disclosing AI Chemical Investments LLC’s entrance into a postpaid forward contract for Lyondell shares, the closing sale price of Lyondell common stock on the New York Stock Exchange was $33.07.  The merger consideration of $48.00 per share in cash represented a premium of (1) 16.6% above the $41.16 closing sale price of Lyondell common stock on July 13, 2007 and (2) 45.1% above the $33.07 closing sale price on May 10, 2007.  In addition, the merger consideration of $48.00 per share in cash represented a premium of (1) 25.4% and 56.8% above the volume weighted average price for Lyondell shares for the 30 calendar days ($38.29) and one year ($30.61) ended July 13, 2007, respectively; and (2) 16.2% over the all time highest reported sales price per share ($41.30, reported intraday on July 13, 2007).

QUESTIONS AND ANSWERS ABOUT
LYONDELL’S SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as a Lyondell shareholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Why am I receiving these materials?

You are receiving this proxy statement and proxy card because you own shares of Lyondell common stock. Our board of directors is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting of shareholders.

When and where is the special meeting?

The special meeting of Lyondell’s shareholders will be held on __________, 2007, beginning at 9:00 a.m. Central Time in Lyondell’s General Assembly Room, Two Houston Center, 909 Fannin, Suite 400, in Houston, Texas 77010.

What is the proposed transaction?

The proposed transaction is the merger of Lyondell with a subsidiary of Basell pursuant to the merger agreement. Once the merger agreement has been approved and adopted by Lyondell’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly owned subsidiary of Basell, will merge with and into Lyondell. Lyondell will be the surviving corporation and a wholly owned subsidiary of Basell.

What will I be entitled to receive pursuant to the merger?

If the merger is completed, you will be entitled to receive $48.00 in cash, without interest and less any applicable withholding tax, in exchange for each share of Lyondell common stock that you own at the time of the merger, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of common stock, you will receive $4,800 in cash in exchange for your shares of common stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

What matters will be voted on at the special meeting?

You will be asked to consider and vote on proposals to:

•	approve and adopt the merger agreement,

•
approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, and

•	act upon other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

How does Lyondell’s board of directors recommend that I vote my shares?

The board of directors recommends that you vote:

•	“FOR” the proposal to approve and adopt the merger agreement, and

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

You should read “The Merger—Reasons for the Merger; Recommendation of Lyondell’s Board of Directors” beginning on page 23 for a discussion of the factors that Lyondell’s board of directors considered in deciding to recommend the approval and adoption of the merger agreement. In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our shareholders generally. See “The Merger—Interests of Lyondell’s Directors and Executive Officers in the Merger” beginning on page 35.

Who is entitled to vote?

Holders of record at the close of business on __________, 2007, which is the record date, will be entitled to one vote per share.  On the record date, Lyondell had ___________ shares of common stock outstanding.

What vote is required to approve the merger and the meeting adjournment proposal?

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Lyondell common stock on the record date.  Approval of the meeting adjournment proposal requires the affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.  Each share of Lyondell common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders at the special meeting. As of the record date, there were _________ shares of common stock outstanding, of which our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ___________ shares, representing, in the aggregate, approximately ____% of the votes entitled to be cast by all outstanding shares of Lyondell common stock.  Lyondell’s directors and executive officers have indicated that they intend to vote all of their shares of common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

How do I vote my Lyondell shares?

For shares of Lyondell’s common stock not held in the 401(k) plans:  As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet,

•	by telephone, or

•	by mail.

Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on ____, 2007.

If you hold your Lyondell stock in a brokerage account (that is, in “street name”), your ability to cause your shares to be voted over the Internet or by telephone depends on your broker’s voting process.  Please follow the directions on your proxy card or the voter instruction form from your broker carefully.

Even if you plan to attend the meeting, we encourage you to cause your shares to be voted by proxy.  If you plan to vote in person at the meeting, and you hold your Lyondell stock in street name, you must obtain a proxy or voter instruction form from your broker and bring that proxy to the meeting.

For shares of Lyondell’s common stock held in the 401(k) plans:  The 401(k) and Savings Plans of Lyondell, and of Equistar Chemicals, LP, Millennium Chemicals Inc. and Houston Refining LP (each a wholly owned subsidiary of Lyondell) permit plan participants to direct the plan trustee on how to vote the Lyondell common stock allocated to their accounts. Your instructions to the plan trustee regarding how to vote your plan shares will be delivered via the attached proxy, which may be returned, as described on the enclosed proxy card:

•	over the Internet,

•	by telephone, or

•	by mail.

The Benefits Administrative Committee, which includes executive officers and senior managers, will direct the trustee to vote shares as to which no instructions are received, according to plan terms and its fiduciary responsibilities.  However, the terms of the trust agreements provide that the trustee will vote such shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote such shares in the Millennium plan unless otherwise required by law.  The trustee will vote shares as to which no instructions are received in the Equistar and Houston Refining plans according to the Benefits Administrative Committee's directions as provided in the trust agreements.

Your proxy for shares held in the 401(k) plans must be received by 11:59 p.m. Eastern Time on ____, 2007.

Can I change my vote?

For shares of Lyondell’s common stock not held in the 401(k) plans:  A proxy may be revoked by a shareholder at any time before it is voted by:

•	giving notice of the revocation in writing to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010,

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed,

•	voting in person at the meeting, or

•	if you have instructed a broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

For shares of Lyondell’s common stock held in the 401(k) plans: A proxy from a 401(k) plan participant may be revoked by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed.  This new 401(k) plan participant proxy must be received by 11:59 p.m. Eastern Time on ______, 2007.

If my shares are held in “street name” by my broker or other nominee, will my broker vote my shares for me?

Your broker or other nominee will not be able to vote your shares unless you have properly instructed your broker or other nominee on how to vote. If you do not provide your broker or other nominee with voting instructions, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.  If your broker or other nominee properly executes and returns a proxy card without specific instructions from you, a “broker non-vote” will result.  In that case, your shares will be considered present at the special meeting for purposes of determining a quorum, but will not be voted on the merger proposal and will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement.  The failure to provide voting instructions to a broker or other nominee will have no effect on the meeting adjournment proposal.

What happens if I abstain?

If you return your proxy card with instructions to abstain from voting on a proposal, your shares will be counted for determining whether a quorum is present at the special meeting. An abstention with respect to a proposal has the same effect as a vote “AGAINST” the proposal.

What if I return my proxy but don’t indicate how I want to vote?

For shares of Lyondell’s common stock not held in the 401(k) plans: If you return a signed proxy card without indicating your vote, your shares will be voted:

•	“FOR” the approval and adoption of the merger agreement and

•	“FOR” the approval of the meeting adjournment proposal.

For shares of Lyondell’s common stock held in the 401(k) plans:  The Benefits Administrative Committee will direct the trustee to vote shares as to which no instructions are received, according to plan terms and its fiduciary responsibilities.  However, the terms of the trust agreements provide that the trustee will vote such shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote such shares in the Millennium plan unless otherwise required by law.  The trustee will vote shares as to which no instructions are received in the Equistar and Houston Refining plans according to the Benefits Administrative Committee's directions as provided in the trust agreements.

What happens if I do not return a proxy card or otherwise do not vote?

For shares of Lyondell’s common stock not held in the 401(k) plans: Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement. Such failure will have no effect with respect to the vote on the meeting adjournment proposal.

For shares of Lyondell’s common stock held in the 401(k) plans:  The Benefits Administrative Committee will direct the trustee to vote shares as to which no instructions are received, according to plan terms and its fiduciary responsibilities.  However, the terms of the trust agreements provide that the trustee will vote such shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote such shares in the Millennium plan unless otherwise required by law.  The trustee will vote shares as to which no instructions are received in the Equistar and Houston Refining plans according to the Benefits Administrative Committee's directions as provided in the trust agreements.

What is “householding”?

In accordance with notices that Lyondell sent to certain shareholders, Lyondell is sending only one copy of this proxy statement to those shareholders who share the same address, unless they have notified Lyondell that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing and you would like to have additional copies mailed to you, we will deliver promptly upon oral or written request a separate copy of the proxy statement, including the attached appendices, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement, you can contact Morrow & Co. Inc. at the contact information listed below under “Who can help answer my questions?”  If you would like to revoke your consent to the householding of documents, please submit your request to Broadridge Financial Solutions, Inc. either by calling toll-free at 1-800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Lyondell stock at two different brokerage firms, your household will receive two copies of the Lyondell meeting materials—one from each brokerage firm.

When do you expect the merger to be completed?  What is the “marketing period?”

The parties to the merger agreement are working toward completing the merger as quickly as possible.  The parties currently expect to complete the merger in the fourth quarter of 2007, although there can be no assurance that we will be able to do so. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.  In addition, Basell is not obligated to complete the merger until the expiration of a “marketing period” that it may use to complete its financing for the merger.  The marketing period begins after we have obtained shareholder approval and satisfied other conditions under the merger agreement and lasts for up to 20 business days, except that the marketing period may not extend beyond February 15, 2008.  See “Terms of the Merger Agreement—When the Merger Becomes Effective” and “Terms of the Merger Agreement—Termination of the Merger Agreement” beginning on pages 46 and 62, respectively.

If the merger is completed, how will I receive the cash for my shares?

If the merger is completed, you will receive a letter of transmittal with instructions on how to send your stock certificates to the paying agent in connection with the merger. You will receive cash for your shares from the paying agent after you comply with these instructions. If your Lyondell shares are held for you in “street name” by your broker, you will receive instructions from your broker as to how to affect the surrender of your “street name” shares and receive cash for those shares.

Should I send in my stock certificates now?

No.  If the merger is completed, you will receive shortly thereafter the letter of transmittal instructing you to send your stock certificates to the paying agent in order to receive the cash payment of the merger consideration for each Lyondell share represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger.

Who can help answer my questions?

If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Lyondell’s proxy solicitor at:

Morrow & Co. Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
Banks and Brokers Call: (203) 658-9400
All Others Call Toll Free: (800) 607-0088

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements include information about Lyondell’s results of operations, the expected completion and timing of the merger, as well as other information relating to the merger.  Forward-looking statements can be identified by words such as “estimate,” “believe,” “expect,” “anticipate,” “plan,” “budget” or other words that convey the uncertainty of future events or outcomes.  Many of these forward-looking statements have been based on expectations and assumptions about future events that may prove to be inaccurate.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Lyondell’s control.  Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to:

•	Lyondell’s ability to implement its business strategies, including the ability of Lyondell and Basell to complete the proposed merger,

•
failure to obtain shareholder approval or to satisfy other closing conditions, including regulatory approvals, with respect to the proposed merger, or the failure of the proposed merger to close for any other reason,

•	the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement or delays in completing the proposed merger,

•
uncertainty concerning the effects of the proposed merger, including the diversion of attention from the day-to-day business of Lyondell and the potential disruption to employees and relationships with customers, suppliers, distributors and business partners,

•	the amount of the costs, fees, expenses and charges relating to the proposed merger,

•	the failure by Basell and Merger Sub to obtain the expected debt financing arrangements set forth in the debt commitment letter or replacement debt financing,

•	the availability, cost and price volatility of raw materials and utilities,

•	the supply/demand balances for Lyondell’s and its joint ventures’ products, and the related effects of industry production capacities and operating rates,

•	uncertainties associated with the U.S. and worldwide economies, including those due to political tensions in the Middle East and elsewhere,

•	legal, tax and environmental proceedings,

•	the cyclical nature of the chemical and refining industries,

•
operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks),

•	current and potential governmental regulatory actions in the U.S. and in other countries,

•	terrorist acts and international political unrest,

•	competitive products and pricing pressures,

•	technological developments,

•	risks of doing business outside the U.S., including foreign currency fluctuations, and

•	access to capital markets.

Any of these factors, or a combination of these factors, could materially affect future results of operations and the ultimate accuracy of the forward-looking statements.  These forward-looking statements are not guarantees of future performance, and actual results and future developments may differ materially from those projected in the forward-looking statements.  Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

All forward-looking statements in this proxy statement, and in the documents to which we refer you in this proxy statement, are qualified in their entirety by the cautionary statements contained in this section, elsewhere in this proxy statement and in Lyondell’s Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  These factors are not necessarily all of the important factors that could affect us.  Use caution and common sense when considering these forward-looking statements.  We do not intend to update these statements unless securities laws require us to do so.

In addition, this proxy statement contains summaries of contracts and other documents.  These summaries may not contain all of the information that is important to an investor, and reference is made to the actual contract or document for a more complete understanding of the contract or document involved.

PARTIES INVOLVED IN THE PROPOSED TRANSACTION

Lyondell

Lyondell Chemical Company
1221 McKinney Street, Suite 700
Houston, Texas 77010
Telephone: (713) 652-7200

Lyondell Chemical Company, a Delaware corporation headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, methyl tertiary butyl ether and ethyl tertiary butyl ether.

Detailed descriptions about Lyondell’s business and financial results are contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  See “Where You Can Find More Information” beginning on page 70 of this proxy statement.

Basell

Basell AF
BIL Acquisition Holdings Limited
PO Box 625, 2130 AP Hoofddorp
Hoofddorp, Netherlands
Telephone: +31 20 44 68 644

Basell AF, a Luxembourg company that is constituted as a Société en Commandite par Action, is the global leader in polyolefin technology, production and marketing. It is the largest producer of polypropylene and advanced polyolefin products; a leading supplier of polyethylene and catalysts, and the industry leader in licensing polypropylene and polyethylene processes, including providing technical services for its proprietary technologies. Basell, together with its joint ventures, has manufacturing facilities in 19 countries and sells products in more than 120 countries. Basell is privately owned by Access Industries.

BIL Acquisition Holdings Limited, a newly formed Delaware corporation, was formed by Basell for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement. BIL Acquisition Holdings Limited is wholly owned by Basell and has not conducted any business operations other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

This proxy statement is furnished to Lyondell’s shareholders in connection with the solicitation of proxies by Lyondell’s board of directors in connection with the special meeting of shareholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting will be held on _____________, _______________, 2007 at 9:00 a.m. Central Time in Lyondell’s General Assembly Room located in Two Houston Center, 909 Fannin, Suite 400, Houston, Texas 77010.

Purpose

At the special meeting, shareholders will be asked to consider and vote on proposals to:

•	approve and adopt the merger agreement,

•
approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement, and

•	transact any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum

Lyondell has fixed the close of business on _____________, 2007 as the record date for the special meeting.  Only holders of record of Lyondell’s common stock on the record date are entitled to vote at the special meeting and any adjournment or postponement of the special meeting.  On the record date, Lyondell had __________ shares of common stock outstanding.

Each share of Lyondell’s common stock entitles its holder to one vote on all matters properly coming before the special meeting.  The presence at the special meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Lyondell common stock entitled to vote will constitute a quorum at the special meeting.  As described below, all shares of Lyondell common stock represented at the meeting, including shares for which proxies have been received but for which shareholders have abstained and broker non-votes, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.  In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required for Approval

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Lyondell common stock. For the proposal to approve and adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will be counted for the purpose of determining whether a quorum is present, but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the special meeting and will have the effect of a vote “AGAINST” the proposal to approve and adopt the merger agreement.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers cannot exercise their voting discretion with respect to approving non-routine matters such as the approval and adoption of the merger agreement.  As a result, without specific instructions from the beneficial owner of the shares, brokers are not permitted to vote those shares.  If a broker properly executes and returns a proxy card without specific instructions from the beneficial holder, that is referred to as a “broker non-vote.” These “broker non-votes” will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the outstanding shares of Lyondell common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present. For the meeting adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the meeting adjournment proposal.  Broker non-votes will have no effect on the vote to adjourn the special meeting.  Your failure to return a proxy card or otherwise vote will have no effect with respect to the vote on the meeting adjournment proposal.

If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting, except for any proxies that have been revoked or withdrawn.

The proxy card also confers discretionary authority on the people named in the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting.  As of the date of this proxy statement, Lyondell is not aware of any other matter to be raised at the special meeting.

As of the record date, Lyondell’s directors and executive officers beneficially owned, and had the right to vote, in the aggregate, _______ shares of Lyondell common stock, representing approximately ___% of the votes entitled to be cast by all outstanding shares of Lyondell’s common stock. Lyondell’s directors and executive officers have indicated that they intend to vote all of their shares of common stock “FOR” the approval and adoption of the merger agreement and “FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies.

Proxies and Revocation of Proxies

Voting a Proxy

As described on the enclosed proxy card, proxies may be submitted:

•	over the Internet,

•	by telephone, or

•	by mail.

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted:

•	“FOR” the approval and adoption of the merger agreement,

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and

•	in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. Eastern Time on ____, 2007.

If you hold your Lyondell common stock in a brokerage account, your ability to provide voting instructions over the Internet or by telephone depends on your broker’s voting process.  Please follow the directions on your proxy card or the voter instruction form from your broker carefully.  If your shares of common stock are held in street name, you will receive instructions from your broker that you must follow in order to have your shares voted.  If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” approval and adoption of the merger agreement and has no effect on the meeting adjournment proposal.

Even if you plan to attend the special meeting, we encourage you to cause your shares to be voted by proxy.  If you plan to vote in person at the meeting, and you hold your Lyondell common stock in street name, you must obtain a proxy or voter instruction form from your broker and bring that proxy to the meeting.

For participants in the 401(k) and Savings Plans of Lyondell, and of Equistar Chemicals, LP, Millennium Chemicals Inc. and Houston Refining LP (each a wholly owned subsidiary of Lyondell), the plans permit you to direct the plan trustee on how to vote the Lyondell common stock allocated to your accounts. Your instructions to the plan trustee regarding how to vote your plan shares will be delivered via the attached proxy, which may be returned, as described on the enclosed proxy card:

•	over the Internet,

•	by telephone, or

•	by mail.

The Benefits Administrative Committee, which includes executive officers and senior managers, will direct the trustee to vote shares as to which no instructions are received, according to plan terms and its fiduciary responsibilities.  However, the terms of the trust agreements provide that the trustee will vote such shares in the Lyondell plan in proportion to voting directions received by the trustee from Lyondell plan participants and will not vote such shares in the Millennium plan unless otherwise required by law.  The trustee will vote shares as to which no instructions are received in the Equistar and Houston Refining plans according to the Benefits Administrative Committee's directions as provided in the trust agreements.  Your proxy for shares held in the 401(k) plans must be received by 11:59 p.m. Eastern Time on ____, 2007.

Please do not send in your stock certificates with your proxy card. If the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your Lyondell stock certificates.

Revoking a Proxy

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•	giving notice of the revocation in writing to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010,

•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed,

•	voting in person at the special meeting, or

•	if you have instructed a broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

If your shares of Lyondell’s common stock are held in the 401(k) plans, you also may revoke your proxy by submitting another valid proxy by mail, telephone or over the Internet that is later dated and, if mailed, is properly signed.  This new 401(k) plan participant proxy must be received by 11:59 p.m. Eastern Time on ______, 2007.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Lyondell on behalf of its board of directors.  Lyondell has retained Morrow & Co., Inc. to assist with the solicitation of proxies at an estimated fee of $10,000 plus expenses.  Some of the executive officers and other employees of Lyondell also may solicit proxies personally, by telephone, mail, facsimile or other means of communication, if deemed appropriate.  Lyondell will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of Lyondell common stock.

Householding

In accordance with notices that Lyondell sent to certain shareholders, Lyondell is sending only one copy of this proxy statement to multiple shareholders sharing an address, unless we have received instructions from one or more of the shareholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement, including the attached appendices, to any shareholder at your address. If you wish to receive a separate copy of the proxy statement, you can contact Morrow & Co. Inc. at the contact information listed under “Who can help answer my questions?” in the “Questions and Answers About Lyondell’s Special Meeting and the Merger” section of this proxy statement.  If you would like to revoke your consent to the householding of documents, please submit your request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Adjournments

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the voting power of Lyondell’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the adjournment proposal may adjourn the special meeting. Any signed proxies received by Lyondell in which no voting instructions are provided on the matter will be voted “FOR” an adjournment of the special meeting, if necessary, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Lyondell’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned.

Attending the Special Meeting

Only shareholders entitled to vote at the special meeting or their proxy holders and Lyondell’s guests may attend the special meeting. Your ownership of shares of Lyondell’s common stock on the record date will be verified prior to your admittance to the special meeting. Each shareholder or proxy holder and each guest will be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If your shares of Lyondell common stock are held through a broker or other nominee, you must bring to the special meeting an account statement or letter from the holder of record indicating that you beneficially owned the shares on the record date.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A.  You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

On April 6, 2006, Lyondell announced that Lyondell and CITGO Petroleum Corporation intended to jointly explore the sale of their LYONDELL-CITGO Refining LP partnership (now known as Houston Refining LP) to a third party.  The refining joint venture was formed by Lyondell and CITGO in 1993 to operate a refinery in Houston, Texas.

On April 10, 2006, Dan F. Smith, Lyondell’s president and chief executive officer, met with Leonard Blavatnik, chairman of Access Industries, and Philip Kassin, senior vice president and head of M&A and financing of Access Industries, in New York for an introductory meeting requested by Mr. Blavatnik.  Mr. Kassin also informed Mr. Smith that he had plans to meet with Stephen I. Chazen, senior executive vice president and chief financial officer of Occidental Petroleum Corporation and a director of Lyondell, to introduce Mr. Chazen to Access Industries, and that meeting occurred on April 18 at Mr. Chazen’s Los Angeles office.  At that time, Occidental beneficially owned approximately 14% of the outstanding shares of Lyondell common stock.

On April 19, 2006, Mr. Kassin called Mr. Smith and T. Kevin DeNicola, Lyondell’s senior vice president and chief financial officer, to request that Mr. Smith and Mr. DeNicola meet with Mr. Kassin in Houston to discuss the interest of Access Industries in exploring a potential acquisition of Lyondell by Basell, a subsidiary of Access Industries, and to discuss the potential business logic of a business combination between Basell and Lyondell.  Mr. Kassin also said that he had recently contacted Mr. Chazen.  Mr. Smith indicated that Lyondell was not for sale but that Lyondell would always be interested in creating value for its shareholders.  Mr. Smith further stated that he would need to discuss any indication of interest with Lyondell’s board of directors.  Mr. Kassin subsequently contacted Mr. DeNicola on April 26, 2006 to reiterate Access Industries’ interest in exploring a potential acquisition of Lyondell.  Mr. Kassin suggested a potential purchase price range of $24 to $27 per share based solely on publicly available information.

On May 4, 2006, a regular meeting of the Lyondell board was held. Mr. Smith advised the board of the expression of interest by Access Industries.  Mr. Chazen told the board (as he had earlier told Mr. Smith) that representatives of Access Industries had approached him regarding an interest in Lyondell, and that Mr. Chazen advised Access Industries that they should contact Lyondell regarding their interest in Lyondell.  The board discussed the indication of interest and the implications for valuation of Lyondell and determined that they believed that the proposed price range was insufficient. Mr. Smith thereafter conveyed the board’s determination to Mr. Blavatnik.

On June 2, 2006, Mr. Kassin called Mr. Smith to advise him that Access Industries was interested in participating in the bidding process for the potential sale of Lyondell’s refining joint venture with CITGO.  Mr. Smith said Lyondell would welcome Access Industries’ participation.  On June 16, 2006, Access Industries submitted a non-binding indication of interest to purchase the refining joint venture.

On July 12, 2006, Mr. Blavatnik called Mr. Smith regarding Access Industries’ interest in the refinery and said that it also remained interested in a larger transaction, potentially involving all of Lyondell.

On July 12-13, 2006, Lyondell held a regular board meeting at which management reviewed with the board the four proposals received for the acquisition of the refining joint venture, including the proposal from Access Industries.  The board discussed the strengths and weaknesses of the bids and the various alternatives relating to the refinery, including Lyondell seeking to acquire full ownership of the refinery.  The board scheduled a special meeting for July 14, 2006 to discuss the matter further.  In connection with the meeting, Mr. Smith advised the board that additional contacts had been made by Mr. Blavatnik and Access and that he anticipated a more formal expression of interest in the future about a possible business combination between Access and Lyondell.  He also told the board that Volker Trautz, president and chief executive officer of Basell, had requested a face-to-face meeting with him.

On July 13, 2006, Mr. Trautz met, at his request, with Mr. Smith and Mr. DeNicola in Houston for a general discussion regarding the chemical business and the two companies.  At this meeting, Mr. Trautz also offered his preliminary views regarding potential synergies between Basell and Lyondell.

On July 14, 2006, a special meeting of the board was held at which the board received additional information regarding the possible acquisition by Lyondell of CITGO’s interest in the refining joint venture.  The board discussed the value of the refinery, the impact of a market-based crude supply agreement, the potential effect of an acquisition on the Lyondell stock price, financing for the acquisition and related matters.  After further discussion, the board authorized management to pursue an acquisition of CITGO’s interest in the refining joint venture, subject to final approval by the board or the executive committee of the board.

On July 20, 2006, at a special meeting of the board, more information regarding Lyondell’s proposed acquisition of CITGO’s interest in the refining joint venture and its financing was reviewed with the board.  After discussion, the board reaffirmed its previous approval of negotiation of the acquisition by management and authorized management to effect the acquisition and the financing for the acquisition on the terms described to the board.

On July 20, 2006, Lyondell and CITGO announced that they had discontinued the exploration of the sale of the refining joint venture to a third party.  Lyondell stated that, while significant interest was expressed and multiple offers exceeded $5 billion, Lyondell had determined that the offers were insufficient to overcome the significant benefit of retaining an ownership position in the refinery.  The announcement stated that Lyondell and CITGO would continue to evaluate alternatives, including the possible acquisition by Lyondell of CITGO’s position in the joint venture or the continuation of the joint venture.  Thereafter, Lyondell and CITGO negotiated the terms of an agreement pursuant to which Lyondell would acquire CITGO’s interest in the joint venture.

On August 9, 2006, Mr. Blavatnik called Mr. Smith to say that Mr. Blavatnik would be sending Mr. Smith a written indication of interest in acquiring Lyondell.  On August 10, 2006, Access Industries and Basell sent a letter to Lyondell proposing an acquisition of all of the outstanding shares of Lyondell for a cash price of $26.50 to $28.50 per share.  The letter provided that the definitive agreement for the acquisition would not be subject to financing and was accompanied by a “highly confident” letter from a financial institution regarding financing for the transaction.  The letter from Access Industries and Basell stated that they were prepared to complete due diligence and negotiate and execute a definitive merger agreement in 30 to 45 days, but would require exclusivity for that period.  The letter stated that Access Industries and Basell understood that Lyondell was in discussions with CITGO regarding a potential transaction whereby Lyondell would acquire CITGO’s interest in the refining joint venture, and thereby own 100% of the joint venture.  The letter stated that Access Industries and Basell would be prepared to consider a mechanism whereby, in the event that such refinery transaction was announced, Access Industries, Basell and Lyondell would need to reconfirm within one week that the exclusivity provisions would remain in effect, failing which confirmation, discussions would be terminated.  The letter stated that it represented an indication of interest only.  Also on August 10, 2006, representatives of Access Industries and Basell discussed the letter with representatives of Lyondell.

On August 14, 2006, a special meeting of the Lyondell board of directors was held.  At that meeting, the board of directors was advised of the letter from Access Industries and Basell.  A representative of Lyondell’s external legal counsel reviewed with the board its fiduciary obligations.  Mr. Smith also advised the board that management and the investment banking firm that was acting as Lyondell's financial advisor for this purpose had worked to evaluate the indication of interest from a financial point of view.  Mr. Smith advised the board that this work had concluded that Lyondell’s long-range plan, plus the increased value anticipated as a result of the acquisition of CITGO’s interest in the refining joint venture, supported a share value in excess of the Basell indication of interest.  He also noted that Lyondell’s balance sheet was expected to strengthen within the next several years.  The board discussed the timing of the indication of interest in light of Lyondell’s then-current efforts to acquire CITGO’s interest in the refinery and the long-range potential for Lyondell as compared to the amount offered.  After discussion, the board instructed Mr. Smith to advise Access Industries and Basell that the board had determined that the proposal was not in the best interests of Lyondell’s shareholders and had concluded that it did not wish to explore the proposal further.

On August 16, 2006, Lyondell acquired CITGO’s interest in the refining joint venture and entered into a new crude supply agreement with the Venezuelan national oil company for the supply of crude oil for the refinery.  The acquisition and entry into the new crude supply agreement were announced in a press release by Lyondell on the same day.

On August 17, 2006, Mr. Smith delivered a letter, which had been reviewed by the Lyondell board, to Mr. Blavatnik and Mr. Trautz stating that the Lyondell board had determined that the proposal by Access Industries and Basell was not in the best interests of Lyondell’s shareholders and that the board did not wish to explore the proposal further because it believed that better value would be achieved for shareholders by following Lyondell’s strategic plan, particularly in light of the acquisition from CITGO.  Subsequently to sending the letter to Mr. Blavatnik and Mr. Trautz, Mr. Smith called Mr. Blavatnik to confirm receipt of the letter.

From August 2002 through July 10, 2007, Occidental Petroleum Corporation (including certain of its subsidiaries) was a beneficial holder of shares of Lyondell common stock.  It acquired Lyondell shares pursuant to an August 2002 transaction between Lyondell and Occidental, in which Lyondell issued equity securities to Occidental and Occidental sold its interest in Equistar Chemicals, LP (then a joint venture between Occidental, Lyondell and Millennium Chemicals Inc.) to Lyondell.  As a part of the August 2002 transaction, Occidental and Lyondell entered into a shareholders agreement, which contained, among other things, a standstill provision and limitations on the disposition of the Lyondell equity securities acquired by Occidental.  The shareholders agreement also provided for specified representation of Occidental on the Lyondell board, depending on the number of shares of common stock beneficially owned by Occidental.  Occidental acquired additional Lyondell shares subsequently to the August 2002 transaction in a public offering of Lyondell common stock in October 2003 and as a result of payment-in-kind dividends.  As of March 10, 2005, Occidental beneficially owned a total of 46,307,860 shares of Lyondell common stock, or approximately 19% of Lyondell’s outstanding shares.

After selling portions of its Lyondell shares in May 2005 and November 2006, Occidental beneficially owned a total of 20,990,070 shares of Lyondell common stock, or approximately 8.5% of Lyondell’s outstanding shares as of March 1, 2007.  Pursuant to the terms of the shareholders agreement between Lyondell and Occidental, Mr. Chazen has served as a director of Lyondell since August 2002.  From August 2002 to May 2006, Dr. Ray R. Irani, chairman, president and chief executive officer of Occidental, also served as a director of Lyondell.

On April 5, 2007, Mr. Chazen called Mr. Smith to advise him that Occidental was considering selling its remaining Lyondell shares.  After that call, various discussions regarding such a possible sale took place between Mr. Chazen and internal and external legal counsel for Occidental and Mr. Smith and Mr. DeNicola and internal and external legal counsel for Lyondell.  At Lyondell board meetings held on April 25, 2007 and May 3, 2007, Mr. Chazen also informed the Lyondell board regarding the possible sale.  He said that Occidental contemplated that it would sell approximately 7,000,000 shares to a financial institution that was a qualified institutional buyer and that this would, by reducing Occidental’s holdings to less than 17 million shares, result in the termination of the shareholders agreement, including the restrictions on further dispositions by Occidental thereunder.  Occidental would contemporaneously enter into a derivative contract that would permit it to sell the remainder of its Lyondell stock holdings at a fixed price over the next several months.  Mr. Chazen also stated that he had been informed that the party to which the financial institution anticipated reselling the shares would be required to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) prior to consummating the transactions and that he believed the party was Access Industries and Mr. Blavatnik.

After May 3, 2007, various discussions regarding logistics of the transfer of 6,990,070 shares took place between Occidental and Lyondell legal counsel, and those shares were sold by Occidental to Merrill Lynch, Pierce, Fenner & Smith Incorporated on May 9, 2007.  On May 11, 2007, Occidental amended its Schedule 13D on file with the SEC regarding its ownership interest in Lyondell, and also issued a press release, which it furnished on a current report on Form 8-K.  In these filings, Occidental reported that it had sold 6,990,070 shares of Lyondell common stock to Merrill Lynch in a private transaction for a price of approximately $32.08 per share. Occidental also reported that it had entered into a total return swap agreement with respect to its remaining 14,000,000 shares of Lyondell common stock. Occidental stated that the swap agreement would enable Occidental to realize a similar market price with respect to future sales of such shares. Occidental also disclosed that although it intended to dispose of the remaining 14,000,000 shares in open market sales over the next few months utilizing Rule 144, it had no obligation to do so.

On May 11, 2007, AI Chemical Investments LLC, an affiliate of Access Industries, and its sole member, Mr. Blavatnik, filed a Schedule 13D with the SEC regarding Lyondell common stock, and reporting that, on May 4, 2007, AI Chemical had entered into a postpaid share forward agreement with Merrill Lynch International with respect to 20,990,070 shares of Lyondell common stock, with an effective date of May 9, 2007.   The Schedule 13D reported that the forward contract allowed AI Chemical to elect either to physically settle the forward contract (that is, to take delivery of the underlying shares), or to cash or net share settle the transaction (that is, to receive or pay the change in the value of the underlying shares, or to receive or deliver shares with a value equal to such change in value of the underlying shares), in May 2008 or at an earlier date elected by AI Chemical. The filing stated that if AI Chemical elected to settle the forward contract through physical settlement, Merrill Lynch would be obligated to deliver to AI Chemical 20,990,070 shares against payment by AI Chemical of the price of approximately $32.11 per share. The filing also disclosed that any such physical settlement would be subject to the condition that AI Chemical had made all filings required under the HSR Act and that the waiting period under the HSR Act had expired or been terminated.

The Schedule 13D filed on May 11, 2007 stated that AI Chemical had entered into the forward contract as a strategic investment and currently intended to elect physical settlement under the forward contract, subject to the satisfaction of the conditions to physical settlement therein and further subject to market conditions, the trading prices of shares, alternative investment opportunities, the availability of funds, and the outlook for the petrochemicals industry and Lyondell.  The Schedule 13D provided that Mr. Blavatnik and AI Chemical might, depending on market conditions, the trading prices of shares, alternative investment opportunities, the availability of funds and the outlook for the petrochemicals industry and Lyondell, acquire additional shares in the open market, block trades, negotiated transactions, or otherwise.  The Schedule 13D further stated that Mr. Blavatnik and AI Chemical might also consider a sale of all or part of any shares acquired by AI Chemical, in the open market, subject to limitations under applicable law, or in privately negotiated transactions.

The Schedule 13D also stated that, upon acquiring the shares pursuant to the forward contract, AI Chemical intended to assess its ownership and voting position in Lyondell, and that Mr. Blavatnik and AI Chemical might seek to engage in discussions with Lyondell concerning, among other possible scenarios, the merits of an offer to acquire all of the shares of Lyondell and the merits of a merger, combination or similar transaction between Lyondell and affiliates of AI Chemical, including Access Industries, Inc. or Basell Holdings B.V.  The Schedule 13D also reported that Mr. Blavatnik and AI Chemical had not yet determined which, if any, of the above courses of action they might ultimately take, and that their future actions with regard to Lyondell would be dependent on their evaluation of the factors listed above, circumstances affecting Lyondell in the future, including prospects of Lyondell, general market and economic conditions and other factors deemed relevant.

On May 11, 2007, Lyondell received a letter, sent on behalf of AI Chemical and Mr. Blavatnik, pursuant to the HSR Act, that Mr. Blavatnik, through AI Chemical, was seeking to acquire and would acquire shares of Lyondell common stock in an acquisition that might be subject to the HSR Act and that it was anticipated that Mr. Blavatnik would file a notification under the HSR Act on May 11, 2007.  The notification stated that AI Chemical would acquire at least $567 million of common stock and might, depending on market conditions and other circumstances, acquire over 50% of the outstanding Lyondell stock.

On May 11, 2007, Mr. Smith was contacted by Mr. Blavatnik by telephone.  Mr. Blavatnik noted that he had attempted to reach Mr. Smith on May 10, 2007 to provide advance notice of the filings, but Mr. Smith had been traveling.  Mr. Blavatnik indicated his respect for Lyondell and its accomplishments and his desire to have discussions with Lyondell in the future.  Mr. Blavatnik also noted that he was traveling for the following two weeks, indicating he would not be available for discussions in that time period.  Mr. Smith thanked him for the call.

On May 11, 2007, at a special meeting of the Lyondell board, Mr. Smith, Mr. DeNicola and Kerry A. Galvin, Lyondell’s senior vice president and general counsel, reviewed with the board the SEC filings by Occidental, AI Chemical and Mr. Blavatnik, the HSR notification filing, and Mr. Smith’s call from Mr. Blavatnik.  The board discussed the possible intentions of Mr. Blavatnik, the desire to assess the reaction of the market and major shareholders to the Basell disclosures and whether other parties might have an interest in acquiring Lyondell.

On May 14, 2007, Merrill Lynch and certain affiliates, including Merrill Lynch International, filed a Schedule 13G with the SEC regarding their ownership interest in Lyondell.  They reported ownership, in total, of 7,934,753 shares of common stock, including 6,990,070 shares acquired from Occidental.   They also reported that one of the Merrill Lynch affiliates was a party to the total return swap with Occidental with respect to 14,000,000 shares and that Merrill Lynch International was a party to a postpaid forward agreement with AI Chemical with regard to 20,990,770 shares.

On May 14, 2007, a representative of Apollo Management, L.P. called Mr. Smith and said that such firm would be happy to talk if Lyondell management were to become interested in exploring a “going private” transaction.  Mr. Smith said that management was not interested in any discussions for a management-led going private transaction.

On May 17, 2007, Occidental filed a Form 144 with the SEC indicating that it proposed to sell up to 14,000,000 Lyondell shares under Rule 144 of the Securities Act to or through Citigroup Global Markets, Inc.

On May 22, 2007, Lyondell received formal notification from the Federal Trade Commission of the filing under the HSR Act made by Mr. Blavatnik.

On May 24, 2007, Mr. Smith called Mr. Blavatnik, from whom he had not heard since May 11, to inquire of Mr. Blavatnik's intentions regarding Lyondell, but he did not reach Mr. Blavatnik.  The next day, Mr. Blavatnik returned Mr. Smith's call and suggested that they arrange a meeting, but they were unable to agree on a date to meet due to conflicting travel schedules.  A conference call between Mr. Smith and Mr. Blavatnik was then tentatively scheduled for June 13, 2007, by their respective executive assistants, but was later cancelled by Mr. Blavatnik’s assistant.

On May 29, 2007, Lyondell made its filing under the HSR Act with the Federal Trade Commission, which was required by the filing under the HSR Act by Mr. Blavatnik.

On June 7, 2007, Mr. Smith, who was in London for unrelated meetings, met for dinner with Mr. Trautz, at Mr. Trautz’s request.  Mr. Smith and Mr. Trautz exchanged views of the chemical business.

On June 26, 2007, Basell and Huntsman Corporation announced that they had entered into a definitive agreement pursuant to which Basell would acquire Huntsman in a transaction valued at approximately $9.6 billion, including the assumption of debt.  Under the agreement, holders of Huntsman common stock would receive $25.25 per share in cash.  Huntsman manufactures and markets differentiated chemicals and pigments.

On June 28, 2007, the waiting period under the HSR Act for the filing made by Mr. Blavatnik expired.

On July 4, 2007, Huntsman announced that it had received a proposal to acquire all of the outstanding common stock of Huntsman for $27.25 per share in cash from Hexion Specialty Chemicals, Inc., an entity owned by an affiliate of Apollo.  Huntsman also disclosed that its board of directors and special committee had concluded that the Hexion proposal could reasonably lead to a superior proposal, as defined in the merger agreement with Basell, that the special committee was continuing to evaluate the terms of the Hexion proposal, and that Huntsman and its advisers were engaged in discussions with Hexion regarding its proposal.

On July 4, 2007, Mr. Blavatnik contacted Mr. Smith to request a meeting with Mr. Smith, and Mr. Smith agreed to meet with Mr. Blavatnik in New York on July 9, 2007 before Mr. Smith left to travel to The Netherlands for a regularly scheduled Lyondell board meeting.  At the meeting on July 9, 2007, Mr. Blavatnik indicated to Mr. Smith that he might be interested in purchasing all outstanding Lyondell shares in an all-cash transaction.  Mr. Blavatnik initially suggested a price of $40.00 per share.  Later in the conversation, after discussion, Mr. Blavatnik suggested that he could pay $44.00-$45.00 per share.  Mr. Smith responded that he did not think that such a price would be sufficient to cause the Lyondell board of directors to be interested in exploring the proposal, and suggested that if Mr. Blavatnik was serious, he needed to make his best offer.  Mr. Blavatnik requested that Mr. Smith contact him later that same day to further discuss the matter before Mr. Smith left to travel to The Netherlands for the Lyondell board meeting.  Later that same day, Mr. Smith called Mr. Blavatnik from the airport.  After some discussion, Mr. Blavatnik indicated to Mr. Smith that Mr. Blavatnik could pay $48.00 per share if Lyondell could sign an agreement by Monday, July 16, and agree to a $400 million break up fee.  Mr. Blavatnik said the transaction would have fully committed financing and that consummation of the transaction would not be conditioned on obtaining financing.  Mr. Smith responded that he would report that information to the Lyondell board.

On July 10, 2007, most members of the Lyondell board were already present in The Hague, The Netherlands, near certain Lyondell manufacturing facilities, in preparation for a regular Lyondell board meeting and related activities to be held there on July 11 and 12, 2007.  Following his July 9 meeting with Mr. Blavatnik, Mr. Smith called a special meeting of the board on July 10, 2007 in The Hague.  Mr. Smith reviewed with the board his discussion with Mr. Blavatnik.  The board also discussed the status of the Basell and Hexion offers for Huntsman, valuation materials regarding Lyondell that had been prepared by management for the regular board meeting, and changes in Lyondell’s shareholder base since the Occidental and AI Chemical 13D filings in May.  The directors also discussed and considered the likelihood that other parties might have a potential interest in a business combination transaction.  Ms. Galvin discussed the board’s fiduciary duties under Delaware law under the circumstances.  The board directed Mr. Smith to request further information from Mr. Blavatnik, including information regarding financing for a transaction.  Mr. Smith noted that another special meeting of the board would be called for July 11 to provide the board with the opportunity to discuss the matter further.

Following the board meeting, Mr. DeNicola and Ms. Galvin held telephone conferences with the three directors who had not been present at the meeting to brief them regarding Mr. Blavatnik’s indication of interest. In addition, Mr. Smith called Mr. Blavatnik and requested further information regarding his indication of interest, including the absence of any financing contingency.  In the conversation, Mr. Blavatnik stated that he would like to have an indication of Lyondell’s interest in moving forward in discussions prior to the end of the day on July 11, 2007, as that was the deadline for Basell to respond to Huntsman if it wanted to propose a higher price in that transaction.

On July 11, 2007, the previously scheduled special meeting of the Lyondell board was held in The Hague.  At the meeting, the board discussed further the potential offer from Mr. Blavatnik and reviewed the terms indicated by Mr. Blavatnik.  The board also compared the benefits to the Lyondell shareholders of such a transaction with those of remaining independent, and discussed the valuation of certain Lyondell assets and the likely process that would be involved if a transaction were to be pursued.  The board also discussed the impact of Basell’s potential transaction with Huntsman on the ability of Basell to complete a potential transaction with Lyondell.  Mr. Smith also noted that there had been no discussions with Mr. Blavatnik regarding whether there would be continuing roles for members of Lyondell management following any such transaction.  The board discussed engagement of an investment banking firm to serve as financial advisor to Lyondell and authorized management to continue the discussions with Mr. Blavatnik regarding a possible transaction.  The board scheduled another special meeting for July 16, 2007 in New York.  After the board meeting, Mr. Smith called Mr. Blavatnik to say that the board had authorized management to continue the discussions with Mr. Blavatnik.
On July 11, 2007, Mr. DeNicola and Ms. Galvin called Mr. Kassin to discuss a confidentiality agreement and logistics for the due diligence process and negotiations.

On July 11, 2007, legal counsel for Lyondell and Basell exchanged drafts of a confidentiality agreement and Basell sent Lyondell a preliminary diligence request list.

On July 11, 2007, Lyondell called Deutsche Bank Securities Inc. to engage Deutsche Bank as Lyondell’s exclusive financial advisor in connection with exploration of strategic alternatives, including the potential transaction with Access and Basell.  A written engagement letter with Deutsche Bank was signed on July 14, 2007.

Late on July 11, 2007, Basell issued a press release stating that it would not increase the price it was willing to pay for Huntsman.

On July 12, 2007, Basell signed a counterpart of the confidentiality agreement, and counsel for Lyondell indicated that an appropriate officer of Lyondell would sign a counterpart the next morning.  Shortly thereafter, Lyondell commenced providing materials to Basell and Access in response to the preliminary due diligence request of Basell and Access.  Meetings between representatives of Lyondell and representatives of Basell and Access took place on July 13, 2007 through July 14, 2007 in New York and Houston to enable Basell and Access to conduct a due diligence review of certain business, financial and legal matters.

On July 12, 2007, Occidental amended its Schedule 13D with regard to Lyondell, reporting that during the period from May 21, 2007 through July 10, 2007, it had sold in daily open market transactions its remaining 14,000,000 shares and that it no longer held any ownership interest in Lyondell.

On July 12, 2007, Huntsman announced that the Hexion proposal was deemed to be a superior proposal to the Basell agreement and that, pursuant to the authorization of its board of directors, it had terminated its merger agreement with Basell and had entered into a definitive merger agreement with Hexion, pursuant to which Hexion would acquire Huntsman.  Huntsman also stated that a $200 million break-up fee had been paid to Basell.

On July 12, 2007, the Lyondell board met in The Hague for a regularly scheduled meeting to conduct previously scheduled business.  In addition, the board reconfirmed that it would have a special meeting on July 16, 2007.  The board also discussed the merits of, and the terms of, the potential transaction with Basell in an executive session of the board, with Mr. Smith but without any other members of management present.

On July 12, 2007, counsel for Basell provided a draft of the proposed representations and warranties section for the proposed merger agreement, followed by a draft of the entire proposed agreement on July 13, 2007.  Basell’s counsel noted that both drafts would be largely based on the fully negotiated agreement that Basell had signed with Huntsman, and that this should expedite negotiation of the agreement between Lyondell and Basell.  From July 12, 2007 through July 16, 2007, the parties and their external and internal legal counsel prepared and negotiated the form of a definitive agreement for the transaction and related documentation.  Representatives of Basell also provided Lyondell drafts of Basell’s proposed commitment letter for debt financing for the proposed transaction from Citigroup Global Markets Inc., Goldman Sachs International and Merrill Lynch, Pierce, Fenner & Smith Incorporated and discussed the proposed financing arrangements with Lyondell representatives.

On July 15, 2007, Mr. Smith and Mr. Blavatnik discussed by phone the status of the negotiations.  Mr. Smith said that the proposed transaction had moved very quickly and that the Lyondell board wanted to assure itself, if Lyondell was to be sold, that the board had obtained the best deal available.  Mr. Smith raised four issues with Mr. Blavatnik: increasing the proposed price; adding to the merger agreement a “go-shop” provision that would allow Lyondell to actively solicit other offers for 45 days after signing a merger agreement with Basell; providing for a 1% break up fee during that 45 day period; and reducing the break up fee after the end of the “go-shop” period to less than the $400 million that Mr. Blavatnik had proposed.  After discussion, Mr. Blavatnik responded that he had already provided his best and final proposal on price, that he would not agree to a go-shop and that it was essential to him that the transaction be agreed upon very quickly.  Mr. Blavatnik said he would consider reducing the size of the break up fee.  Counsel for Basell later communicated to counsel for Lyondell that Mr. Blavatnik would agree to a break up fee of $385 million. Counsel for Basell also reiterated Basell’s unwillingness to include a “go-shop” provision in the merger agreement.

On July 15, 2007, Lyondell management provided the members of the board a draft of the proposed merger agreement and related materials.

On July 16, 2007, Mr. Blavatnik advised Mr. Smith that Lyondell would be receiving a written proposal from Basell for the proposed transaction, with fully committed financing.  Following that discussion, Lyondell received the letter, which stated that it was a definitive proposal to acquire all of the common stock of Lyondell for a cash purchase price of $48.00 per share and outlined the other terms of Basell’s offer, as reflected in the proposed form of merger agreement and financing commitment letter.

Later in the day on July 16, 2007, a special meeting of the Lyondell board with all directors present was convened in New York to consider the proposed transaction.  At the meeting, the board was provided with a copy of the Basell offer letter, the proposed form of the merger agreement, a draft of the commitment letter for Basell’s financing and related materials.  Lyondell’s board of directors reviewed and discussed the terms and conditions of the transaction and management’s assessment of the transaction. Legal counsel discussed the structure of the transaction and the material terms of the agreement and plan of merger, including the ability of the board of directors to negotiate and enter into a superior alternative transaction should Lyondell receive a bona fide unsolicited offer. Lyondell’s external legal counsel also discussed with the directors their fiduciary obligations under the circumstances.  Deutsche Bank reviewed its financial analysis of the per share merger consideration to be received by Lyondell shareholders in the proposed transaction and rendered to Lyondell’s board of directors Deutsche Bank’s oral opinion, which was confirmed in a written opinion dated July 16, 2007, to the effect that, as of that date and based on and subject to the matters described in the opinion, the per share merger consideration was fair, from a financial point of view, to Lyondell shareholders.  There were also discussions of Basell’s financing for the transaction and the consequences of the transaction under Lyondell’s executive compensation arrangements and employee benefit plans.  The non-employee members of the board of directors also discussed the transaction in executive session, without Mr. Smith or other members of management present.  After the executive session and further discussion, Lyondell’s board of directors, by a unanimous vote of those present, approved the merger agreement and voted to recommend to Lyondell’s shareholders that they adopt the merger agreement.  One director was not present at the time of the vote but participated in a portion of the meeting by telephone and confirmed in writing that he approved the merger agreement and associated recommendations to Lyondell’s shareholders.

Following the Lyondell board meeting on July 16, 2007, Mr. Smith advised Mr. Blavatnik that the board had approved the merger and the merger agreement and the parties subsequently executed and delivered the merger agreement.

On July 17, 2007, prior to the opening of trading on the New York Stock Exchange, Lyondell and Basell issued a joint press release announcing the proposed transaction.

On July 18, 2007, AI Chemical and Mr. Blavatnik filed an amendment to their Schedule 13D reporting that Lyondell, Basell and Merger Sub had entered into the merger agreement and that each of Basell and Merger Sub was an affiliate of AI Chemicals and Mr. Blavatnik.  The Schedule 13D also reported that the waiting period under the HSR Act had expired and that, as a result, the condition for physical settlement under the postpaid forward share contract with Merrill Lynch International had been satisfied.  The Schedule 13D stated that AI Chemical and Mr. Blavatnik had not yet elected to settle the forward contract.

Reasons for the Merger; Recommendation of Lyondell’s Board of Directors

Lyondell’s board of directors believes that the merger agreement and the merger are fair to, and in the best interests of, Lyondell’s shareholders. In reaching these conclusions, Lyondell’s board of directors consulted with our management and legal and financial advisors. In reaching the foregoing determinations, the board of directors considered the following material factors that it believed supported its determinations:

•
the current and historical market price of Lyondell stock relative to the merger consideration, including the fact that the merger consideration of $48.00 per share in cash represented a premium of (1) 16.6% above the $41.16 closing price of Lyondell common stock on July 13, 2007, the business day prior to the date of the Lyondell board meeting to approve the transaction; (2) 45.1% above the $33.07 closing price on May 10, 2007, the business day prior to the date of the initial Schedule 13D filing by Mr. Blavatnik and AI Chemical; (3) 25.4% and 56.8% above the volume weighted average price for the 30 calendar days ($38.29) and one year ($30.61) ended July 13, 2007, respectively; and (4) 16.2% over the all time highest reported sales price per share ($41.30, reported intraday on July 13, 2007);

•	the current and historical market prices of Lyondell common stock, including the market price performance of our common stock relative to those of other industry participants;

•
the merger consideration compared to (a) analysts’ price targets for Lyondell stock; (b) implied EBITDA multiples of similar companies, (c) discounted cash flow analyses of Lyondell and related implied values, and (d) comparable transactions based on EBITDA multiples of the acquired companies;

•
the fact that the merger consideration is all cash, which will provide liquidity and certainty of value to Lyondell’s shareholders compared to other transactions in which shareholders would receive non-cash consideration;

•
the potential shareholder value that might result from other alternatives available to Lyondell, including the alternatives of remaining an independent public company, considering, in particular, the potential for shareholders to share in any future earnings growth of Lyondell and continued costs, risks and uncertainties associated with continuing to operate as a public company, or of pursuing a leveraged recapitalization;

•
the current and historical financial condition and results of operations of Lyondell, and the prospects of Lyondell if it were to remain a publicly owned corporation in light of the competitive nature of the industry in which Lyondell operates, the cyclical nature of Lyondell’s business and current expectations regarding future industry performance, and the risks that Lyondell might not achieve its strategic objectives;

•
Deustche Bank’s financial presentation to our board of directors, including Deustche Bank’s opinion, dated July 16, 2007, to Lyondell’s board of directors as to the fairness, from a financial point of view, of the merger consideration provided for in the merger agreement;

•
the board’s view, in consultation with management and taking into consideration certain information from Deutsche Bank, of other potentially interested parties and whether any of them would be likely to propose an acquisition at a higher price;

•
that only one party approached Lyondell to indicate any interest in a business combination with Lyondell subsequent to the filing of the Schedule 13D by Mr. Blavatnik and AI Chemical indicating their possible interest in a business combination involving Lyondell and the resulting media coverage and market speculation, and such other party subsequently entered into an agreement to acquire Huntsman;

•	that the waiting period under the HSR Act for the transaction had already expired;

•	the terms and conditions of the merger agreement and the course of negotiations thereof; the board of directors considered in particular:

o
the conditions to the closing of the merger, including the fact that the obligations of Basell and Merger Sub under the merger agreement are not subject to a financing condition and the exceptions to the events and other effects that would constitute a material adverse effect on Lyondell;

o
the structure of the transaction as a merger, requiring approval by Lyondell’s shareholders, which would result in detailed public disclosure and a relatively lengthy period of time prior to completion of the merger during which an unsolicited superior proposal could be brought forth, and that, although the merger agreement permits Basell to proceed instead with a tender offer, which might shorten the time period to closing as compared with a merger, the closing of the tender offer could generally not occur sooner than 60 days after the date of the merger agreement and would be conditioned on the tender of at least 90% of the outstanding Lyondell shares;

o
Lyondell’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal, if the board of directors determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to result in a transaction that is more favorable to Lyondell’s shareholders than the merger;

o	Lyondell’s right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee to Basell;

o
the termination fee of $385 million, representing approximately 3.0% of the total equity value (on a fully diluted basis) of the proposed transaction and approximately 2.0% of the total enterprise value of the proposed transaction, payable by Lyondell to Basell under specified circumstances;

o	subject to certain limitations, the obligation of Basell to take all action needed, including the divestiture of assets, to secure non-U.S. antitrust and competitive approvals; and

o	that Lyondell’s shareholders will be entitled to appraisal rights under Delaware law;

•
the likelihood that the merger will be completed in a timely fashion, including the fact that Basell has arranged financing commitments for the transaction from Citigroup, Goldman Sachs and Merrill Lynch such that the board believed that the necessary financing would be obtained by Basell;

•	that Basell has substantial assets and that if the financing were not obtained and the merger did not occur, Lyondell would have recourse against Basell; and

•	based upon the advice of management after consultation with its legal counsel, that the regulatory approvals necessary to consummate the merger could be obtained.

The board of directors also considered a variety of risks and other potentially negative factors concerning the merger. These factors included the following:

•	that, following the merger, Lyondell’s shareholders will cease to participate in any future earnings growth of Lyondell or benefit from any future increase in its value;

•	the conditions to the closing of the merger, including regulatory approvals;

•	that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to Lyondell’s shareholders;

•	the absence of an auction process or other effort to solicit interest from other potential buyers prior to the execution and delivery of the merger agreement;

•
that the merger agreement does not provide for a “go-shop” period that would permit Lyondell to solicit interest from other potential buyers after the execution and delivery of the merger agreement or for a reverse termination fee payable to Lyondell;

•
that Lyondell’s executive officers and directors have interests in the merger that may be different from, or in addition to, those of Lyondell’s shareholders generally (see “—Interests of Lyondell’s Directors and Executive Officers in the Merger”);

•
the risks and costs to Lyondell if the merger is not completed, including the diversion of management and employee attention, potential employee attrition, the potential effect on Lyondell’s business and its relationships with suppliers, customers, joint venture partners and others, and the likely negative effect on the trading price of the common stock;

•
the restrictions on the conduct of Lyondell’s business prior to completion of the merger, requiring Lyondell to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Lyondell from undertaking business opportunities that may arise pending completion of the merger;

•	that there is a risk that, notwithstanding the financing commitments that Basell has obtained, Basell will not be able to obtain all necessary financing to consummate the merger;

•
that, while the merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and as a result, it is possible that the merger might not be completed even if approved by Lyondell’s shareholders;

•
the requirement that, unless the merger agreement is earlier terminated by Lyondell’s board of directors as a result of a receipt of a superior proposal, Lyondell must submit the merger agreement for adoption by Lyondell’s shareholders even if the board withdraws its recommendation of the merger;

•
that, under the terms of the merger agreement, Lyondell must pay to Basell a termination fee if the merger agreement is terminated under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to Lyondell shareholders; and

•	the possible disruption to Lyondell’s business that might result from the announcement of the merger and the resulting distraction of the attention of Lyondell’s management.

Lyondell’s board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.  The foregoing discussion of the information and factors considered by the board of directors is not exhaustive.  In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the proposed transaction and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  The board of directors evaluated the factors described above and reached a consensus that the proposed transaction was advisable to, fair to, and in the best interests of, Lyondell and its shareholders.  In considering the factors described above and any other factors, individual members of the board of directors may have viewed factors differently or given different weights or merits to different factors.

Lyondell’s board of directors believes that the merger is advisable to, fair to, and in the best interests of, holders of Lyondell common stock. Lyondell’s board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement.

Financial Projections

Lyondell does not as a matter of course make public projections as to its future financial performance and believes that forecasts are inherently uncertain, especially those for extended periods of time, due to the unpredictability of the underlying assumptions and estimates.

However, Lyondell provided certain non-public internal financial projections to Deutsche Bank in connection with its fairness opinion.  Similar projections were also provided to Basell and the lenders for Basell’s financing in connection with the due diligence review of Lyondell, but those projections were not used or relied on by Basell in connection with the making of its offer for Lyondell.  Lyondell has included below a summary of the projections provided to Deutsche Bank to give Lyondell’s shareholders access to certain non-public information that was furnished to Deutsche Bank and was considered by it for purposes of evaluating the merger.

Lyondell provided the internal financial projections that are set forth below for use by Deutsche Bank in connection with its fairness opinion, and not with a view toward public disclosure or toward compliance with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Lyondell’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability.

Lyondell based these internal financial projections on numerous estimates, variables and assumptions that are inherently subject to general business, economic, competitive and other uncertainties, all of which are difficult to predict and beyond the control of Lyondell’s management and may not prove to have been, or may no longer be, accurate, and the projections are subjective in many respects. Important factors that may affect actual results and result in the projected results not being achieved include, but are not limited to, the factors referenced under the “Forward-Looking Statements” section of this proxy statement and other risks described in Lyondell’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2006 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Furthermore, the internal financial projections do not necessarily reflect revised prospects for Lyondell’s business, changes in general business or economic conditions, or any other transaction or event that has occurred since the date the projections were prepared or that may occur and that was not anticipated at the time the projections were prepared. Moreover, the projections are not necessarily indicative of future performance, which may be significantly more or less favorable than as contemplated by the projections and accordingly should not be regarded as a representation that they will be achieved. In addition, Lyondell prepared the projections prior to the board’s approval of the merger and, accordingly, the projections do not reflect the effects of the merger and the related financing, which may cause actual results to differ materially. Since the projections were provided to Deutsche Bank, Lyondell has made publicly available the results of operations for the quarter ended June 30, 2007. Shareholders should review Lyondell’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 for this information.

You should not regard the inclusion of the internal financial projections in this proxy statement as an indication that Lyondell or its affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of Lyondell or its affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Lyondell does not intend to make publicly available any update or other revisions to the projections.

None of Lyondell or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of Lyondell compared to the information contained in the projections or that projected results will be achieved. Lyondell has made no representation to any party, in the merger agreement or otherwise, concerning the projections.

Lyondell Projected Financial Information

Unless otherwise stated, the information set forth below relates to Lyondell’s continuing business and excludes amounts related to the inorganic chemicals business, which Lyondell sold on May 15, 2007.

(in millions)	2007	2008	2009	2010	2011
EBITDA(a)
Ethylene, Co-products and Derivatives Segment	$950	$1,150	$800	$600	$600
Propylene Oxide & Related Products Segment	730(b)	657	664	701	676
Refining Segment(c)	1,568(d)	1,700	1,600	1,500	1,300
Total EBITDA(e)	$3,248(f)	$3,507	$3,064	$2,801	$2,576
Depreciation and amortization	$904	$911	$919	$929	$941
Capital expenditures(g)	$521	$434	$409	$341	$285
_________

(a)
EBITDA represents earnings before interest, taxes, depreciation and amortization of long-lived assets.  EBITDA is not a financial measure prepared in accordance with U.S. GAAP and should not be considered as a substitute for net income (loss) or cash flow data prepared in accordance with U.S. GAAP.

(b)
Reflects an adjustment to the segment’s historical EBITDA for the first quarter of 2007 to eliminate $60 million in charges related to commercial disputes associated with the 2005 shutdown of the Lake Charles TDI facility.  Excluding this adjustment, the segment’s projected 2007 EBITDA would have been $670 million.

(c)	In addition to providing EBITDA for 2007 to 2011, management also provided a long-term EBITDA projection of $1.0 billion for the refining segment.

(d)
Reflects an adjustment to the segment’s historical EBITDA for the first half of 2007 to reflect the $170 million negative operational impact of a planned maintenance turnaround at Lyondell’s refinery and a 10-day outage of one of the production units at the refinery.  Excluding this adjustment, the segment’s projected 2007 EBITDA would have been $1,398 million.

(e)	Total EBITDA only includes EBITDA for the ethylene, co-products and derivatives segment, propylene oxide and related products segment and refining segment.

(f)	See notes (b) and (d) above. Excluding these adjustments, the total of segment EBITDA projected for 2007 would have been $3,018 million.

(g)
In addition to the capital expenditures above, cash spending for significant maintenance and repairs incurred as part of turnarounds of major units at manufacturing facilities, significant software development costs, and certain catalyst costs is projected to be $144 million, $117 million, $208 million, $175 million and $175 million for the five years 2007 through 2011 (which includes an immaterial amount attributable to the inorganic chemicals business in the years 2008 through 2011 and $16 million for 2007).  These costs are deferred and amortized over 3 to 10 years.  Such amortization (none of which relates to the inorganic chemicals business) is included in the depreciation and amortization above.

Opinion of Lyondell’s Financial Advisor

Deutsche Bank Securities Inc. has acted as exclusive financial advisor to Lyondell in connection with the merger.  At the July 16, 2007 meeting of the Lyondell board of directors, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing to the Lyondell board of directors, to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to the holders of Lyondell common stock.

The full text of Deutsche Bank's written opinion, dated July 16, 2007 (the "Deutsche Bank Opinion"), which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Appendix B to this proxy statement.  Lyondell shareholders are urged to read the Deutsche Bank Opinion in its entirety.  The summary of the Deutsche Bank Opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Deutsche Bank Opinion.

In connection with Deutsche Bank’s role as financial advisor to Lyondell, and in arriving at its opinion, Deutsche Bank has, among other things, reviewed certain publicly available financial information and other information concerning Lyondell and certain internal analyses and other information furnished to it by Lyondell.  Deutsche Bank has also held discussions with members of the senior management of Lyondell regarding the businesses and prospects of Lyondell.  In addition, Deutsche Bank has (1) reviewed the reported prices and trading activity for Lyondell common stock, (2) compared certain financial and stock market information for Lyondell with similar information for certain selected companies whose securities are publicly traded, (3) reviewed the financial terms of certain selected recent business combinations which it deemed comparable in whole or in part, (4) reviewed the terms of the merger agreement, dated July 16, 2007, and certain related documents, including the Commitment Letter, dated July 16, 2007, between Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated, and Merrill Lynch Capital Corporation, and (5) performed such other studies and analyses and considered such other factors as it deemed appropriate.

In preparing its opinion, Deutsche Bank did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Lyondell, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion.  Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information.  Deutsche Bank did not conduct a physical inspection of any of the properties or assets of Lyondell, and did not prepare or obtain any independent evaluation or appraisal of any of these assets or of any of the liabilities of Lyondell.  With respect to the financial forecasts and projections made available to Deutsche Bank by management and used in its analysis (see “−Financial Projections” above), Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Lyondell as to the matters covered thereby.  In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based.  The Deutsche Bank Opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of such opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis, the representations and warranties of Lyondell, Basell and Merger Sub contained in the merger agreement are true and correct, that Lyondell, Basell and Merger Sub will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligation of each of Lyondell, Basell and Merger Sub to consummate the merger will be satisfied without any waiver thereof.  Deutsche Bank also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of Lyondell, Basell and Merger Sub is a party or subject or by which any of them is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Lyondell, Basell or Merger Sub or materially reduce the contemplated benefits of the merger.

In connection with Deutsche Bank’s role as financial advisor to Lyondell and in arriving at its opinion, Deutsche Bank was not authorized to solicit, and did not solicit, interest from any other person with respect to the acquisition of Lyondell or any of its assets, nor did Deutsche Bank have discussions or negotiate with any other person in connection with the merger.

In rendering its opinion to the Lyondell board, Deutsche Bank performed a variety of financial and comparative analyses including those described below.  This summary of Deutsche Bank’s analyses is not a complete description of the analyses underlying Deutsche Bank’s opinion.  The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, a fairness opinion is not readily susceptible to a summary description.  Deutsche Bank believes that all of its analyses and judgments are important foundation components of its opinion.  Nevertheless, set forth below is a brief summary of certain of the financial analyses that were performed by Deutsche Bank in connection with its opinion and that were reviewed with the Lyondell board of directors at its meeting on July 16, 2007.

General Financial Observations

Deutsche Bank advised the Lyondell board that recent trading prices of the common stock are an important element in certain of the financial analyses performed by it.  Deutsche Bank further explained that, because an affiliate of Basell filed a Schedule 13D on May 11, 2007, announcing that it had acquired beneficial ownership of 8.3% of Lyondell’s stock and that it might be considering an acquisition transaction and because the price of the common stock generally had increased since that date, Deutsche Bank believes that it is appropriate to consider the merger consideration in comparison to the common stock price both just prior to the announcement of the merger and just prior to the filing of the Schedule 13D by a Basell affiliate.

In certain of its financial analyses Deutsche Bank determined the implied value of the Lyondell common stock by reference to financial projections for Lyondell.  Deutsche Bank relied on the management projections dated July 13, 2007 which are referred to herein as the “Management” case.  See “−Financial Projections” above.  Management explained to Deutsche Bank that the Management case projections were based on Lyondell’s December 2006 long range plan (“LRP”) and then were subsequently adjusted based on the macro economic outlook and current market environment for each business segment in May and July 2007.  Management further explained that the LRP represented Lyondell’s detailed bottoms up full financial forecast.

Deutsche Bank advised the Lyondell board that the Management case is more positive with respect to future performance of Lyondell than the consensus equity analyst view, which is referred to herein as the “Street” case.  Deutsche Bank explained to the board that the Street case projections are based on consensus estimates for 2007, 2008 and 2009, as reported by the Institutional Brokers Estimate System ("IBES"), with revenue and EBITDA segment allocations based on available equity research and that those projections had been extended to cover the years 2010 and 2011.  Deutsche Bank further explained that IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors and that Deutsche Bank expressed no view as to the reasonableness of the estimates, forecasts and projections made by IBES or the assumptions upon which they are based.

In view of the differences between Management’s projections and the Street case projections, Deutsche Bank informed the board that, with respect to certain of its financial analyses, Deutsche Bank had evaluated the merger consideration using both the Management case and the Street case.

Historical Stock Performance Analysis

Deutsche Bank reviewed and analyzed recent and historical market prices and trading volume for Lyondell common stock and compared such market prices to certain stock market and industry indices.  Deutsche Bank evaluated the merger consideration in comparison to the market price for the common stock on July 13, 2007, the last trading day prior to delivery of its opinion; May 10, 2007, the day before the filing of the Schedule 13D by a Basell affiliate; the volume weighted average trading price of the common stock during the 30 calendar day period ended July 13, 2007; the volume weighted average trading price of the common stock during the 365 calendar day period ended July 13, 2007; and the all time high trading price for the common stock.  The results of Deutsche Bank’s analysis are set forth below:

Premium to	Price	Premium
As of 07/13/2007	$41.16	16.6%
As of 05/10/2007 (prior to 13D filing)	$33.07	45.1%
30 day VWAP (calendar days)	$38.29	25.4%
1 year VWAP (calendar days)	$30.61	56.8%
All time high (07/13/2007 intraday)	$41.30	16.2%

Deutsche Bank also informed the Lyondell board that price target reports for the common stock had been published by Wall Street equity analysts at various points in time between April 18, 2007 and July 12, 2007 and that these reports specified target prices for the common stock ranging from $32 per share to $44 per share.

Analysis of Selected Publicly Traded Companies

Deutsche Bank compared certain financial information and commonly used valuation measurements for Lyondell’s two principal lines of business, commodity chemicals (including ethylene and propylene oxide) and refining, to corresponding information and measurements for selected other publicly traded companies engaged in the same lines of business.  Specifically, Deutsche Bank compared Lyondell’s commodity chemicals information with that of Celanese Corporation, Dow Chemical Company, Nova Chemicals Corporation and Westlake Chemical Company (collectively, the "Selected Commodity Chemical Companies") and compared Lyondell’s refining information with that of Holly Corporation, Frontier Oil Corporation, Sunoco Inc., Valero Energy Corporation and Tesoro Corporation (collectively, the "Selected Refinery Companies" and, collectively with the Selected Commodity Chemical Companies, the “Selected Companies”).  The financial information and valuation measurements of the Selected Companies analyzed by Deutsche Bank included, among other things, their respective: (1) common equity market valuations (“Equity Value”); (2) operating performance; (3) ratios of common equity market value as adjusted for debt and cash ("Enterprise Value") to revenues and earnings before interest expense, income taxes and depreciation and amortization ("EBITDA"); and (4) ratios of common equity market prices per share ("Share Price") to earnings per share ("EPS").

To calculate the trading multiples for the Selected Companies, Deutsche Bank used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by IBES.  Based on this analysis and its business judgment, Deutsche Bank selected a range of 6.0X to 7.0X 2007 commodity chemicals EBITDA based on the Selected Commodity Chemical Companies and 5.0X to 6.5X 2007 refining EBITDA based on Selected Refining Companies.

        After determining these ranges of multiples, Deutsche Bank calculated an implied per share valuation range for Lyondell by multiplying the estimated 2007 EBITDA figures set forth in the Management case and those set forth in the Street case by these ranges, applying in each case the multiples for the Selected Commodity Chemical Companies to estimated EBITDA from Lyondell’s chemical division and the multiples for the Selected Refining Companies to estimated EBITDA from Lyondell’s refining division.  Based on this analysis, Deutsche Bank derived an implied per share range of values for Lyondell of approximately $43.50 to $58.50 based on estimated 2007 EBITDA as set forth in the Management case and $38.50 to $51.75 based on estimated 2007 EBITDA as set forth in the Street case.

None of the Selected Companies is identical to Lyondell.  Accordingly, Deutsche Bank believes the analysis of publicly traded comparable companies is not simply mathematical.  Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies.

Analysis of Selected Precedent Transactions

Deutsche Bank reviewed the financial terms, to the extent publicly available, of nine proposed, pending or completed mergers and acquisition transactions since 1998 involving companies in the commodity chemicals industry (the "Selected Commodity Chemical Transactions") and nine proposed, pending or completed mergers and acquisition transactions since 2005 involving companies in the refinery industry (the "Selected Refinery Transactions" and, with the Selected Commodity Chemical Transactions, the “Selected Transactions”).

The Selected Commodity Chemical Transactions reviewed were:

Target	Aquiror	Announcement Date
Hunstman Corp’s US Base/Polymers	Koch Industries	2/15/2007
Huntsman Corp’s European Base/Polymers	Saudi Basic Industries Corporation	9/27/2006
Innovene Inc.	Ineos Enterprises Limited	10/7/2005
Basell	Access Industries	5/5/2005
Millennium Chemicals Inc.	Lyondell Chemical Company	3/28/2004
DSM Petrochemicals	Saudi Basic Industries Corporation	4/3/2002
Equistar Chemicals, LP (29.5% stake)	Lyondell Chemical Company	1/31/2002
Union Carbide Corporation	Dow Chemical Company	8/4/1999
Arco Chemical Company	Lyondell Chemical Company	6/18/1998

The Selected Refinery Transactions reviewed were:

Target	Aquiror	Announcement Date
Valero Energy Corporation (Lima refinery)	Husky Energy Inc.	5/2/2007
Shell Oil Products US (Wilmington refinery)	Tesoro Corporation	1/29/2007
Giant Industries Inc.	Western Refining Inc.	8/28/2006
Vitol Refinery Group B.V. (North Atlantic Refinery Limited)	Harvest Energy Trust	8/23/2006
CITGO Petroleum Corporation - 41.25% stake in LCR	Lyondell Chemical Company	8/16/2006
Paramount Petroleum Corporation	Alon USA Energy Inc.	5/1/2006
Coffeyville Resources LLC (Pegasus Capital Advisors)	Kelso & Co. / Goldman Sachs & Co.	7/12/2005
Ashland Inc.	Marathon Oil Corporation	4/28/2005
Premcor Inc.	Valero Energy Corporation	4/25/2005

Deutsche Bank calculated various financial multiples based on certain publicly available information for each of the Selected Transactions and compared them to corresponding financial multiples for the merger, based on the merger consideration.  Specifically, Deutsche Bank calculated enterprise values as a multiple of last twelve months EBITDA for both the Selected Commodity Chemical Transactions and the Selected Refinery Transactions.  With respect to the Selected Refinery Transactions, Deutsche Bank selected a range of multiples from 4.0X to 6.0X.

With respect to the Selected Commodity Chemical Transactions, Deutsche Bank informed the board that commodity chemical company valuation levels are volatile and are dependent on the stage of the chemicals cycle and market at the time a transaction is announced.  Consequently, Deutsche Bank advised that, in its view, it is most appropriate for the board to focus its attention on the three most recent Selected Commodity Chemical Transactions as the basis of its comparison in this line of business   Applying this focus, Deutsche Bank selected a range of comparable transaction multiples for the Selected Commodity Chemical Transactions as 5.0X to 6.0X.  Deutsche Bank explained that alternatively, it would be appropriate, with respect to these transactions to calculate the multiple of Enterprise Value to an average EBITDA over a longer period of time rather than simply using the trailing 12 months preceding the announcement of the transaction.  Accordingly, Deutsche Bank calculated a cycle average EBITDA for the Selected Commodity Chemical Companies by computing the average EBITDA for the ten years, or maximum of publicly available information, preceding the date of the announcement of the transactions.  Applying this cycle average methodology, Deutsche Bank selected a range of multiples for the Selected Commodity Chemical Transactions from 7.5X to 8.5X.

After determining these ranges of multiples, Deutsche Bank derived an implied per share valuation range for Lyondell by applying selected multiple ranges to the trailing 12 month EBITDA contributed by Lyondell’s commodity chemical and refining divisions, respectively.  With respect to Lyondell’s commodity chemical division, Deutsche Bank applied two different sets of multiples, one derived from the three most recent Selected Commodity Chemical Transactions and one derived from the application of the cycle average methodology.  The multiples selected based on the three most recent Selected Commodity Chemical Transactions were 5.0X to 6.0X and the multiples selected based on the cycle average methodology were 7.5X to 8.5X.  With respect to Lyondell’s refining division, Deutsche Bank applied a range of 4.0X to 6.0X based on the Selected Refinery Transactions.  Based on this comparable transaction analysis (and in the case of the commodity chemical division, using the multiples derived from the three most recent Selected Commodity Chemical Transactions), Deutsche Bank derived an implied per share range of values for Lyondell of approximately $29.50 to $46.00.

All multiples for the Selected Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions at the time the Selected Transactions were consummated.

Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Lyondell and the companies involved in the Selected Transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical.  Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and Lyondell.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis for Lyondell based on both the Management case projections and Street case projections.  Deutsche Bank calculated the discounted cash flow values for Lyondell as the sum of the net present values of (1) the estimated future cash flow that Lyondell will generate for the time period from July 1, 2007, through December 31, 2011, plus (2) the value of Lyondell at the end of such period (the “terminal value”).  The terminal values of Lyondell were calculated (1) for the commodity chemical division, based on the projected 2007 to 2011 cycle average EBITDA using both the Management and Street cases and applying multiples ranging from 7.5X to 8.5X and (2) for the refining division, based on a terminal value provided by Management based on their long-term outlook, the projected 2011 EBITDA under the Street case projection and a range of multiples of 5.0X to 6.0X.  Deutsche Bank used discount rates ranging from 9.5% to 11.5%.  Deutsche Bank used such discount rates based on its judgment of the estimated weighted average cost of capital of the Selected Companies, and used such multiples based on its review of the trading characteristics of the common stock of the Selected Companies.  This analysis indicated a range of values of approximately $37.00 to $47.00 per share for the Management case and $30.00 to $39.00 per share for the Street case.

Leveraged Buyout Analysis

Deutsche Bank also analyzed Lyondell from the perspective of a potential financial buyer that would effect a leveraged buyout of Lyondell.  Deutsche Bank preformed the analysis based on both the Management case projections and Street case projections.  For purposes of the Management case, the analysis was performed assuming a range of required rates of return to the equity sponsor of 20% to 25%, a range of total pro forma leverage from 4.25X to 4.75X and EBITDA exit multiples of (1) 8.0X for the commodity chemicals division, based on the projected 2007 to 2011 cycle average EBITDA, and (2) 5.5X for the refining division, based on the projected 2011 EBITDA.  For purposes of the Street case, the analysis was performed assuming a range of required rates of return to the equity sponsor of 20% to 25%, a range of minimum sponsor equity contributions from 20% to 25% and EBITDA exit multiples of (1) 8.0X for the commodity chemicals division, based on the projected 2007 to 2011 cycle average EBITDA, and (2) 5.5X for the refining division, based on the projected 2011 EBITDA.  The analysis yielded a range of per share implied values for Lyondell of approximately $44.75 to $51.50 for the Management case and $32.25 to $38.50 for the Street case.

Additional Deutsche Bank Analysis

The financial information upon which Deutsche Bank relied in preparing its opinion included estimates and projections with respect to Lyondell’s capital expenditures.  The estimates and projections used by Deutsche Bank included expenditures with respect to Lyondell’s Inorganic Chemicals business, a business that Lyondell sold in May of 2007.  The discounted cash flow analysis and the leveraged buyout analysis performed by Deutsche Bank take into account the projected capital expenditures of Lyondell.  Had Deutsche Bank eliminated from its discounted cash flow analysis the capital expenditures associated with the Inorganic Chemicals business, the range of values for the Lyondell shares under the Management case would have been $37.75 to $48.00 per share instead of $37.00 to $47.00 per share.  Had Deutsche Bank eliminated the capital expenditures associated with the Inorganic Chemicals business, the range of values resulting from the leveraged buyout analysis under the Management case would have been $45.00 to $52.00 instead of $44.75 to $51.50.  Deutsche Bank has confirmed to Lyondell that the exclusion of the capital expenditures relating to the Inorganic Chemicals business would not have changed its conclusion that the merger consideration was fair, from a financial point of view, to the holders of the Lyondell common stock.

Deutsche Bank Engagement

    The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Lyondell board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion.  The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.  Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion.  In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods.  The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Lyondell board of directors as to the fairness, from a financial point of view, to the holders of Lyondell common stock of the merger consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.  In connection with its analyses, Deutsche Bank made, and was provided by Lyondell management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Lyondell’s control.  Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses.  Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Lyondell or their respective advisors, neither Lyondell nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger were determined through negotiations between Lyondell and Basell and were approved by the Lyondell board of directors.  Although Deutsche Bank provided advice to Lyondell during the course of these negotiations, the decision to enter into the merger was solely that of the Lyondell board of directors.  As described above, the opinion and presentation of Deutsche Bank to the Lyondell board of directors were only one of a number of factors taken into consideration by the Lyondell board of directors in making its determination to approve the merger.  Deutsche Bank’s opinion was provided to the Lyondell board of directors to assist it in connection with its consideration of the merger and does not constitute a recommendation to any holder of Lyondell common stock as to how to vote with respect to the merger.

Lyondell selected Deutsche Bank as exclusive financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions.  Lyondell retained Deutsche Bank pursuant to a letter agreement dated July 14, 2007 (the "Engagement Letter").  Lyondell agreed to pay Deutsche Bank a cash fee of $10 million at the time of an announcement of a definitive agreement pursuant to which greater than 50% of all voting power of Lyondell would be transferred and a cash fee of $25 million upon consummation of such a transaction.  Lyondell also agreed that, if the price per share paid in such a transaction were to exceed $48.00, Lyondell would pay Deutsche Bank, upon consummation of the transaction, an additional fee equal to 1.5% of the product of 265.5 million (the approximate number of fully diluted shares of Lyondell at July 14, 2007) multiplied by the amount by which such per share price exceeds $48.00.  As provided under the engagement letter, Lyondell paid $10 million to Deutsche Bank after July 17, 2007, when the proposed merger was announced, and an additional payment of $25 million to Deutsche Bank is contingent upon consummation of the proposed merger.  Regardless of whether the merger is consummated, Lyondell has agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank's reasonable travel and other out-of-pocket expenses incurred in connection with the merger or otherwise arising out of the retention of Deutsche Bank under the Engagement Letter.  Lyondell has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws arising out of its engagement or the merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions.  Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”).  One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Lyondell and Basell or their affiliates for which it has received compensation, including participating in Lyondell’s credit facility and acting as joint bookrunner on Lyondell’s high yield bond offering in June 2007 as well as assisting Basell with various corporate financing transactions, advisory assignments and acting as lead arranger of Basell’s €1.7 billion term loan in June 2007.  In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Lyondell and Basell for their own accounts and for the accounts of their customers.  Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Effects of the Merger

Conversion of Outstanding Lyondell Shares and Cancellation of Stock Options and Other Equity-Based Compensation

If the merger agreement is approved by Lyondell’s shareholders and the other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into Lyondell, with Lyondell continuing as the surviving corporation in the merger. Upon the completion of the merger, each issued and outstanding share of Lyondell common stock, other than shares held by Lyondell, Basell, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares held by shareholders who validly perfect their appraisal rights under Delaware law, will be converted into the right to receive the $48.00 merger consideration, without interest and less any applicable withholding tax. Lyondell’s shareholders will be required to surrender their shares upon the completion of the merger in exchange for a cash payment equal to the merger consideration.  If all eligible shares of common stock outstanding are converted, as of July 16, 2007 the total merger consideration expected to be paid for those shares is approximately $12.2 billion.

In the case of a substantial majority of the equity-based compensation awards referenced below, the occurrence of the merger itself triggers the vesting of the award and associated payments.  However, in the case of some awards, the approval of the merger by shareholders triggers the vesting of the award and the related payments for those awards are in some instances based on the market price of the Lyondell common stock on the date of shareholder approval or on the average price over a specified range of dates prior thereto.  For purposes of all the amounts set forth below, the $48.00 per share merger consideration is assumed, which may differ from the market price of the stock on or prior to or on the date of shareholder approval.

The Lyondell common stock to be converted in connection with the merger includes up to 259,127 shares of outstanding unvested restricted stock. In general, immediately prior to the effective time of the merger, these shares of restricted stock will become fully vested and will be converted in the merger into the right to receive $48.00 times the number of shares of restricted stock, on the same basis as the other shares of outstanding common stock. Awards of associated cash payments related to the vesting of those shares of restricted stock generally will also be converted in the merger into the right to receive $48.00 times the number of shares of restricted stock.  As of July 16, 2007 the total amount expected to be paid in respect of restricted stock and associated matching cash, based on the $48.00 merger consideration, is approximately $24.7 million.

Upon completion of the merger, options to acquire shares of Lyondell common stock that are outstanding immediately prior to the effective time of the merger under Lyondell’s incentive plans, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to $48.00 times the number of shares subject to each option, less the aggregate exercise price of the option. As of July 16, 2007, the total amount expected to be paid in respect of options is approximately $115.1 million.

Upon completion of the merger, phantom options that are outstanding immediately prior to the effective time of the merger under Lyondell’s incentive plans, vested or unvested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each phantom option holder will receive a payment equal to $48.00 times the number of shares of phantom options, less the aggregate exercise price of the phantom option. As of July 16, 2007, the total amount expected to be paid in respect of phantom options is approximately $51.6 million.

Upon completion of the merger, shares of phantom restricted stock that are outstanding immediately prior to the effective time of the merger will become fully vested and will be converted in the merger into the right to receive $48.00 times the number of shares of phantom restricted stock. In addition, awards of associated cash payments related to the vesting of those phantom restricted stock will also be converted in the merger into the right to receive $48.00 times the number of shares of phantom restricted stock.  As of July 16, 2007, the total amount expected to be paid in respect of phantom restricted stock and associated matching cash is approximately $25.8 million.

Upon completion of the merger, performance units that are outstanding immediately prior to the effective time of the merger generally will become fully vested at 100% of the target performance level and will be converted in the merger into the right to receive $48.00 times the number of performance units. As of July 16, 2007 and based on the $48.00 per share merger consideration, the total estimated amount expected to be paid for performance units in connection with the merger is approximately $117.0 million.

Upon completion of the merger, the balance accrued as deferred stock units immediately prior to the effective time of the merger under the deferred compensation plan for non-employee directors will be paid out in lump sum.  The deferred stock units will be paid based on the closing price of Lyondell’s common stock on the last trading day of the month preceding the effective time of the merger.  As of July 16, 2007 and based on the $48.00 per share merger consideration, the total estimated amount expected to be paid in respect of deferred stock units is approximately $3.1 million.

See “−Interests of Lyondell’s Directors and Executive Officers in the Merger” below for a description of the portion of these payments that will be made to Lyondell’s directors and executive officers in connection with the merger.

Effect on Listing; Registration and Status of Lyondell Common Stock

Lyondell common stock is registered as a class of equity securities under the Securities Exchange Act of 1934, as amended, and is quoted on the New York Stock Exchange under the symbol “LYO.” As a result of the merger, Lyondell will be a privately held company, with no public market for its common stock. After the merger, Lyondell common stock will cease to be quoted on the New York Stock Exchange, and price quotations with respect to sales of shares of Lyondell common stock in the public market will no longer be available. In addition, registration of Lyondell common stock under the Exchange Act will be terminated. This termination and the delisting of Lyondell’s common stock from the New York Stock Exchange will make certain provisions of the Exchange Act, such as the short-swing recovery provisions of Section 16(b) and the requirement to furnish a proxy or an information statement in connection with a shareholders’ meeting, the liability provisions of the Exchange Act and the corporate governance requirements under New York Stock Exchange rules and regulations, no longer applicable to Lyondell as a stand-alone company.  In addition, unless Lyondell continues to have publicly traded debt securities after the completion of the merger, the provisions of the Sarbanes-Oxley Act of 2002, such as the requirement that certain executive officers of Lyondell certify the accuracy of Lyondell’s financial statements and that annual reports contain management’s report on the effectiveness of Lyondell’s internal controls, will no longer apply to Lyondell as a stand-alone company and Lyondell will no longer be required to file periodic reports with the SEC.

Interests of Lyondell’s Directors and Executive Officers in the Merger

In considering the recommendation of Lyondell’s board of directors, you should be aware that Lyondell’s directors and executive officers have interests in the merger that may be different from, or are in addition to, your interests as a shareholder. The board of directors was aware of these actual and potential conflicts of interest and considered them along with other matters when they determined to recommend the merger.

Beneficial Ownership

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, ______ shares of our common stock, representing approximately ___% of all outstanding Lyondell shares. These numbers do not give effect to outstanding stock options, which are not entitled to vote at the special meeting.

Change in Control Arrangements

Upon the completion of the merger, a change in control will have occurred for purposes of change in control arrangements and various benefit and incentive plans in which Lyondell’s executive officers and directors are participants.  In addition, in the case of some awards, the approval of the merger by shareholders will constitute a change in control.  A change in control results in the triggering, accelerating or vesting of certain rights under those plans and arrangements.  For purposes of all the amounts set forth below, the $48.00 per share merger consideration is assumed.  In the case of awards as to which the approval of the merger by shareholders constitutes a change in control, the related payment in some cases is based on the market price of the Lyondell common stock on the date of shareholder approval or on the average price over a specified range of dates prior thereto, which may differ from the merger consideration.  The effects of the change in control described for each of the following arrangements will occur regardless of whether there is a termination of employment which would entitle an executive officer to benefits under the Executive Severance Pay Plan.  The provisions of the Executive Severance Pay Plan are described below under “−Executive Severance Pay Plan.”

Lyondell Stock Options.  Upon completion of the merger, options to acquire shares of Lyondell common stock that are outstanding under Lyondell’s incentive plans immediately prior to the effective time of the merger, whether or not vested, will be cancelled as of the effective time of the merger in exchange for a cash payment. Pursuant to the merger agreement, each option holder will receive a payment equal to $48.00 times the number of shares subject to each option, less the aggregate exercise price of the option. Payments made in respect of options will be subject to applicable withholding taxes.

The table below sets forth, as of July 16, 2007, for each of Lyondell’s directors and executive officers:

•	the number of those shares of Lyondell common stock subject to vested options, the weighted average exercise price of those vested options and the value of those vested options,

•	the number of options that will vest upon a change in control, the weighted average exercise price of those unvested options and the value of those unvested options, and

•
the aggregate number of shares subject to vested options and options that will vest as a result of a change in control, the weighted average exercise price of those options and the aggregate value of all vested options and options that will vest as a result of a change in control.

Name	Number of Shares Underlying Vested Options	Weighted Average Exercise Price of Vested Options($)	Value of Vested Options(a)($)	Number of Shares Underlying UnvestedOptions	Weighted Average Exercise Price of Unvested Options ($)	Value of Unvested Options (a)($)	Aggregate Shares Subject to Options	Weighted Average Exercise Price of Vested and Unvested Options ($)	Value of Vested and Unvested Options (a)($)
Executive Officers
Dan F. Smith	1,130,923	16.16	36,012,150	457,421	29.10	8,644,121	1,588,344	19.89	44,656,271
Morris Gelb	—	—	—	180,458	29.07	3,415,209	180,458	29.07	3,415,209
T. Kevin DeNicola	265,955	16.71	8,321,740	107,166	29.10	2,025,428	373,121	20.27	10,347,168
Edward J. Dineen	71,785	22.15	1,855,947	88,242	29.07	1,670,324	160,027	25.96	3,526,271
Kerry A. Galvin	102,639	18.46	3,031,465	77,010	29.08	1,457,022	179,649	23.02	4,488,487
John A. Hollinshead	156,103	16.10	4,979,931	50,055	29.11	945,686	206,158	19.26	5,925,617
James W. Bayer	40,448	22.16	1,045,043	49,524	29.08	936,776	89,972	25.97	1,981,819
W. Norman Phillips	18,759	26.95	394,943	45,120	29.07	854,131	63,879	28.45	1,249,074
C. Bart de Jong	66,854	19.94	1,875,994	45,282	28.98	861,416	112,136	23.59	2,737,410

Directors
Carol A. Anderson	5,000	16.25	158,750	—	—	—	5,000	16.25	158,750
Travis Engen	15,000	14.32	505,188	—	—	—	15,000	14.32	505,188
Dr. William R. Spivey	15,000	14.32	505,188	—	—	—	15,000	14.32	505,188
___________
(a)
The value (without regard to deductions for income taxes) is calculated by multiplying (1) the excess of $48.00 over the per share exercise price of the option by (2) the number of shares subject to the options.

Lyondell Restricted Stock.  Executive officers and directors have awards of (1) restricted stock and (2) an associated cash payment which tracks the market value of Lyondell’s common stock. The associated cash payment is made when and if the shares of restricted stock vest.  Upon a change in control, the restrictions on these outstanding awards held by executive officers and directors will lapse. Pursuant to the terms of the merger agreement, each award of associated cash payments generally will be converted into the right to receive a payment equal to $48.00 times the number of shares of restricted stock associated with the cash payment award. Payments made in respect of awards of associated cash payments, as well as restricted stock, will be subject to applicable withholding taxes. The table below sets forth, as of July 16, 2007 and based on the $48.00 per share merger consideration, for each of Lyondell’s executive officers and directors:

•	the number of shares of restricted stock held that will vest as a result of a change in control, and the estimated value of such restricted stock that will vest,

•
the notional number of shares represented by the associated cash payment award that will vest as a result of a change in control, and the estimated total cash payment with respect to the vesting of each award of associated cash payment, and

•	the total value of the restricted stock and cash payment that will vest as a result of a change in control.

	Restricted Stock that Vests as a Result of a Change in Control		Associated Cash Payments with Respect to Vesting of the Restricted Stock		Total Value ($)
Name	Shares	Value ($)	Shares	Value ($)
Executive Officers
Dan F. Smith	63,110	3,029,280	63,110	3,029,280	6,058,560
Morris Gelb	24,986	1,199,328	24,986	1,199,328	2,398,656
T. Kevin DeNicola	14,803	710,544	14,803	710,544	1,421,088
Edward J. Dineen	12,203	585,744	12,203	585,744	1,171,488
Kerry A. Galvin	10,649	511,152	10,649	511,152	1,022,304
John A. Hollinshead	6,916	331,968	6,916	331,968	663,936
James W. Bayer	6,851	328,848	6,851	328,848	657,696
W. Norman Phillips	6,251	300,048	6,251	300,048	600,096
C. Bart de Jong	6,272	301,056	6,272	301,056	602,112

Directors
Carol A. Anderson	9,436	452,928	9,436	452,928	905,856
Susan K. Carter	1,955	93,840	1,955	93,840	187,680
Stephen I. Chazen	9,436	452,928	9,436	452,928	950,856
Travis Engen	12,537	601,776	9,436	452,928	1,054,704
Paul S. Halata	3,704	177,792	3,704	177,792	355,584
Danny W. Huff	8,186	392,928	8,186	392,928	785,856
David J. Lesar	9,436	452,928	9,436	452,928	905,856
David J.P. Meachin	5,497	263,856	5,497	263,856	527,712
Daniel J. Murphy	3,704	177,792	3,704	177,792	355,584
Dr. William R. Spivey	9,436	452,928	9,436	452,928	905,856

Performance Units.  Upon a change in control, all outstanding performance units will be paid out at 100% of the target performance level.  Pursuant to the terms of the merger agreement, each holder of a performance unit generally will receive a payment equal to $48.00 times the number of performance units.  In addition, if the shareholders do not approve the merger prior to December 31, 2007, performance units granted in 2005 will pay out in accordance with their terms and the payout may be more than the target performance level.  Payments made in respect of performance units will be subject to applicable withholding taxes. The table below sets forth, as of July 16, 2007, for each of Lyondell’s executive officers (for purposes of this proxy statement, amounts for the 2005 awards also are based on the $48.00 per share merger consideration):

•	the number of performance units held that will be payable as a result of a change in control, and

•	the estimated total cash payment with respect to those performance units.

	Performance Units Payable as a Result of Merger
Name	Units	Value ($)
Dan F. Smith	362,143	17,382,864
Morris Gelb	146,481	7,031,088
T. Kevin DeNicola	85,553	4,106,544
Edward J. Dineen	70,986	3,407,328
Kerry A. Galvin	61,888	2,970,624
John A. Hollinshead	40,067	1,923,216
James W. Bayer	39,925	1,916,400
W. Norman Phillips	36,792	1,766,016
C. Bart de Jong	36,714	1,762,272

        Executive Deferral Plan.  Upon completion of the merger, the full amount of contributions and earnings accrued or credited to each executive officer on the date immediately before the completion of the merger will be distributed in a lump sum form. Payments made will be subject to applicable withholding taxes. The following table quantifies, as of July 16, 2007 for each executive officer, the estimated benefit payable following the merger:

Name	Value under Deferral Plan ($)
Dan F. Smith	545,932
Morris Gelb	5,108,939
T. Kevin DeNicola	456,861
Edward J. Dineen	861,757
Kerry A. Galvin	431,692
John A. Hollinshead	2,827,862
James W. Bayer	278,463
W. Norman Phillips	469,192
C. Bart de Jong	991,868

Supplemental Executive Retirement Plan.  Upon the completion of the merger, an amount will be paid out to each executive officer as soon as administratively possible.  The SERP benefit is calculated in the benefit form available to the participant under the qualified retirement plan (lump sum or monthly annuity), is actuarially reduced based on the participant’s current age, and paid as a single payment. Payments made will be subject to applicable withholding taxes. The following table quantifies, as of July 16, 2007 for each executive officer, the estimated benefit payable following the merger:

Name	Value of SERP Benefit ($)
Dan F. Smith	15,716,441
Morris Gelb	6,977,736
T. Kevin DeNicola	970,295
Edward J. Dineen	1,375,464
Kerry A. Galvin	628,240
John A. Hollinshead	1,884,585
James W. Bayer	810,914
W. Norman Phillips	635,872
C. Bart de Jong	152,595

Elective Deferral Plan for Non-Employee Directors.Under the Elective Deferral Plan for Non-Employee Directors, non-employee directors currently may elect to have all or a portion of their annual cash retainer deferred as either cash or deferred stock units. Deferred stock units track the market value of Lyondell’s stock and are paid in cash. Upon completion of the merger, the full amount of contributions and earnings accrued or credited to each non-employee director (either as cash amounts or as deferred stock units) immediately prior to the effective time of the merger will be distributed in a lump sum form. The value of the deferred stock units will be based on the closing price of Lyondell’s common stock on the last trading day of the month preceding the effective time of the merger. The table below sets forth, as of July 16, 2007, for each of Lyondell’s non-employee directors:

•	the number of deferred stock units for which payment will be made in connection with the merger,

•	the total estimated cash payment for deferred stock units, based on the $48.00 merger consideration,

•	the value of the cash amounts deferred, and

•	the aggregate value of the deferred stock units and deferred cash.

Name	Deferred Stock Units that Vest as a Result of the Merger		Value of Cash Amounts Deferred ($)	Total Value under Deferral Plan ($)
	Units	Value ($)
Carol A. Anderson	30,010	1,440,480	—	1,440,480
Susan K. Carter	—	—	44,877	44,877
Stephen I. Chazen	1,209	58,032	—	58,032
Travis Engen	—	—	2,178,797	2,178,797
Danny W. Huff	—	—	215,080	215,080
David J. Lesar	17,989	863,472	686,118	1,549,590
Dr. William R. Spivey	15,192	729,216	222,282	951,498

In addition, upon completion of the merger, Stephen F. Hinchliffe, Jr., who retired from the board of directors on May 4, 2006 and who has been receiving monthly benefit payments under this deferral plan for non-employee directors since June 2006, will receive a lump sum payment for his remaining benefits under the plan, estimated to be approximately $1.3 million.

Discontinued Retirement Plan for Non-Employee Directors. In October 1998, the board of directors amended and restated the Retirement Plan for Non-Employee Directors to close the plan to new directors. With the exception of Dr. Butler, there are no members of the board of directors since the beginning of the last fiscal year who continued to accrue benefits under the discontinued Directors’ Retirement Plan. Upon completion of the merger, Dr. Butler, who retired on May 3, 2007 and who has been receiving monthly benefit payments under the plan since June 2007, will receive an actuarial equivalent of his lump sum payment for his remaining benefits under the plan, estimated to be approximately $315,000.

Executive Severance Pay Plan.  In the case of a termination after a change in control, Lyondell’s executive officers would be covered by Lyondell’s Executive Severance Pay Plan, or ESPP, which provides severance benefits to compensate for the loss of employment.  If, within two years after a change in control, an executive officer covered under the ESPP is terminated without cause or terminates his or her employment for good reason, the executive officer is entitled to receive the following from Lyondell:

•	a payment equal to three times annual earnings (base salary and target annual cash bonus award amount),

•	automatic vesting of SERP and retirement benefits,

•
if the executive officer is less than age 55 or has less than 10 years of service at employment termination, SERP and Retirement Plan benefits will be calculated as if the participant had terminated at age 55 with 10 or more years of service, further reduced to current age using the actuarial equivalence factors in accordance with the Retirement Plan, and the value will be paid from the SERP,

•	continuation of welfare benefit coverages for 24 months after termination,

•	retiree coverage provided under the executive medical plan, regardless of age and service at termination,

•	up to $40,000 of outplacement services for a period of one year, and

•
a gross-up payment for the amount of any excise tax liability imposed pursuant to Section 4999 of the Internal Revenue Code (or similar excise tax), and for any additional excise, income or payroll taxes resulting from a gross-up, with respect to any benefits paid in connection with the change in control.

Termination for cause means upon (1) the participant’s continued and willful refusal to substantially perform his duties (other than a willful refusal to perform a duty which constitutes constructive termination for good reason or refusal resulting from the participant’s incapacity due to physical or mental illness), after a demand for substantial performance where the participant’s performance is not cured within 30 days from that demand; (2) the participant’s engagement in willful misconduct or dishonesty that is materially injurious, monetarily or otherwise to the employer; or (3) a participant’s final conviction of a felony.

Constructive termination for good reason means (1) the participant is assigned to any duties or responsibilities that are not comparable to the participant’s position, offices, duties, responsibilities or status with the employer at the time of the change in control, or the participant’s reporting responsibilities or titles are changed and the change results in a reduction of the participant’s responsibilities or position with the employer; (2) the participant’s level of benefits is reduced below the comparable level payable to similarly situated executives at the employer; or (3) the participant is actually transferred, or offered a proposed transfer to a location other than the location where the participant was primarily employed immediately preceding the change in control, unless that new location is a major operating unit or facility of the employer that is located within 50 miles of the participant’s primary location on the date immediately preceding a transfer.

An estimate of the benefits payable to executive officers related to base salary and annual cash bonus award, welfare benefits, outplacement services, gross-up payments for excise tax liability and benefits under the SERP, assuming a change in control and termination of employment on July 16, 2007, is set forth below.

Name	Salary and Annual Cash Award (a)($)	Welfare Benefits (b)($)	Outplacement Services ($)	Accelerated Payments Under ESPP and SERP (c)($)	Excise Tax Gross Up (d)($)
Dan F. Smith	8,910,000	67,168	40,000	—	—
Morris Gelb	4,334,429	129,966	40,000	—	—
T. Kevin DeNicola	2,862,803	336,569	40,000	250,281	3,046,028
Edward J. Dineen	2,589,187	342,662	40,000	66,388	—
Kerry A. Galvin	2,446,330	554,110	40,000	208,884	2,367,674
John A. Hollinshead	1,897,888	83,910	40,000	—	1,429,312
James W. Bayer	1,860,893	388,101	40,000	188,078	1,506,765
W. Norman Phillips	1,777,230	396,866	40,000	190,277	—
C. Bart de Jong	1,666,727	613,446	40,000	22,143	1,527,685
__________
(a)	The payment amount is equal to three times the sum of each executive officer’s base salary plus target annual cash bonus award.

(b)
Amounts shown represent an estimate of the value of welfare benefits. Values shown for executive medical and executive life insurance, as applicable, are for continued premium payments. The executive long term disability plan amounts include a discount rate of 5.75% and the disabled mortality rates used in that valuation, and premium amounts continue for two years.

(c)
Amounts shown represent the value of the acceleration of the SERP payment that is included in the calculation in column (d) for purposes of Section 4999 of the Internal Revenue Code (or similar excise tax).

(d)
The gross up for the excise and other taxes is with respect to the cash severance award, $40,000 in outplacement services, present value of continued life, medical and disability coverages, stock options and restricted stock that vest upon a change in control, payment of the performance unit awards at 100% of the target performance level and any SERP enhancement.

Management Arrangements

As of the date of this proxy statement, neither we, Basell nor any affiliate thereof has entered into any employment agreements with our management in connection with the merger, nor amended or modified any agreements or plans.

Indemnification and Insurance

The merger agreement provides that Basell will, or will cause the surviving corporation to:

•	honor all rights to indemnification existing in favor of our current and former officers and directors for acts and omissions occurring before the completion of the merger,

•
not amend the provisions relating to indemnification, exculpation and advancement rights of directors and officers in the surviving corporation’s organizational documents in a manner adverse to the current or former directors and officers and

•
subject to certain conditions, prepay "tail" officers’ and directors’ liability insurance for six years after the completion of the merger. See “Terms of the Merger Agreement—Indemnification and Insurance of Lyondell’s Directors and Officers” beginning on page 57 of this proxy statement.

Financing Arrangements

Basell has informed us that it estimates that the total amount of funds necessary to complete the merger and the related transactions is approximately $21.0 billion, which includes approximately $12.2 billion to be paid to holders of outstanding shares of Lyondell’s common stock, with the remaining funds being used to pay amounts pursuant to change in control arrangements and to refinance certain existing indebtedness of both the Basell group of companies (the “Basell Group”) as well as the Lyondell group of companies (the “Lyondell Group”), to pay customary fees and expenses in connection with the proposed merger, the financing arrangements and the related transactions as well as to fund ongoing working capital requirements of the combined group.

Basell has obtained debt financing commitments for the transactions contemplated by the merger agreement. The following arrangements are intended to provide the necessary financing for the merger and related transactions.  Notwithstanding such arrangements, the obligations of Basell and Merger Sub under the merger agreement are not subject to any financing condition.

Debt Commitments

Basell has received a debt commitment letter (the “Commitment Letter”), dated as of July 16, 2007, from Citigroup Global Markets Inc. (“Citigroup”), Goldman Sachs International (“GSI”), Goldman Sachs Credit Partners L.P. (“GSCP” and, together with GSI, "GS"), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and Merrill Lynch Capital Corporation (“MLCC” and, together with MLPF&S, "Merrill Lynch") and a joinder agreement, dated as of August 8, 2007, from ABN AMRO Incorporated (“ABN Inc.”) and ABN AMRO Bank N.V. (“ABN Bank” and, together with ABN Inc., "ABN" and, together with ABN Inc., Citigroup, GSI, GSCP, MLPF&S and MLCC, the “Debt Financing Sources”) pursuant to which, subject to the conditions set forth in the Commitment Letter:

•
the Debt Financing Sources have, in the aggregate, committed to provide to one or more wholly owned subsidiaries of Basell (a) an aggregate principal amount equal to the U.S. dollar equivalent of up to $14.0 billion (plus a securitization facility backstop amount, if any) of senior secured credit facilities (the “Senior Secured Credit Facilities”) and (b) to the extent that the Senior Notes (as described below) are not issued on or prior to the initial funding under the Senior Secured Credit Facilities, up to $7.0 billion or the Euro equivalent in aggregate principal amount of senior secured second lien loans pursuant to a senior bridge facility (the “Senior Bridge Facility”); and

•
Basell or Basell Funding S.ar.l. (guaranteed by Basell) (at its option and in lieu of the Senior Bridge Facility) will issue up to $7.0 billion or the Euro equivalent in aggregate principal amount of senior secured second lien notes and/or senior unsecured notes (at the option of the Debt Financing Sources) (the “Senior Notes”) in a Rule 144A or other private placement (the “High-Yield Debt Financing”); and

•
the Senior Secured Credit Facilities, together with either the proceeds of the Senior Notes or the borrowings under the Senior Bridge Facility will be used for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of both the Lyondell Group and the Basell Group, paying fees and expenses incurred in connection with the merger, the financing arrangements and the related transactions, funding ongoing working capital requirements and funding other general corporate purposes of the combined Basell/Lyondell group following completion of the merger.

Unless otherwise agreed by the Debt Financing Sources, the debt commitments expire on February 15, 2008. The documentation governing the Senior Secured Credit Facilities and the Senior Bridge Facility has not been finalized and, accordingly, the actual terms of such facilities may differ from those described in this proxy statement (including any changes to the terms as a result of any “market flex” provisions invoked as a result of the syndication of the debt commitments). As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Conditions Precedent to the Debt Commitments

The debt financing commitments are subject to, among other things, (1) consummation of the merger in accordance with the merger agreement (without giving effect to any amendments or waivers thereto by Basell that are materially adverse to the lenders without the reasonable consent of the joint lead arrangers), (2) the absence of a “Company Material Adverse Effect” (as defined in the merger agreement), (3) delivery of “know your customer” and PATRIOT Act information and documentation, (4) delivery of certain historical and pro forma financial information, (5) absence of any competing issues of debt securities or commercial bank or other credit facilities being offered, placed or arranged by Basell or its subsidiaries (subject to agreed exceptions), (6) the refinancing of certain indebtedness, (7) the execution of certain guarantees and the creation of certain security interests, (8) the negotiation, execution and delivery of definitive documentation, and (9) Basell using commercially reasonable best efforts to deliver not later than 20 business days prior to the closing date, a complete printed preliminary offering memorandum (the “Preliminary Offering Memorandum”) relating to the High-Yield Debt Financing and afford the joint lead arrangers a period of at least 20 consecutive days following receipt of the Preliminary Offering Memorandum to seek to place the Senior Notes.

Senior Secured Credit Facilities

General.  The borrower under the Senior Secured Credit Facilities will be one or more wholly owned subsidiaries of Basell. The Senior Secured Credit Facilities will consist of up to a $13.0 billion senior secured term loan facility with a term of seven years, plus an amount up to $750.0 million equal to the amounts outstanding under securitization or asset backed facilities of Lyondell and its subsidiaries, and a $1.0 billion senior secured revolving credit facility with a term of six years. The senior secured term loan facility may, at the option of the borrower, include a Euro-denominated tranche in an amount to be determined. The revolving credit facility may be drawn in U.S. dollars and Euros and will include sublimits for the issuance of letters of credit and swingline loans.

Citigroup, GSI, Merrill Lynch and ABN have been appointed as joint lead arrangers, bookrunners and global coordinators for the Senior Secured Credit Facilities. In addition, additional agents or co-agents for the Senior Secured Credit Facilities may be appointed prior to completion of the merger.

Interest Rate and Fees.  Loans under the Senior Secured Credit Facilities are expected to bear interest, at the borrower's option, at either (1) a rate equal to Adjusted LIBOR (London Interbank Offered Rate) (or in the case of loans denominated in Euros, Adjusted EURIBOR (Euro Interbank Offered Rate)) plus an applicable margin or (2) a rate equal to the higher of (a) the administrative agent’s “prime rate” and (b) the Federal Funds effective rate plus 0.50%, plus (in either case) an applicable margin. After the completion of the merger, the applicable margins may be subject to decrease pursuant to a leverage-based pricing grid.

In addition, the borrower will pay customary commitment fees (subject to a decrease based on leverage) and letter of credit fees in respect of the revolving credit facility. Upon the initial funding of the Senior Secured Credit Facilities, the borrower has also agreed to pay an underwriting and arrangement fee to the joint lead arrangers.

Guarantors.  Subject to certain limitations, all obligations under the Senior Secured Credit Facilities and under any interest rate protection, currency exchange, or other hedging or swap arrangement entered into with a lender or any of its affiliates will be unconditionally guaranteed jointly and severally on a senior secured basis by Basell, each borrower and each of the existing and subsequently acquired or organized material direct and indirect, wholly owned subsidiaries of Basell (other than certain subsidiaries to be mutually agreed upon).

Security.  Subject to certain limitations, the obligations of the borrowers and the guarantors under the Senior Secured Credit Facilities and under any interest rate protection, currency exchange, or other hedging or swap arrangement entered into with a lender or any of its affiliates will be secured by first priority liens on substantially all the present and after-acquired material assets of each borrower and any guarantor (other than Basell).

Other Terms.  The Senior Secured Credit Facilities will contain customary mandatory prepayment provisions, customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments and acquisitions, sales of assets, mergers and consolidations, dividends and other distributions on or redemptions of stock and prepayments of certain subordinated indebtedness. The Senior Secured Credit Facilities will also include certain customary financial covenants and events of default, including a change of control default.

High-Yield Debt Financing

General.  Basell or Basell Funding S.ar.l. (guaranteed by Basell) is expected to issue up to $7.0 billion or the Euro equivalent in aggregate principal amount of senior secured second lien notes and/or senior unsecured notes (at the option of the Debt Financing Sources). The Senior Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act. The Senior Notes will be offered to “qualified institutional buyers”, as such term is defined in Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

Citigroup, GS, Merrill Lynch and ABN have been appointed as joint bookrunning managing underwriters of, joint bookrunning managing placing agents for, joint global coordinators of or joint bookrunning managing initial purchasers of the Senior Notes offering (the “Underwriters”).

Fees.  Basell will pay (or cause the issuer of the Senior Notes to pay) an underwriting fee (subject to a decrease based on certain percentages of any senior bridge conversion fee which may have been paid pursuant to the terms of the Senior Bridge Facility) to the Underwriters at the time of the issuance of the Senior Notes.

Guarantors.  Subject to certain limitations, all obligations under the Senior Notes may be unconditionally guaranteed jointly and severally on a senior or a senior subordinated basis by certain of the existing and subsequently acquired or organized material direct and indirect, wholly owned subsidiaries of Basell (other than certain subsidiaries to be mutually agreed upon).

Security.  Subject to certain limitations, if requested by the joint lead arrangers, the obligations under the Senior Notes and the guarantees may be secured by second priority liens on substantially all of the present and after-acquired material assets of the issuer and certain guarantors (other than Basell).

Other Terms.  The Senior Notes will be issued on terms which are customary for Rule 144A high yield debt securities issued by issuers of this type.

Senior Bridge Facility

General.  If the offering of Senior Notes by either Basell or Basell Funding S.ar.l. is not completed on or prior to the initial funding under the Senior Secured Credit Facilities, the Debt Financing Sources have committed (subject to the terms and conditions of the Commitment Letter) to provide to Basell or Basell Funding S.ar.l. (with a guarantee by Basell) up to $7.0 billion or the Euro equivalent of senior secured second lien bridge loans (the “Bridge Loans”).

If the Bridge Loans are not paid in full on or before the first anniversary of the completion of the merger (the “Maturity Date”), the Bridge Loans will automatically convert into senior unsecured loans maturing on the eighth anniversary of the completion of the merger. Holders of any such senior unsecured loans may at any time choose to exchange such senior unsecured loans for exchange notes maturing on the eighth anniversary of the completion of the merger, respectively; provided that the issuer shall have received requests to issue at least $100.0 million of exchange notes.

Citigroup, GS, Merrill Lynch and ABN have been appointed as joint lead arrangers, bookrunners and global coordinators for the Senior Bridge Facility. In addition, additional agents or co-agents for the Senior Bridge Facility may be appointed prior to completion of the merger.

Interest Rate and Fees.  The Bridge Loans will bear interest at a rate equal to LIBOR or EURIBOR, as applicable, plus a spread that increases over time after the expiry of determined intervals.

In addition, the borrower will pay to the joint lead arrangers a senior bridge commitment fee as well as, to the extent the Bridge Loans are made, a takedown fee as well as a fee based on either (1) the principal amount of the Bridge Loans outstanding on the Maturity Date or (2) the principal amount of any unsecured Bridge Loans.

Guarantors.  Subject to certain limitations, all obligations under the Senior Bridge Facility will be unconditionally guaranteed jointly and severally on either a senior or a senior subordinated basis by each of the existing and subsequently acquired or organized material direct and indirect, wholly owned subsidiaries of Basell (other than certain subsidiaries to be mutually agreed upon).

Security.  Subject to certain limitations, if requested by the joint lead arrangers until the Maturity Date, the obligations of the borrower and the guarantors under the Senior Bridge Facility will be secured by second priority liens on substantially all the present and after-acquired material assets of the borrower and any guarantor (other than Basell).

Other Terms.  The Senior Bridge Facility will contain customary mandatory prepayment provisions, customary representations and warranties and customary affirmative and negative incurrence-based covenants (which shall be based on those contained in the Preliminary Offering Memorandum and no more restrictive than those covenants contained in the Senior Secured Credit Facilities). The Senior Bridge Facility will also include certain customary events of default.

Regulatory Matters

The merger is subject to various non-U.S. antitrust laws. To the extent required, the parties have made or expect to make merger filings in certain non-U.S. jurisdictions, and to observe the applicable waiting periods prior to completing the merger.  In the United States, the necessary filings under the HSR Act were made following the entry by an affiliate of Basell into a forward swap agreement with Merrill Lynch on May 4, 2007 (see “The Merger — Background of the Merger”), and the waiting period under the HSR Act expired on June 28, 2007.

Although we do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that all applicable waiting periods will expire and that we will obtain all required regulatory clearances.  Basell has agreed to promptly take all necessary steps to secure antitrust or competition clearance of the merger from all regulatory authorities, which steps could include selling and/or holding separate properties of Lyondell or Basell or their subsidiaries, so long as such steps would not be reasonably likely to result in a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Basell and Lyondell.

Federal and state laws and regulations may also require that Lyondell or Basell file new license and/or permit applications with applicable governmental authorities in connection with the merger.

Other than the filings described above, we are not aware of any mandatory regulatory filings to be made or waiting periods to expire, in order to complete the merger. If the parties discover that other filings or waiting periods are necessary, they will seek to comply with them.

Amendment to Lyondell’s Rights Agreement

On December 8, 1995, Lyondell entered into a shareholder rights agreement. In general, the rights agreement imposes significant dilution upon any person or group that acquires 15% or more of Lyondell’s outstanding common equity without the prior approval of Lyondell’s board of directors.

On July 16, 2007, before the execution of the merger agreement, Lyondell entered into an amendment to the rights agreement, which provides that none of the execution, delivery or performance of the merger agreement nor the completion of the merger will trigger the provisions of the rights agreement.

In particular, the amendment to the rights agreement provides that none of Basell, Merger Sub or any of their respective subsidiaries or affiliates will become an “Acquiring Person,” and no “Flip−In Event,” “Flip−Over Event,” “Distribution Date” or “Stock Acquisition Date” will occur, in each case, as a result of:

•	the public announcement of the merger,

•	the execution and delivery of the merger agreement,

•	the conversion of Lyondell shares into the right to receive cash in the merger, or

•	the consummation of the merger or any other transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to certain holders of Lyondell common stock. This summary is based on the Internal Revenue Code of 1986, as amended, referred to as the “Code” in this proxy statement, Treasury regulations promulgated under the Code, administrative rulings by the Internal Revenue Service and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect so as to result in tax consequences different from those described below. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Lyondell common stock. In addition, this summary does not address the U.S. federal income tax consequences of the merger to holders of Lyondell common stock who are subject to special treatment under U.S. federal income tax laws, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, real estate investment trusts, holders that are properly treated as “partnerships” for U.S. federal income tax purposes, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders whose functional currency is not the U.S. dollar, holders who acquired Lyondell’s common stock through the exercise of employee stock options or other compensatory arrangements, holders who are subject to the alternative minimum tax provisions of the Code and holders who do not hold their shares of Lyondell common stock as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the U.S. federal income tax consequences to any holder of Lyondell common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation or a foreign estate or trust and this summary does not address the tax consequences of the merger under state, local or foreign tax laws.

This summary is provided for general information purposes only and is not intended as a substitute for individual tax advice. Each holder of Lyondell common stock should consult the holder's individual tax advisor as to the particular tax consequences of the merger to such holder, including the application and effect of any state, local, foreign or other tax laws and the possible effect of changes to such laws.

Exchange of Common Stock for Cash

Generally, the merger will be taxable to Lyondell’s shareholders for U.S. federal income tax purposes. A holder of Lyondell common stock receiving cash pursuant to the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Lyondell common stock surrendered. Any such gain or loss generally will be capital gain or loss if the Lyondell common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held the Lyondell common stock for more than one year prior to the effective time of the merger. If the holder has held the Lyondell common stock for one year or less prior to the effective time of the merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to certain limitations.

Dissenting Shareholders

Lyondell’s shareholders who perfect appraisal rights with respect to the merger, as discussed under “Appraisal Rights” beginning on page 67 of this proxy statement, and who receive cash in respect of their shares of Lyondell common stock, generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Lyondell common stock surrendered. Each such shareholder should consult the holder's own tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Backup Withholding

Under the U.S. federal backup withholding tax rules, unless an exemption applies, the paying agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of Lyondell common stock is entitled in connection with the merger unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that such number is correct and that no backup withholding is otherwise required and otherwise complies with such backup withholding rules. Each holder of Lyondell common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal mailed to each record holder of Lyondell common stock.

Litigation Related to the Merger

On July 23, 2007, a shareholder lawsuit was filed in the District Court of Harris County, Texas styled as a class action, Plumbers and Pipefitters Local 51 Pension Fund, On Behalf of Itself and Others Similarly Situated v. Lyondell Chemical Company, et al.  The complaint generally alleges that the members of Lyondell’s board of directors (1) breached their fiduciary duties in connection with the merger by administering a sale process that failed to maximize shareholder value and (2) engaged in self dealing by obtaining unspecified personal benefits in connection with the merger not shared equally by other shareholders, and that Lyondell aided and abetted the defendants in breaching their fiduciary duties.  The lawsuit seeks, among other things, to enjoin the merger and to rescind the merger agreement. Lyondell believes that this lawsuit is without merit and that it has valid defenses to all claims and will vigorously defend this litigation.

TERMS OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement.  This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement, which is attached as Appendix A to this proxy statement.  Lyondell urges you to read the merger agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

You are cautioned that the representations, warranties and covenants included in the merger agreement were made by Lyondell and Basell and Merger Sub to each other.  These representations, warranties and covenants were made as of specific dates and only for purposes of the merger agreement and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally relevant to investors, and are qualified by information in confidential disclosures that the parties exchanged in connection with the execution of the merger agreement.  In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Lyondell and Basell, rather than to establish matters as facts.  The merger agreement is described in this proxy statement and attached as Appendix A hereto only to provide you with information regarding its terms and conditions, and, except for its status as a contractual document that establishes and governs the legal relationship among the parties thereto with respect to the merger, not to provide any other factual information regarding Lyondell, Basell or their respective businesses or the actual conduct of their respective businesses during the pendency of the merger agreement.  You should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Lyondell or Basell.  Furthermore, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Lyondell and Basell, because either party may take certain actions that are either expressly permitted in the confidential disclosures to the merger agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

General; The Merger

The merger agreement provides for the merger of Merger Sub with and into Lyondell upon the terms, and subject to the conditions, of the merger agreement.  As the surviving corporation, Lyondell will continue to exist as a Delaware corporation following the merger as a wholly owned subsidiary of Basell.

Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation, and the officers of Lyondell immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.  All officers of the surviving corporation will hold office until the earlier of their resignation or removal.

When the Merger Becomes Effective

Unless Basell elects to delay the closing as described below, Lyondell and Basell will consummate the merger two business days after the satisfaction or waiver of all the closing conditions to the merger (other than those conditions that by their nature are to be satisfied at the closing).  However, Basell may elect, after providing Lyondell with no less than five business days notice, to specify another date for the closing to occur which will be within 20 business days following the satisfaction or waiver of the all the closing conditions (and in any event not later than February 15, 2008).  This additional period is referred to as the “marketing period.”  See “—Agreements Regarding Financing” below and “The Merger—Financing Arrangements” for more information regarding the financing of the merger.  The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other later time as Lyondell and Basell agree and specify in the certificate of merger.

If Lyondell’s shareholders approve the merger agreement, the parties intend to complete the merger as soon as practicable thereafter.  The parties to the merger agreement expect to complete the merger in the fourth quarter of 2007 subject to satisfaction of the conditions described under “—Conditions to the Merger” below, although there can be no assurance that we will be able to do so.

Merger Consideration

The merger agreement provides that, at the effective time of the merger:

•
each Lyondell share issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Lyondell, Basell, Merger Sub or any of their direct or indirect wholly owned subsidiaries and shares owned by shareholders who have perfected their appraisal rights under Delaware law) will be converted into the right to receive $48.00 in cash, without interest and less any applicable withholding tax (resulting in total expected payments of approximately $12.2 billion);

•
each Lyondell share owned by Lyondell, Basell or Merger Sub or by any of their respective subsidiaries will automatically be cancelled and will cease to exist, and no consideration will be paid in exchange for any such shares;

•
dissenting shareholders who have perfected appraisal rights under Delaware law will be entitled to receive only the payment for their shares provided by Section 262 of the Delaware General Corporation Law, unless and until such dissenting shareholder effectively withdraws or loses appraisal rights; and

•	each share of capital stock of Merger Sub will be converted into one share of common stock of the surviving corporation, Lyondell.

After the effective time of the merger, each holder of a certificate representing any shares of Lyondell stock (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.  See “Appraisal Rights” beginning on page 67.

Treatment of Options and Other Awards

Options

Each option under Lyondell’s stock plans to acquire shares that is outstanding immediately prior to the effective time of the merger, whether or not exercisable, will be cancelled in exchange for a single lump sum cash payment without interest (subject to any applicable income or employment tax withholding) equal to the excess, if any, of (1) the merger consideration for each Lyondell share over (2) the exercise price per share under the option.

Restricted Stock

The restrictions under each outstanding award of Lyondell restricted stock, including common stock underlying restricted stock units, under Lyondell’s restricted stock plans and long term incentive plan will, immediately prior to the effective time of the merger, lapse and at the effective time of the merger, each share of restricted stock, restricted stock units and phantom units will be converted into the right to receive the merger consideration (subject to any applicable income or employment tax withholding).

Performance Units

Each grant of performance units under Lyondell’s stock plans that is outstanding immediately prior to the effective time of the merger shall become fully vested and payable and will be converted into the right to receive a single lump sum payment (subject to any applicable income or employment tax withholding) equal to the product of (1) the number of shares of common stock the shareholder would have been entitled to under the terms of the performance unit and (2) the merger consideration.

Phantom Awards

Benefits payable in cash under outstanding performance unit awards, phantom option awards and phantom restricted stock awards under Lyondell’s subsidiaries’ incentive plans will be paid in full on the later of January 15, 2008 or thirty days after the effective time of the merger.  Benefits payable in cash under outstanding performance unit awards, phantom option awards and phantom restricted stock awards under the Lyondell incentive plan will be paid at or immediately after the effective time of the merger in accordance with the terms of those awards.  Payments will be calculated using the methodologies described under “—Options,” “—Restricted Stock” and “—Performance Units” above, as applicable.

Payment for Shares of Lyondell Common Stock

Basell will designate a paying agent reasonably acceptable to Lyondell to make payment of the merger consideration as described above. Promptly after the effective time of the merger, Basell will deposit, or cause to be deposited, in trust with the paying agent the funds appropriate to pay the merger consideration to the shareholders and holders of options and performance units.

Following the effective time of the merger, Lyondell will close its stock ledger. After that time, there will be no further transfer of shares of Lyondell common stock.

Promptly after the effective time of the merger, Basell will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (1) surrendered your certificates to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. Basell or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 365 days following the effective time of the merger, such cash will be returned to Basell or Lyondell, as the surviving corporation, upon demand subject to any applicable unclaimed property laws.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Lyondell or Basell, post a bond in an amount that Lyondell or Basell directs as indemnity against any claim that may be made against Lyondell or Basell in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

Lyondell has made certain representations and warranties in the merger agreement to Basell and Merger Sub, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	capital structure;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement the transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	the absence of violations of organizational documents and contracts as a result of the transactions contemplated by the merger agreement;

•	required governmental approvals;

•	the accuracy of Lyondell’s reports filed with the SEC and the accuracy of the financial statements included in such reports;

•	internal control over financial reporting and disclosure controls and procedures;

•	accuracy of information supplied by Lyondell for inclusion in this proxy statement;

•	absence of any material adverse effect and conduct of business since December 31, 2006;

•	no undisclosed material liabilities;

•	no default under organizational documents, agreements, or judgments, orders, decrees, statutes, laws, ordinances or regulations of any governmental authority;

•	compliance with laws and licenses;

•	litigation and other liabilities;

•	taxes;

•	compensation and employee benefits matters;

•	labor matters;

•	intellectual property matters;

•	environmental matters;

•	insurance;

•	receipt of a fairness opinion of Lyondell’s financial advisor;

•	vote and approval requirements;

•	brokerage and similar fees;

•	material contracts;

•	inapplicability of anti-takeover statutes;

•	title to real and personal property and related liens and encumbrances;

•	related party transactions; and

•	entry into an amendment to Lyondell’s shareholder rights agreement.

Certain aspects of the representations and warranties of Lyondell are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Lyondell means any occurrence, condition, change, event or development, or series of any of the foregoing, that, individually or in the aggregate,

•
is or is likely to be materially adverse to the properties, facilities, assets, liabilities, financial condition, business or results of operations of Lyondell and its subsidiaries, taken as a whole (taking into account the effects of any material disruption of production at a significant facility of Lyondell for an extended period of time), or

•	materially impairs, prevents or delays the ability of Lyondell to consummate the transactions contemplated by the merger agreement or to perform its obligations under the merger agreement.

Notwithstanding the foregoing, in no event will any of the following constitute a “material adverse effect” on Lyondell:

•	any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, including fluctuations in currency exchange rates;

•
any occurrence, condition, change, event or effect that affects the chemical industry or refining industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry or refining industry generally);

•
the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of Lyondell’s or its subsidiaries' physical properties to the extent such change or effect would otherwise constitute a material adverse effect);

•	any changes resulting from the consummation of the transactions contemplated by, or the announcement of the execution of, the merger agreement;

•	change in generally accepted accounting principles, or in the interpretation thereof, as imposed upon Lyondell, its subsidiaries or their respective businesses;

•	any change in law or regulation, or in the interpretation thereof;

•
the downgrade in rating of any debt securities of Lyondell or any of its subsidiaries by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, provided that this exception will not prevent a determination that any underlying cause of such changes resulted in a material adverse effect;

•
changes in the price or trading volume of Lyondell’s stock, provided that this exception will not prevent a determination that any underlying cause of such changes has resulted in a material adverse effect;

•
any legal proceedings made or brought by any of the current or former Lyondell shareholders (on their own behalf or on behalf of Lyondell) arising out of or related to the merger agreement or any of the transactions contemplated thereby;

•
any failure by Lyondell to meet projections of revenue or earnings for a period ending after the execution of the merger agreement, provided that this exception will not prevent a determination that any underlying cause of such changes resulted in  a material adverse effect; and

•
any occurrence, condition, change or event or effect resulting from compliance by Lyondell and its subsidiaries with the terms of merger agreement and each other agreement to be executed and delivered in connection with the merger agreement and such other agreements;

except, that with respect to the first three and fifth bullet points above, such occurrence, condition, change, event or effect will not be a material adverse effect in the event, and only to the extent, that it has had a disproportionate effect on Lyondell and its subsidiaries, taken as a whole, as compared to other companies engaged in the chemical industry or refining industry in the same geographic regions and segments as Lyondell and its subsidiaries.

Basell and Merger Sub have jointly and severally made certain representations and warranties in the merger agreement to Lyondell, including as to:

•	corporate existence and power, qualification to conduct business and good standing;

•	corporate authority to enter into, and carry out the obligations under, the merger agreement and the transactions contemplated by the merger agreement, and enforceability of the merger agreement;

•	absence of violations of organizational documents and material contracts as a result of the transactions contemplated by the merger agreement;

•	required governmental approvals;

•	accuracy of information supplied by Basell for inclusion in this proxy statement;

•	litigation;

•	availability of funds and financial ability to pay the aggregate merger consideration and option consideration at the effective time of the merger;

•
the debt commitment letter from Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation;

•	solvency of Merger Sub;

•	vote and approval requirements;

•	ownership of Lyondell stock;

•	conduct of business of Merger Sub;

•	the accuracy of Basell’s financial statements for each fiscal quarter and year ended since August 1, 2005; and

•	no material adverse effect since December 31, 2006.

Certain aspects of the representations and warranties of Basell and Merger Sub are qualified by the concept of “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” on Basell means any occurrence, circumstance, condition, change, event or effect that prevents or materially delays or impairs or is reasonably likely to prevent or materially delay or impair the ability of Basell and Merger Sub to consummate the transactions contemplated by the merger agreement.

The representations and warranties contained in the merger agreement do not survive the completion of the merger or the termination of the merger agreement.

Lyondell’s Conduct Pending Completion of the Merger

Lyondell has agreed that, prior to the effective time of the merger, except as contemplated by the merger agreement, required by applicable law or consented to by Basell in writing (which consent shall not be unreasonably withheld, unreasonably delayed or unreasonably conditioned), Lyondell and each of its subsidiaries will:

•	conduct its businesses in the ordinary course in substantially the same manner as previously conducted;

•
use reasonable best efforts to preserve intact its present business organization and material permits, retain Lyondell’s current officers, and preserve its relationships with its key customers, suppliers and other persons with which it has significant business dealings and relations to the end that its goodwill, business and operations shall not be impaired in any material respect at the effective time of the merger.

Without limiting the generality of the foregoing, prior to the effective time of the merger, Lyondell has agreed that it and its subsidiaries will not:

•
declare, set aside, make or pay any dividend or other distribution, with respect to any of its capital stock (except for Lyondell’s regular quarterly dividends or dividends paid by any direct or indirect wholly owned subsidiary to Lyondell or another such subsidiary);

•
split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•
offer, issue, deliver, grant, convey, pledge, transfer, dispose of, encumber or sell, or authorize or propose to offer, issue, deliver, grant, convey, pledge, transfer, dispose of, encumber or sell any shares of its capital stock, with certain exceptions, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchange securities;

•	adopt or propose any change in its certificate of incorporation or bylaws or other similar organizational documents;

•	merge, consolidate, combine or amalgamate with any person other than another wholly owned subsidiary of Lyondell;

•
acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions and licenses in the ordinary course of business or as to which the purchase price (including assumed indebtedness for borrowed money) is not in excess of $50 million individually;

•
make or authorize any loans, advances or capital contributions to, or investments in, any person other than Lyondell or any wholly owned subsidiary of Lyondell or joint venture investment of Lyondell or any of its subsidiaries except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, except in each case as existing as of the date of the merger agreement, in the ordinary course of business or not in excess of $50 million individually;

•
sell, pledge, transfer, lease or encumber, or otherwise dispose of (including disposition on account of lease termination), any corporation, partnership, other business organization or division or any material assets thereof or equity interests therein, in each case other than:

o	any sale, lease, license, or disposition in the ordinary course of business or pursuant to agreements existing on the date hereof or as contemplated by the merger agreement,

o	any sale, lease or disposition for an amount below $15 million individually, and

o	sales of receivables under the accounts receivable facilities existing on the date of the merger agreement as the same may be amended or replaced in accordance with the merger agreement;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization;

•
change its accounting principles, methods or policies for the preparation of financial statements included in reports or registration statements filed with the SEC that has or is reasonably likely to have a material effect on the financial statements of Lyondell, except

o	as required by generally accepted accounting principles or statutory accounting requirements or similar principles in Non-U.S. jurisdictions or

o	as disclosed in Lyondell’s annual report on Form 10-K for the year ended December 31, 2006 and quarterly report on Form 10-Q for the quarter ended March 31, 2007;

•
fail to maintain insurance coverage in amounts and against such risks and losses as are consistent with Lyondell’s past practices or permit any material insurance policy naming Lyondell or one of its subsidiaries as the beneficiary to be canceled or terminated other than in the ordinary course of business;

•
make any material tax election (except for elections in the ordinary course of business or as required by law), settle any tax claim or change any method of tax accounting in excess of $2.5 million or fail to keep Basell reasonably informed of any settlement matter exceeding $1 million;

•
grant any increases in the compensation payable or to become payable to any of its directors, officers or key employees, except increases made in the ordinary course of business substantially consistent with past practice;

•
pay or agree to pay to any director, officer or key employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of Lyondell’s existing employee benefit plans;

•	enter into any new, or materially amend any existing, employment or severance or termination agreement with any director, officer or key employee;

•
except as otherwise done pursuant to an acquisition permitted by the merger agreement, establish or become obligated under any collective bargaining agreement or employee benefit plan which was not in existence or approved by Lyondell’s board of directors prior to the date of the merger agreement (other than any new collective bargaining agreement, employee benefit plan that replaces an existing agreement or plan and contains terms that in the aggregate are not materially less favorable to Lyondell than the agreement or plan being replaced), or amend any such employee benefit plan in existence on the date of the merger agreement if such amendment would be on terms that are materially adverse to Lyondell;

•	enter into or amend, in any manner materially adverse to Lyondell or any of its subsidiaries, arrangements that would constitute “related party transactions” under applicable SEC rules;

•
incur, create or assume any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Lyondell or any of its subsidiaries, except for incurrence of indebtedness for borrowed money and related guarantees

o	under existing credit facilities, loans, debt or accounts receivable securitization facilities made in the ordinary course of Lyondell’s business,

o
for extensions, renewals or refinancings of existing debt, provided that such refinancing or extension is at prevailing market rates and on terms not materially less favorable in the aggregate than the existing indebtedness being refinanced, renewed or extended,

o	for additional borrowings in an amount not to exceed $50 million in the aggregate so long as the additional borrowings permit prepayment without penalty,

o
related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings, factoring transactions and other ordinary course forms of indebtedness to the extent permitted by Lyondell’s existing credit facilities, or

o	indebtedness by Lyondell or its subsidiary that is owed to Lyondell or any of its 90% or greater owned subsidiaries;

•
create any material encumbrances on any material property or assets of Lyondell or any of its subsidiaries in connection with any indebtedness, other than encumbrances permitted by the merger agreement;

•
enter into or amend or modify in any manner materially adverse to Lyondell and its subsidiaries taken as a whole any material contract, except for renewals on substantially similar terms of existing contracts or replacements of existing contracts with new counterparties on substantially similar terms to the existing contract being replaced;

•
authorize or make capital expenditures which are, in the aggregate (1) less than 85% or (2) greater than 125%, in each case of the aggregate amount of capital expenditures scheduled to be made in Lyondell’s capital expenditure budget, except for capital expenditures to repair damage resulting from insured casualty events;

•
refinance or voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $75 million, except for

o	repayment of indebtedness under Lyondell’s existing revolving credit and term loan facilities,

o	prepayments not involving the payment of any premium and

o	refinancings permitted under the merger agreement;

•	dispose of, grant or permit to lapse any rights to intellectual property, except in the ordinary course of business, or dispose of or disclose to any person any trade secret;

•
except as required by applicable law, convene any shareholder meeting, other than for the purpose of considering the adoption of the merger agreement or a meeting called by a majority of Lyondell’s shareholders pursuant to Lyondell’s organizational documents;

•	forgive any loans to any employees, officers, directors of Lyondell or any of its subsidiaries or affiliates that are not subsidiaries;

•
settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities

o	reflected or reserved against in full in the balance sheet included in Lyondell’s quarterly report on Form 10-Q for the quarter ended March 31, 2007,

o	covered by existing insurance policies or indemnities,

o	settled since the respective dates thereof in the ordinary course of business consistent with past practice, or

o	otherwise less than $25 million individually; or

•	agree, authorize or commit to do any of the foregoing actions.

No Solicitation of Competing Proposals

The merger agreement provides that Lyondell, its subsidiaries and their respective officers, directors and other representatives will not, directly or indirectly:

•
solicit, initiate, or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a “takeover proposal” (as defined below); or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any third party relating to, any takeover proposal.

Lyondell also agreed to terminate, and to cause its subsidiaries and direct its officers and directors and other representatives to terminate, any negotiations relating to a takeover proposal existing at the date of the merger agreement.

However, at any time prior to the adoption of the merger agreement by the required vote of the Lyondell shareholders, Lyondell may, in response to an unsolicited bona fide written takeover proposal:

•
furnish information about Lyondell and its subsidiaries to the person who has made such takeover proposal (and its representatives) pursuant to an executed confidentiality agreement containing confidentiality provisions substantially similar to those contained in the confidentiality agreement between Lyondell and Basell, provided Lyondell substantially concurrently discloses any non-public information to Basell that had not been provided previously to Basell; and

•	participate in discussions or negotiations with the person who has made such takeover proposal (and its representatives) regarding such takeover proposal,

if and only to the extent that, prior to taking any action described in the two bullet points above, Lyondell’s board of directors determines in good faith:

•
after consultation with its financial advisor and outside counsel, that such takeover proposal either constitutes a “superior proposal” (as defined below) or could reasonably be expected to lead to a “superior proposal” and

•	after consultation with its outside counsel, that the failure to take such action would be inconsistent with the board’s fiduciary duties under applicable law.

The merger agreement also provides that Lyondell’s board of directors will not:

•
withdraw or modify in a manner adverse to Basell (or publicly propose or resolve to withdraw or modify in a manner adverse to Basell), its approval, recommendation or declaration of advisability of the merger agreement or the merger, or recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal (such actions are referred to in this proxy statement as an “adverse recommendation change”); or

•
approve or recommend, or publicly propose to approve or recommend, or cause or permit Lyondell or any of its subsidiaries to execute or enter into, any agreement related to any takeover proposal other than a confidentiality agreement.

However, in connection with a takeover proposal, at any time prior to the adoption of the merger agreement by the required vote of the Lyondell shareholders, Lyondell’s board of directors may make an adverse recommendation change if, after consultation with its financial advisor and outside counsel, it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.  However, Lyondell’s board of directors may only recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any takeover proposal or cause Lyondell to terminate the merger agreement if Lyondell’s board first determines in good faith after consultation with its financial advisor and outside counsel that the takeover proposal constitutes a superior proposal.

Lyondell’s board of directors shall not make an adverse recommendation change until after the third business day following Basell’s receipt of written notice from Lyondell advising Basell that Lyondell’s board of directors intends to make an adverse recommendation change and specifying the reasons for the change, including the material terms and conditions of any superior proposal.  It is understood and agreed by Lyondell and Basell that:

•
any material amendment to the financial terms of a superior proposal that is the cause of an adverse recommendation change shall require a new written notice from Lyondell to Basell and a new three business day waiting period;

•
in determining whether to make an adverse recommendation change, Lyondell’s board of directors will take into account any changes to the financial terms of the merger agreement proposed by Basell in response to such notice or otherwise; and

•
no notice of an adverse recommendation change will be delivered by Lyondell to Basell without providing Basell with forty-eight hours prior notice thereof, during which period Basell may deliver a written presentation to Lyondell’s board of directors containing the analysis of Basell and its financial advisors and outside counsel of such takeover proposal.

An adverse change will not change the approval of Lyondell’s board of directors for purposes of causing any share takeover statute to be inapplicable to the transactions contemplated by the merger agreement.

Notwithstanding anything in the merger agreement, at any time prior to the adoption of the merger agreement by the required vote of the Lyondell shareholders, other than in connection with a takeover proposal, Lyondell’s board of directors may make an adverse recommendation change, but only if Lyondell’s board of directors first determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law and Lyondell has given three business days advance notice to Basell.

For purposes of the merger agreement, the term “takeover proposal” means any inquiry, proposal or offer from any third party relating to

•
any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (1) any assets of Lyondell and its subsidiaries, including capital stock of Lyondell’s subsidiaries that generated 15% or more of Lyondell’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or (2) 15% or more of the outstanding shares of Lyondell’s common stock,

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 15% or more of the outstanding shares of Lyondell common stock or

•
any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving Lyondell pursuant to which any third party (or the shareholders of any third party) would own, directly or indirectly, 15% or more of the voting capital stock of the Lyondell or of the surviving entity in a merger or the resulting direct or indirect parent of Lyondell or such surviving entity, other than, in each case, the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means any bona fide takeover proposal that if consummated would result in a third party (or the shareholders of any third party) owning, directly or indirectly,

•	more than 50% of the voting capital stock of Lyondell or of the surviving entity in a merger or the resulting direct or indirect parent of Lyondell or such surviving entity or

•
assets of Lyondell or any of its subsidiaries that generated 50% or more of Lyondell’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, and that, in either case, Lyondell’s board of directors or a committee thereof determines (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the third party making such proposal that Lyondell’s board of directors determines to be relevant) would, if consummated in accordance with its terms, result in a transaction more favorable to Lyondell’s shareholders than the merger.

Special Meeting of Lyondell’s Shareholders; Recommendation of Lyondell’s Board of Directors

The merger agreement provides that Lyondell will, subject to applicable law and its organizational documents and the fiduciary duties of its board of directors, take all action necessary to convene a special meeting of its shareholders as promptly as practicable after this proxy statement is cleared by the SEC for mailing to Lyondell’s shareholders for the purpose of considering and voting upon the adoption of the merger agreement.  The merger agreement further provides that (1) except in certain circumstances, Lyondell’s board of directors must recommend, and use reasonable best efforts to solicit, the adoption of the merger agreement by Lyondell’s shareholders and (2) unless the merger agreement is earlier terminated, Lyondell’s board of directors must submit the merger agreement for adoption by Lyondell’s shareholders even if the board withdraws its recommendation of the merger.

Regulatory Approvals; Other Agreements

With respect to antitrust approvals, the merger agreement provides that:

•
Lyondell and Basell will make all pre-merger notification filings no later than 60 days after execution of the merger agreement, shall fully cooperate with each other and furnish necessary information and reasonable assistance to each other, keep each other reasonably informed of any communication from any antitrust authority and permit the other party to review and comment on any communication with an antitrust authority;

•	Lyondell and Basell will each use reasonable best efforts to respond to and comply with any requests for information from any government entity charged with antitrust authority;

•	Basell will take any and all action necessary, including:

o	selling or otherwise disposing of, or holding separate and agreeing to sell, assets, categories of assets or businesses of Lyondell or Basell;

o	terminating existing relationships, contractual rights or obligations of Lyondell or Basell;

o	terminating any venture or other arrangement;

o	creating any relationship, contractual rights or obligations of Lyondell or Basell;

o	effectuating any other change or restructuring of Lyondell or Basell,

to ensure no governmental entity enters any order, decision, judgment, decrees, ruling, injunction or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the merger; and

•
Lyondell and Basell will not take any actions with the intention to, or that could reasonably be expected to, hinder or delay obtaining antitrust clearance or expiration of the required waiting period under antitrust laws.

With respect to government approvals other than antitrust approvals, Lyondell and Basell will prepare and file with appropriate government entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary to consummate the merger agreement and will diligently and expeditiously prosecute, and cooperate fully with each other.

Lyondell will provide reasonable access, at reasonable times and upon reasonable prior notice, to Lyondell’s facilities, books, records, contracts and documents to representatives of Basell.

The merger agreement also contains other covenants relating to the preparation of this proxy statement and the holding of a special meeting of Lyondell shareholders, public announcements, use of reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the transactions contemplated by the merger agreement, and conferring on a regular basis on operational matters.

Employee Matters

During the period from the effective time of the merger through December 31, 2008, Basell will provide each employee of Lyondell and its subsidiaries (other than Lyondell’s elected officers) who remains employed with Lyondell and who is not covered by any collective bargaining agreement or labor contract with compensation and benefits opportunities (excluding equity compensation) that are materially no less favorable in the aggregate than the compensation and benefits opportunities provided to the employee immediately prior to the effective time of the merger.  To the extent service credit is not duplicative, each Lyondell employee’s service will be credited under analogous pension and welfare benefit plans.  The merger agreement also provides that:

•
Lyondell’s severance policies will remain in effect without reduction in coverage or benefit levels until the later of 12 months from the effective time of the merger or December 31, 2008 for the benefit of those individuals employed by Lyondell at the effective time of the merger, and no amendment or termination will occur at a time or in a manner not permitted by any severance plan;

•
Basell or Lyondell shall take such action as is necessary so that on or immediately after the effective time of the merger the benefits payable under Lyondell’s deferred compensation and non-qualified supplemental retirement plans are paid in accordance with plan terms; and

•
Lyondell and its subsidiaries will pay annual incentive bonuses for the 2007 calendar year in accordance with the plans or programs presently in effect based upon the actual achievement of the 2007 performance criteria, without taking into account any expenses or balance sheet changes on or after the effective time resulting from or related to the merger.

Indemnification and Insurance of Lyondell’s Directors and Officers

The merger agreement provides that:

•
each person who is or had been a director or officer of Lyondell or any subsidiary or fiduciary under any employee benefit plan of Lyondell or any subsidiary before the effective time of the merger will be indemnified by Lyondell, as the surviving corporation in the merger, for six years after the effective date of the merger, to the fullest extent permitted by applicable law, against all losses, claims, damages, costs, fines, penalties, expenses, liabilities or judgments and amounts paid in settlement, in connection with any threatened or actual claim, action, suit, proceeding or investigation to which the indemnified person is a party because the indemnified person is or was a director or officer of Lyondell or any subsidiary or fiduciary under any employee benefit plan of Lyondell or any subsidiary or is or was serving at the request of Lyondell as a director or officer of another entity and that pertains to acts or omissions occurring before the effective time of the merger, including with respect to acts or omissions arising out of or pertaining to the merger and the merger agreement;

•
Lyondell, as the surviving corporation in the merger, may not amend its certificate of incorporation or bylaws in any manner that would adversely affect indemnification, exculpation and advancement rights under Lyondell’s certificate of incorporation or bylaws, except to the extent required by law; and

•
Basell will prepay “tail” insurance policies with a claims period of at least six years after the effective date of the merger, in an amount and scope at least as favorable as existing Lyondell policies.  Basell will not, however, be required to pay annual premiums in excess of 200% of the last annual premium paid by Lyondell before execution of the merger agreement.

Agreements Regarding Financing

Debt Financing

Basell has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing necessary to consummate the transactions contemplated by the merger agreement on the terms and conditions described in the debt commitment letter described above under “The Merger—Financing Arrangements,” including using reasonable best efforts to:

•	satisfy on a timely basis all terms, covenants and conditions in the debt commitment letter;

•	enter into definitive agreements for the debt financing on the terms and conditions in the debt commitment letter;

•	enforce its rights under the debt commitment letter; and

•	consummate the debt financing on or before the effective time of the merger.

For a description of the terms and conditions in the debt commitment letter, see “The Merger—Financing Arrangements.”

Basell has agreed to keep Lyondell informed of all material activity concerning the status of the debt financing, to give Lyondell prompt notice of any material adverse change with respect to the debt financing, and to notify Lyondell within two business days if at any time:

•	any debt commitment letter expires or is terminated;

•	any financing source that is a party to the debt commitment letter notifies Basell that it no longer intends to provide financing on the terms in the commitment letter; and

•
for any reason Basell no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the debt commitment letter on the terms described in the commitment letter.

Basell has also agreed that, without Lyondell’s prior written consent, it will not:

•
take or fail to take any action or enter into any transaction that could reasonably be expected to breach or make untrue any representation or warranty in the debt commitment letter or otherwise impair, delay or prevent consummation of the financing contemplated by the debt commitment letter (and will not permit its affiliates to do any of the foregoing); and

•
amend or alter, or agree to amend or alter, the debt commitment letter in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letter or the debt commitment letter is terminated or modified in a manner materially adverse to Basell for any reason, Basell is required to use its reasonable best efforts to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement and on terms that are not less favorable, in the aggregate, to Basell than as contemplated by the debt commitment letter.  Basell is obligated to use reasonable best efforts to consummate the alternative financing on terms and conditions described in any new commitment letter, including using reasonable best efforts to:

•	satisfy on a timely basis all terms, covenants and conditions set forth in any new commitment letter;

•	enter into definitive agreements on the terms and conditions in any new commitment letter;

•	enforce its rights under any new commitment letter; and

•	consummate the alternative financing at or before the closing.

Cooperation of Lyondell

In connection with the debt financing to be raised by Basell to finance the transactions contemplated by the merger agreement, Lyondell has agreed to use commercially reasonable efforts to (provided none of the following unreasonably interfere with Lyondell’s operations):

•	provide Basell all cooperation reasonably required that is reasonably necessary and customary;

•	participate in customary meetings, presentations, road shows, due diligence and drafting sessions and sessions with rating agencies;

•	assist Basell with preparation of materials for rating agency presentations and necessary and customary offering documents;

•	assist Basell with the preparation of an offering memorandum in accordance with customary SEC practices;

•	furnish Basell with financial and other pertinent information regarding Lyondell as may be reasonably requested, including financial statements and data;

•	assist Basell in procuring accountants’ comfort letters and consents, payoff letters, lien releases, legal opinions, surveys and title insurance as reasonably requested by Basell;

•	provide and execute customary officers’ certificates and other similar documents as reasonably requested by Basell so long as no such document is effective until the effective date of the merger;

•	cooperate in marketing efforts of Basell and its financing sources; and

•	take all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Basell to permit consummation of the debt financing.

Upon request, Basell will reimburse Lyondell for all out-of-pocket costs and third party expenses incurred by Lyondell and its subsidiaries and representatives in connection with this cooperation.  Basell has agreed to indemnify and hold harmless Lyondell and its subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the debt financing and any information utilized in connection therewith (except for information Lyondell specifically provides for inclusion or incorporation by reference in connection with the debt financing).

Tender Offer

If Basell determines in its reasonable good faith judgment that doing so will increase the likelihood that the transactions contemplated by the merger agreement will be consummated, Basell may elect to commence a cash tender offer for any and all issued and outstanding Lyondell shares.  The per share purchase price in the tender offer will be equal to the merger consideration.  The following shall apply to any tender offer:

•
Basell’s obligation to consummate the tender offer shall be conditioned on the tender of at least 90% of the issued and outstanding Lyondell shares, taking into account shares owned by Basell and Merger Sub;

•	aside from the minimum tender requirement, Basell’s obligations under the tender offer shall be no more conditional than its obligations under the merger agreement;

•
Basell, Merger Sub or its affiliate shall be obligated to consummate the merger or a merger providing for cash consideration at least equal to the merger consideration and otherwise on terms no less favorable to Lyondell shareholders than the merger;

•	the tender offer shall comply with all applicable laws, including the Exchange Act and the rules, regulations and schedules related thereto; and

•
if the conditions to the merger described below under “—Conditions to the Merger” (other than adoption of the merger agreement by the required vote of the Lyondell shareholders) are not satisfied or waived by the expiration date of the tender offer, Basell will not be obligated to accept for payment or pay for any validly tendered shares.

The expiration date of the tender offer will not be earlier than 60 days after the date of the merger agreement, but if a third party commences a tender offer for 50% or more of Lyondell’s shares, Basell’s tender offer may expire one business day before the expiration of the third party tender offer.

In connection with a tender offer, Basell and Lyondell have both agreed to:

•	negotiate in good faith and as promptly as practicable any amendments, modifications or waivers of the merger agreement and confidentiality agreement as necessary to carry out the tender offer;

•	make any amendments or modifications to the proxy statement;

•
make any necessary filings with and submissions to (or modify previous filings and submissions), and seek any consents, authorizations and permits from, any governmental entity necessary or appropriate in light of the tender offer; and

•	otherwise take all other appropriate actions to implement the tender offer and ensure that the merger and the tender offer comply with all applicable laws and are consummated.

In addition, Basell agreed to amend or alter the debt commitment letter or enter into a new commitment letter that would enable it to finance the tender offer and the merger in order to effect the tender offer in accordance with the merger agreement; provided that any such financing shall be (1) on terms no less favorable in the aggregate to Basell or Merger Sub than those included in the debt commitment letter described under “The Merger—Financing Arrangements” and (2) reasonably satisfactory to Lyondell.

If Basell acquires in the tender offer a sufficient number of shares to consummate the merger under Delaware law without a shareholder meeting, Basell will take all necessary and appropriate action to cause the merger to become effective as soon as practicable after such acquisition without holding a Lyondell shareholder meeting.

During the period between the completion of the tender offer and the effective time of the merger, Lyondell’s board of directors shall include at least three members, or their designees, that were directors as of the date of the merger agreement.  During this interim period the approval of at least a majority of such directors shall be required to:

•	authorize any agreement between Lyondell or any of its subsidiaries, on the one hand, and Basell and its affiliates on the other hand;

•	amend or terminate the merger agreement;

•	exercise or waive any of Lyondell’s rights or remedies under the merger agreement;

•	waive or extend the time permitted for any of Basell’s or Merger Sub’s obligations under the merger agreement;

•	amend the organizational documents of Lyondell or any of its subsidiaries in a manner that adversely affect Lyondell’s shareholders; or

•	take any other action by Lyondell in connection with the merger agreement and the transactions contemplated thereby required to be taken by Lyondell’s board of directors.

Business of Basell

Basell agreed that, until the effective time of the merger, it (1) will continue to engage in business in the same general type as now conducted, (2) will not consolidate or merge with another person, and (3) will not sell or otherwise dispose of all or substantially all of its assets to another person.

Conditions to the Merger

Closing Conditions for Each Party

The obligations of Lyondell, Basell and Merger Sub to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver at or prior to the effective time of the merger, of each of the following conditions:

•	the merger agreement must have been adopted by the required vote of the Lyondell shareholders;

•
the waiting periods and approvals applicable to the consummation of the merger under the rules of the antitrust authorities of certain specified non-U.S. jurisdictions have expired, been terminated or been obtained, and all other consents, approvals and authorizations required to be obtained before the effective time of the merger have been obtained and any applicable waiting period has expired or been terminated, except where the failure to comply would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Lyondell or a material adverse effect on the business operations, financial condition or results of operations of the combined business of Lyondell and Basell after giving effect to the consummation of the transactions contemplated by the merger agreement; and

•
no governmental entity with jurisdiction over any party to the merger agreement has issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the merger and no law or regulation shall have been adopted that makes consummation of the merger illegal or otherwise prohibited.

Additional Closing Conditions for Lyondell

Lyondell’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•
the representations and warranties of Basell and Merger Sub contained in their solvency representation shall be true and correct when made and as of the closing date of the merger as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date);

•
the representations and warranties of Basell and Merger Sub (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct when made and as of the closing date of the merger as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) except for such failures to be true and correct (when taken together and disregarding qualifications and exceptions contained therein as to materiality or material adverse effect on Basell) that would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Basell;

•
each of Basell and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date;

•	Basell shall have deposited with the paying agent cash in an amount sufficient to purchase the Lyondell shares, stock options and performance shares and units; and

•
Lyondell shall have received a certificate of Basell signed by its chief executive officer or chief financial officer, dated as of the closing date, confirming that the conditions described in the four preceding bullet points have been satisfied.

Additional Closing Conditions for Basell and Merger Sub

Basell’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or, to the extent permitted by applicable law, the waiver on or prior to the effective time of the merger, of each of the following additional conditions:

•
the representations and warranties of Lyondell, with respect to capital structure, shares and ownership of capital stock of Lyondell’s subsidiaries, shall be true and correct when made and as of the closing date, subject only to de minimis breaches;

•
the representations and warranties of Lyondell (other than the representations and warranties referred to in the preceding bullet point) shall be true and correct when made and as of the closing date as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date) except for such failures to be true and correct (when taken together and disregarding qualifications and exceptions contained therein as to materiality or material adverse effect on Lyondell) that would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Lyondell;

•	Lyondell shall have performed, or complied with, in all material respects all obligations required performed or complied with by it under the merger agreement at or prior to the closing date;

•	there shall not have been a material adverse effect on Lyondell since the date of the merger agreement; and

•
Basell shall have received a certificate of Lyondell signed by its chief executive officer or chief financial officer, dated as of the closing date, to the effect that the conditions described in the four preceding bullet points have been satisfied (it being agreed that in the event Basell elects to delay the closing as described above under “—When the Merger Becomes Effective,” Basell shall have received a certificate dated as of the first eligible closing date).

There is no financing condition to Basell’s and Merger Sub’s obligations to complete the merger.  As stated above, the closing conditions to the merger may be waived to the extent permitted by applicable law.  Lyondell may waive any of the conditions listed under the heading “Additional Closing Conditions for Lyondell.” Similarly, Basell or Merger Sub may waive any of the conditions listed under the heading “Additional Closing Conditions for Basell and Merger Sub.” Despite their ability to do so, no party to the merger agreement, as of the date of this proxy statement, intends to waive any closing condition.

Termination of the Merger Agreement

Circumstances Under Which Any Party May Terminate the Merger Agreement

The merger agreement may be terminated and the merger abandoned at any time before the effective time of the merger, whether before or after adoption of the merger agreement by Lyondell shareholders, by mutual written consent and by either Lyondell or Basell if:

•
any governmental entity of competent jurisdiction has issued an order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting consummation of the merger, and such order, decree, ruling or injunction has become final and non-appealable, or if any law or regulation has been adopted that makes consummation of the merger illegal or otherwise prohibited, assuming the party seeking termination has used commercially reasonable efforts to remove such order or reverse such action;

•	the adoption of the merger agreement by Lyondell’s shareholders required for the completion of the merger is not obtained at the special meeting or at any adjournment thereof;

•	the merger is not completed by February 15, 2008, and the actions of the party seeking termination did not cause the failure of the merger to occur by the deadline; or

•
a breach of any representation, warranty or covenant of the other party that would give rise to a failure of a condition to closing that cannot be or has not been cured by the earlier of 30 days following written notice of the breach and February 15, 2008, provided the party seeking termination is not itself in terminable breach of any representation, warranty or covenant in the merger agreement.

Circumstances Under Which Basell May Terminate the Merger Agreement

Basell also may terminate the merger agreement within 15 business days after:

•
Lyondell’s board of directors publicly withdraws, modifies or changes, in a manner adverse to Basell, its approval or recommendation that Lyondell’s shareholders vote for the adoption of the merger agreement and the merger;

•
a tender or exchange offer that would constitute a takeover proposal is commenced by a third party and Lyondell’s board of directors fails to recommend against acceptance of such tender or exchange offer within 10 business days after commencement thereof; or

•	Lyondell’s board of directors publicly approves or recommends any superior proposal or entry into an agreement related to a superior proposal (other than a confidentiality agreement).

Circumstances Under Which Lyondell May Terminate the Merger Agreement

Lyondell also may terminate the merger agreement at any time if its board of directors has received a takeover proposal that constitutes a superior proposal and made an adverse recommendation change; provided that Lyondell contemporaneously tenders the termination fee to Basell.

Effects of Termination of the Merger Agreement

If the merger agreement is terminated, the merger agreement will become void and there shall be no liability or obligation on the part of Lyondell, Basell or Merger Sub, except, in general, for payment of expenses and payment of the termination fee described below, except that neither Lyondell nor Basell will be relieved of any liability for damages for intentional breach of the merger agreement or fraud.

Lyondell has agreed to pay Basell a termination fee of $385 million if the merger agreement is terminated:

•	by Basell as contemplated under “—Termination of the Merger Agreement—Circumstances Under Which Basell May Terminate the Merger Agreement” above; or

•	by Lyondell as contemplated under “—Termination of the Merger Agreement—Circumstances Under Which Lyondell May Terminate the Merger Agreement” above.

Lyondell has also agreed to pay Basell the termination fee of $385 million if:

•
either Lyondell or Basell terminates the merger agreement because the adoption of the merger agreement by Lyondell’s shareholders required for completion of the merger is not obtained at the special meeting or at any adjournment thereof;

•
at the time of the shareholder meeting, there is a publicly announced or disclosed bona fide takeover proposal (except that the references to 15% in the definition of “takeover proposal” under “—No Solicitation of Competing Proposals” above shall be deemed to be references to 40%) that was not withdrawn at least five business days before the meeting; and

•	within 12 months after the shareholder meeting, Lyondell enters into an agreement with respect to a takeover proposal.

If Lyondell fails to promptly pay the termination fee when due, and, in order to obtain such payment, Basell commences a suit that results in a judgment for the termination fee, Lyondell will pay to Basell its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, including interest.

Expenses

Except as otherwise described under “—Effects of Termination of the Merger Agreement,” whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expenses.  Notwithstanding the foregoing, Lyondell, as the surviving corporation, will pay all charges and expenses in connection with the exchange of stock certificates and the payment of the merger consideration, including those of the paying agent.

Specific Performance

In the event of any breach or threatened breach by any other party of any covenant or obligation contained in the merger agreement, each party to the merger agreement is entitled to seek and obtain (1) a decree or order of specific performance to enforce the observance or performance of a covenant or obligation in the merger agreement and (2) an injunction restraining such breach or threatened breach of the merger agreement.  No party is obligated to post a bond in connection with or as a condition to obtaining any remedy described in this paragraph.

Amendment, Extension or Waiver of the Merger Agreement

Subject to applicable law, the merger agreement may be amended at any time before or after the adoption of the merger agreement by Lyondell’s shareholders; however, after its adoption, the merger agreement may not be amended in any way that would require approval of Lyondell’s shareholders without first obtaining such approval.  The merger agreement may not be amended except by written agreement executed and delivered by Lyondell, Basell and Merger Sub, and delivered by their respective duly authorized officers.

At any time before the effective time of the merger, the parties to the merger agreement, by action taken or authorized by their respective boards of directors, may, by written instrument and to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

MARKETS AND MARKET PRICE

Lyondell’s common stock is listed on the New York Stock Exchange under the symbol “LYO.”  The reported high and low sale prices of Lyondell’s common stock on the New York Stock Exchange (New York Stock Exchange Composite Tape) for each quarter indicated, were as set forth below:

Period	High	Low
2005:
First Quarter	$35.65	$26.89
Second Quarter	28.87	22.44
Third Quarter	29.81	24.85
Fourth Quarter	29.00	23.36

2006:
First Quarter	$25.36	$18.90
Second Quarter	26.27	19.56
Third Quarter	26.14	20.99
Fourth Quarter	27.60	23.50

2007:
First Quarter	$33.58	$24.10
Second Quarter	39.90	29.91
Third Quarter (through _________, 2007)

On July 13, 2007, the last trading day before the announced execution of the merger agreement, the closing sale price of Lyondell’s common stock on the New York Stock Exchange was $41.16.  On _______, 2007, the closing sale price of Lyondell’s common stock on the New York Stock Exchange was $______ per share.  You are encouraged to obtain a current market quotation for Lyondell’s common stock before making any decision with respect to the merger.

Holders of the common stock are entitled to receive such dividends as may from time to time be declared by Lyondell’s board of directors.  During the quarters presented above, Lyondell has declared $0.225 per share quarterly cash dividends (which were paid after the end of the quarter to which they related).  During 2005, 2006 and in the first six months of 2007, Lyondell paid $222 million, $223 million and $114 million, respectively, in cash dividends on its common stock.

Under the merger agreement, until the effective time of the merger, Lyondell is permitted to continue to declare and pay its regular quarterly cash dividend of $0.225 per share of common stock.  The future declaration and payout of dividends and the amount thereof will be dependent upon Lyondell’s results of operations, financial position, cash position and requirements, investment opportunities, future prospects, contractual restrictions and other factors deemed relevant by the board of directors.  Subject to these considerations, the provisions of the merger agreement, as well as the provisions of Lyondell’s certificate of incorporation and the legal considerations discussed below, Lyondell currently intends to distribute dividends to its shareholders at a quarterly rate of $0.225 per share until the effective time of the merger.

Lyondell is party to debt agreements that contain restrictions that provide that it may not pay dividends on its common stock at an annual rate exceeding $0.90 per share.  In addition, Lyondell may not pay dividends if it is in default under its credit agreement.  Furthermore, pursuant to a settlement agreement entered into with the Pension Benefit Guaranty Corporation in 1998, Lyondell may not pay extraordinary dividends (as defined by regulations under the Employee Retirement Income Security Act of 1974, as amended) without providing a letter of credit meeting certain specified requirements.  In February 2002, Lyondell provided a letter of credit meeting these requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On July 16, 2007, we had 253,516,043 shares of common stock outstanding.  Set forth below is certain ownership information of the stock as of that date.

Principal Shareholders

The table below sets forth certain information, as of July 16, 2007, regarding the beneficial ownership of Lyondell’s common stock by persons known by Lyondell to beneficially own more than five percent of its outstanding common stock.  Information in the table and footnotes is based on the most recent Statement on Schedule 13G or 13D or amendment thereto filed by each such person with the SEC, except as otherwise known to Lyondell.

Name and Address	Number of Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
Barrow, Hanley, Mewhinney & Strauss, Inc. (a) 2200 Ross Avenue, 31st Floor Dallas, Texas 75201-2761	27,729,048	10.94%

Barclays Global Investors, NA and certain affiliates (b) 45 Fremont Street San Francisco, California 94105	25,477,515	10.05%

AI Chemical Investments LLC (c) c/o Access Industries, Inc. 730 Fifth Avenue, 20th Floor New York, New York 10019	20,990,070	8.30%

Harbinger Capital Partners Master Fund I, Ltd. – Cayman Islands (d) c/o International Fund Services (Ireland) Limited Third Floor, Bishop’s Square Redmond’s Hill Dublin 2, Ireland	15,243,500	6.01%
_________
(a)
Barrow, Hanley, Mewhinney & Strauss, Inc. (“Barrow”) is an investment adviser with sole and shared voting power over 2,827,448 and 24,901,600 shares, respectively, and dispositive power over 27,729,048 shares of Lyondell’s common stock held in accounts of certain of Barrow’s clients. We have been advised that Barrow is an investment advisor to Vanguard Windsor Funds Vanguard Windsor II Fund 23-2439132 (“Vanguard”). In a separate Schedule 13G filing, Vanguard, an investment company, reported that it has voting power over 22,292,100 shares, or 8.8% of the shares of Lyondell common stock outstanding. The address of Vanguard’s principal business office is 100 Vanguard Blvd., Malvern, PA 19355.  On August 7, 2007, Barrow filed a Schedule 13G to indicate that, as of July 31, 2007, Barrow beneficially owns 5% or less of Lyondell's common stock.

(b)
Barclays Global Investors, NA is a bank with voting power over 14,555,106 shares and dispositive power over 16,343,468 shares of Lyondell common stock. Barclays Global Fund Advisors is an investment adviser with voting and dispositive power over 6,060,023 shares of Lyondell common stock. Barclays Global Investors, Ltd is a bank with voting power over 1,784,639 shares and dispositive power over 2,106,989 shares of Lyondell common stock.  Barclays Global Investors Japan Trust and Banking Company Limited is a bank with voting and dispositive power over 265,633 shares of Lyondell common stock.  Barclays Global Investors Japan Limited is an investment adviser with voting and dispositive power over 701,402 shares of Lyondell common stock.

(c)
AI Chemical Investments LLC and Leonard Blavatnik have shared voting and dispositive power over 20,990,070 shares of Lyondell common stock. AI Chemical’s and Mr. Blavatnik’s beneficial ownership of the shares is pursuant to a forward contract with Merrill Lynch International, with an effective date of May 9, 2007, which provides AI Chemical and Mr. Blavatnik with the right to acquire 20,990,070 shares of Lyondell common stock.  Mr. Blavatnik is the sole member of AI Chemical and serves as chairman and owns, directly or indirectly, substantially all of the stock of Access Industries and Basell.  In a separate Schedule 13G filing, Merrill Lynch & Co., Inc. reported that it has shared voting and dispositive voting control over 7,934,753 shares of Lyondell’s common stock as a result of the beneficial ownership of Lyondell common stock by various of its subsidiaries, including the beneficial ownership by (1) Merrill Lynch, Pierce, Fenner & Smith Incorporated of 7,818,008 shares (which includes 6,990,070 shares acquired on May 9, 2007 from Occidental Chemical Holding Corporation), (2) Merrill Lynch International of 87,933 shares, (3) Merrill Lynch Bank & Trust Co., FSB of 3,007 shares and (4) Merrill Lynch Financial Markets, Inc. of 25,805 shares.  The Schedule 13G filed by Merrill Lynch and certain of its affiliates also stated that Merrill Lynch International or an affiliate might acquire up to an additional 14,000,000 shares of Lyondell stock in connection with the forward contract with AI Chemical and Mr. Blavatnik.  See “The Merger—Background of the Merger.”

(d)
Harbinger Capital Partners Master Fund I, Ltd, Harbinger Capital Partners Offshore Manager, L.L.C. and HMC Investors, L.L.C. have shared voting and dispositive power over 10,162,412 shares of Lyondell common stock.  Harbert Management Corporation, Philip Falcone, Raymond J. Harbert and Michael D. Luce have shared voting and dispositive power over 15,243,500 shares of Lyondell common stock.

Security Ownership of Management

The second column in the table below sets forth the number of shares of common stock owned beneficially as of July 16, 2007 by each current director, each of the named executive officers referenced in the Summary Compensation Table to Lyondell’s 2007 proxy statement, and all directors and executive officers as a group.  Unless otherwise noted, each individual has sole voting and investment power with respect to the shares of common stock listed in the second column below as beneficially owned by the individual.  The third column in the table below sets forth the number of deferred stock units held as of July 16, 2007 by these individuals under the elective deferral plan for non-employee directors, as described beginning on page 38 of this proxy statement.  Although the deferred stock units track the market value of the common stock, they are payable only in cash and do not carry voting rights.

Name	Shares of Common Stock (a)(b)(c)	Deferred Stock Units (d)
Carol A. Anderson	28,797(e)	30,010
Susan K. Carter	1,955	—
Stephen I. Chazen	9,436	1,209
T. Kevin DeNicola	332,696	—
Edward J. Dineen	158,720(f)	—
Travis Engen	88,767	—
Kerry A. Galvin	149,242	—
Morris Gelb	153,889	—
Paul S. Halata	3,704	—
Danny W. Huff	9,386	—
David J. Lesar	13,819(g)	17,989
David J.P. Meachin	5,497	—
Daniel J. Murphy	3,704	—
Dan F. Smith	1,530,495	—
Dr. William R. Spivey	35,802	15,192
All directors and executive officers as a group (19)	2,986,879(h)	64,399
________
(a)	Includes shares of common stock held by the trustees under the Lyondell 401(k) and Savings Plan for the accounts of participants as of July 16, 2007.

(b)
The amounts shown in the second column of the table for the directors and executive officers include (1) shares of restricted stock, (2) shares acquired under Lyondell's Dividend Reinvestment Plan and (3) shares that may be acquired within 60 days through the exercise of stock options.  Those shares that may be acquired through the exercise of stock options include: 15,000 for each of Mr. Engen and Dr. Spivey and 5,000 for Ms. Anderson; 265,955 for Mr. DeNicola; 71,785 for Mr. Dineen; 102,639 for Ms. Galvin; 1,130,923 for Mr. Smith; and 1,888,466 for all directors and executive officers as a group.  Until stock options are exercised, these individuals have neither voting nor investment power over the underlying shares of common stock, and only have the right to acquire beneficial ownership of the shares through exercise of their respective stock options.  The amounts shown in the second column of the table do not include deferred stock units.

(c)
The number of outstanding shares shown for each person represents less than 1% of the outstanding shares of Lyondell common stock, as of July 16, 2007.  The number of outstanding shares beneficially owned by all directors and executive officers as a group represents approximately 1.2% of Lyondell common stock outstanding as of July 16, 2007.

(d)	The deferred stock units do not carry voting rights.

(e)	Includes 100 shares of common stock held by a trust of which Ms. Anderson is an indirect beneficiary.

(f)	Includes 59,158 shares of common stock held by a trust of which Mr. Dineen is a trustee and a beneficiary.

(g)	Includes 2,000 shares of common stock held by a family limited partnership. The general partner of the family limited partnership is a corporation owned by Mr. Lesar and his spouse.

(h)	The amount includes approximately 64,258 shares of common stock owned by family limited partnerships and trusts.

APPRAISAL RIGHTS

The discussion below is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which is attached to this proxy statement as Appendix C.  Shareholders intending to exercise appraisal rights should carefully review Appendix C.  Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in a termination or waiver of these rights.

Upon completion of the merger, Lyondell shareholders who duly demand appraisal of their Lyondell shares prior to the taking of the vote on the merger at the special meeting, who do not vote in favor of the adoption of the merger agreement and who otherwise follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware within the appropriate time periods will be entitled to have their Lyondell shares appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such shareholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for exercising statutory appraisal rights.  Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights.  This proxy statement constitutes notice to shareholders of Lyondell concerning the availability of appraisal rights under Section 262.  A shareholder of record wishing to assert appraisal rights must hold the shares of common stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262.  A shareholder must file a written demand for appraisal of shares with Lyondell before the taking of the vote on the merger at the special meeting on ______________ ___, 2007.  This written demand for appraisal of shares must be in addition to and separate from a vote against the merger.  Shareholders electing to exercise their appraisal rights must not vote for the adoption of the merger agreement.  Also, because a submitted proxy not marked against or abstain will be voted for the proposal to adopt the merger agreement, the submission of a proxy not marked against or abstain will result in the waiver of appraisal rights.  Any proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.  The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Lyondell common stock is entitled to assert appraisal rights for the shares that were registered in that holder's name.  A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the share certificate.  If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary.  If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners.  An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record.  However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.  A person having a beneficial interest in Lyondell common stock held of record in the name of another person, such as a broker or nominee, and who wishes to exercise appraisal rights must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.  If shares are held of record in the name of a person who is not the beneficial owner, the record owner may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set for the number of shares of Lyondell common stock as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Lyondell common stock which are held in the name of the record owner.

A Lyondell shareholder who elects to exercise appraisal rights should mail or deliver such shareholder’s written demand to Lyondell at its address at 1221 McKinney Street, Suite 700, Houston Texas 77010, Attention: Corporate Secretary.  The written demand for appraisal should specify the shareholder’s name and mailing address, and that the shareholder is thereby demanding appraisal of such shareholder’s Lyondell shares.  Within 10 days after the effective time of the merger, Lyondell must provide notice of the effective time of the merger to all of its shareholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any shareholder who has satisfied the requirements of Section 262 may deliver to Lyondell a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Lyondell, as the surviving corporation in the merger, must mail such written statement to the shareholder within 10 days after the shareholders’ request is received by Lyondell or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either Lyondell or any shareholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Lyondell shares of shareholders entitled to appraisal rights.  Lyondell is under no obligation to and has no present intention to file such a petition if a demand for appraisal is made.  Accordingly, it is the obligation of the Lyondell shareholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

Upon the filing of any petition by a shareholder in accordance with Section 262, service of a copy must be made upon Lyondell, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Lyondell. After notice to such shareholders, as may be required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those shareholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder.  The Delaware Court of Chancery may require the shareholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any shareholder that fails to comply with such direction.

After determining the shareholders entitled to appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Lyondell shareholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that investment banking opinions as the fairness from a financial point of view are not necessarily opinions as to the fair value under Section 262.  In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors.  The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

The costs (which do not include attorney's fees or the fees and expenses of experts) of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances.  Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.  In the absence of a determination or assessment, each party bears such party’s own expenses.  The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for U.S. federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any shareholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any shareholder will have the right to withdraw such shareholder’s demand for appraisal and to accept the terms offered in the merger agreement.  After this period, a shareholder may withdraw such shareholder’s demand for appraisal and receive payment for such shareholder’s shares as provided in the merger agreement only with Lyondell’s consent.  If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, shareholders’ rights to appraisal (if available) will cease.  Since Lyondell has no obligation to file such a petition, any shareholder who desires a petition to be filed is advised to file it on a timely basis.  No petition timely filed in the court demanding appraisal may be dismissed as to any shareholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any Lyondell shareholder to comply fully with the procedures described above and set forth in Appendix C to this proxy statement may result in termination of such shareholder’s appraisal rights.  In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of Lyondell’s shareholders.  If the merger is not completed, however, shareholders will continue to be entitled to attend and participate in meetings of the shareholders.  If the merger is not completed, shareholder proposals intended to be presented at the 2008 Annual Meeting must be received by Lyondell no later than November 27, 2007, in order to be included in Lyondell's proxy materials and form of proxy relating to that meeting. Those proposals should be addressed to Lyondell’s Corporate Secretary at 1221 McKinney Street, Suite 700, Houston, Texas 77010. Shareholder proposals must otherwise be eligible for inclusion. If the merger is not completed, the 2008 Annual Meeting is scheduled to take place in May 2008.

If the merger is not completed, pursuant to the By-Laws of Lyondell, a shareholder wishing to nominate a candidate for election to the board or bring business before the 2008 Annual Meeting in a form other than a shareholder proposal in accordance with the preceding paragraph is required to give written notice to Lyondell’s Corporate Secretary of his or her intention to make such a nomination or present such business.  The notice of intent to make a nomination or present business at the 2008 Annual Meeting must be received by Lyondell’s Corporate Secretary, at the address set forth in the preceding paragraph, no later than 90 days in advance of such meeting.  However, if the meeting was not publicly announced by a mailing to the shareholders, in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or a filing with the SEC more than 90 days prior to the meeting, the notice must be delivered to the board of directors not later than the close of business on the tenth day following the day on which the date of the meeting was first so publicly announced. The notice is required to contain certain information set forth in Lyondell’s By-Laws about both the nominee or proposed business, as applicable, and the shareholder making the nomination or proposal. A nomination or proposal that does not comply with the above procedures will be disregarded. Compliance with the above procedures does not require Lyondell to include the proposed nominee or business in Lyondell's proxy solicitation materials.

WHERE YOU CAN FIND MORE INFORMATION

Lyondell files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Lyondell files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Lyondell’s SEC filings are also available to the public at the SEC’s website at www.sec.gov. You also may obtain free copies of the documents Lyondell files with the SEC by going to the “Investors Relations” section of Lyondell’s website at www.lyondell.com. Lyondell’s website address is provided as an inactive textual reference only. The information provided on Lyondell’s website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning Lyondell also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or any other documents filed with the SEC by Lyondell or other information concerning Lyondell, without charge, by written or telephonic request directed to Lyondell's Investor Relations Department at 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone: (713) 309-4590, or from the SEC through the SEC’s website at www.sec.gov.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED _______________, 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE DELIVERY OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Among

BASELL AF,

BIL ACQUISITION HOLDINGS LIMITED

and

LYONDELL CHEMICAL COMPANY

Dated as of July 16, 2007

		Page

	ARTICLE I

	THE MERGER

1.1	The Merger; Effective Time of the Merger	1
1.2	Closing	1
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	2
1.6	Convertible Debentures	2

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1	Effect of the Merger on Capital Stock	2
2.2	Appraisal Rights	3
2.3	Treatment of Company Options	3
2.4	Treatment of Restricted Company Common Stock	4
2.5	Payment for Performance Units	4
2.6	Payment for Securities	4

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	7
3.2	Representations and Warranties of Parent and Merger Sub	19

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Conduct of Business by the Company Pending the Merger	22
4.2	No Solicitation	26

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Preparation of Proxy Statement	28
5.2	Access to Information	28
5.3	Stockholders' Meeting and Board Recommendation	29

A-i

5.4	Regulatory Approvals	29
5.5	Employee Matters	31
5.6	Indemnification; Directors' and Officers' Insurance	32
5.7	Agreement to Defend	34
5.8	Public Announcements	34
5.9	Advice of Certain Matters; Control of Business	34
5.10	Conveyance Taxes	34
5.11	Investigation by Parent and Merger Sub; No Other Representations or Warranties	34
5.12	Financing	35
5.13	Reasonable Best Efforts; Notification	36
5.14	Rule 16b-3	37
5.15	New Jersey Industrial Site Recovery Act	37
5.16	Tender Offer	37
5.17	Business of Parent	38

ARTICLE VI

CONDITIONS PRECEDENT

6.1	Conditions to Each Party's Obligation to Effect the Merger	38
6.2	Additional Conditions to Obligations of Parent and Merger Sub	39
6.3	Additional Conditions to Obligations of the Company	40

ARTICLE VII

TERMINATION

7.1	Termination	40
7.2	Notice of Termination; Effect of Termination	41
7.3	Expenses and Other Payments	42

ARTICLE VIII

GENERAL PROVISIONS

8.1	Schedule Definitions	42
8.2	Nonsurvival of Representations, Warranties and Agreements	42
8.3	Notices	42
8.4	Rules of Construction	43
8.5	Counterparts	44
8.6	Entire Agreement; No Third Party Beneficiaries	44
8.7	Governing Law; Venue; Waiver of Jury Trial	45
8.8	No Remedy in Certain Circumstances	45
8.9	Assignment	46
8.10	Affiliate Liability	46
8.11	Specific Performance	46

A-ii

8.12	Joint Liability	46
8.13	Amendment	46
8.14	Extension; Waiver	46

A-iii

INDEX OF DEFINED TERMS

Definition	Section

Adverse Recommendation Change	26
Affiliate	6
Agreement	1
Alternate Financing	35
Annual Report	23
Antitrust Authority	30
Antitrust Laws	30
Antitrust Prohibition	30
Appraisal Shares	3
Book-Entry Shares	5
Business Day	1
Cap Amount	33
Certificate of Merger	1
Certificates	5
Closing	1
Closing Date	1
Code	14
Company	1
Company Affiliate	46
Company Bylaws	7
Company Certificate of Incorporation	7
Company Common Stock	2
Company Contracts	19
Company Convertible Notes	2
Company Disclosure Letter	7
Company Intellectual Property	16
Company Material Adverse Effect	7
Company Permits	12
Company Preferred Stock	8
Company Required Vote	28
Company SEC Documents	10
Company Stock Option	3
Company Stock Plans	3
Company Termination Fee	42
Confidentiality Agreement	29
Continuing Directors	38
Convertible Note Notice Date	2
Corporate Officers	24
Debt Commitment Letter	21
Debt Financing	35
DGCL	1

A-iv

Divestiture Action	30
Effective Time	1
Employee Benefit Plan	13
Encumbrances	8
Environmental Laws	17
ERISA	13
ERISA Affiliate	14
Exchange Act	10
Fin 48	24
First Eligible Closing Date	1
Foreign Benefit Plan	13
GAAP	10
Governmental Entity	9
Hazardous Materials	17
Indemnified Liabilities	32
Indemnified Persons	32
Indenture	2
Intellectual Property	16
Interim Period	38
ISRA	37
knowledge	12
Letter of Transmittal	5
Marketing Period	1
Material Leased Real Property	19
Material Real Property Lease	19
Merger	1
Merger Consideration	2
Merger Sub	1
Minimum Condition	37
New Commitment Letter	35
New Jersey Property	37
Notice of Adverse Recommendation Change	26
Option Consideration	4
Option Surrender Agreement	3
Owned Real Property	19
Parent	1
Parent Closing Option	1
Parent Disclosure Letter	19
Parent Financial Statements	22
Parent Group	31
Parent Material Adverse Effect	20
Paying Agent	4
Payment Fund	4
PBGC	14
Performance Unit Consideration	4
Performance Units	4

A-v

Permitted Encumbrances	17
Person	5
Premerger Notification Rules	29
Proxy Statement	10
Quarterly Report	23
Release	17
Representatives	28
Right	8
Rights Agreement	8
Rights Agreement Amendment	19
Sarbanes-Oxley Act	10
SEC	10
Section 203	19
Securities Act	10
Significant Subsidiary	7
Subsidiary	8
Superior Proposal	28
Surviving Corporation	2
Takeover Proposal	27
Tax Returns	13
Taxes	13
Tender Offeror	37
Terminable Breach	41
Termination Date	41
Third Party	28
Title IV Plan	15
Transaction Agreements	8
Transactions	1
Voting Debt	8
WARN Act	16

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2007 (this "Agreement"), among Basell AF, a Luxembourg company ("Parent"), BIL Acquisition Holdings Limited, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Lyondell Chemical Company, a Delaware corporation (the "Company").

WHEREAS, the respective Boards of Directors of the Company, the Parent and Merger Sub have unanimously approved and declared advisable, this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions") and also to prescribe various conditions to the Merger and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger; Effective Time of the Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with provisions of the General Corporation Law of the State of Delaware (the "DGCL").  As soon as practicable on the Closing Date, at the closing of the Merger (the "Closing"), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the "Certificate of Merger") with the Office of the Secretary of State of the State of Delaware.  The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as agreed upon by Parent and the Company and specified in the Certificate of Merger, the "Effective Time").

1.2           Closing.  The Closing shall take place at 9:30 a.m., New York, New York time, on a date that is two Business Days following the satisfaction or (to the extent permitted by applicable law) waiver in accordance with this Agreement of the last to occur of the conditions set forth in ARTICLE VI (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived in accordance with this Agreement on the Closing Date (such date being, the "First Eligible Closing Date") at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York, or such other place as Parent and the Company may agree in writing.  Notwithstanding the foregoing, at the option of the Parent (the "Parent Closing Option") the Closing may take place on a date that is the earlier of (a) a Business Day on or after the First Eligible Closing Date during the Marketing Period to be specified by Parent on no less than five Business Days notice to the Company and (b) the final day of the Marketing Period.  The "Closing Date" shall mean the date on which the Closing occurs.  "Business Day" shall mean a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.  "Marketing Period" shall mean the period commencing on the First Eligible Closing Date and ending on the earlier to occur of (i) the 20th Business Day thereafter, and (ii) the last Business Day prior to the Termination Date.  If Parent elects to exercise the Parent Closing Option, then from and after the First Eligible Closing Date, the conditions in Section 6.2(a), Section 6.2(b), and Section 6.2(d) shall be deemed to have been satisfied.  If the Closing is scheduled to occur on a date other than a Business Day, then the Closing shall occur on the immediately following Business Day.

1.3           Effect of the Merger.  At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the "Surviving Corporation").   The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4           Certificate of Incorporation and Bylaws.  At the Effective Time and subject to Section 5.6(b), (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety in the form of Exhibit A hereto, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law and (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law, except that, at the Effective Time, Article I of such Bylaws shall be amended to provide that the corporate name of the Surviving Corporation is "Lyondell Chemical Company."

1.5           Directors and Officers.  From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation, and such directors shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office until the earlier of their resignation or removal.

1.6           Convertible Debentures.  In accordance with the terms of the Indenture, dated as of November 25, 2003 (as amended, the "Indenture"), between Millennium America Inc, as issuer, and The Bank of New York, as trustee, with respect to the Company's 4% Convertible Senior Debentures (the "Company Convertible Notes"), the Board of Directors of the Company shall, not less than two (2) Business Days prior to the date fifteen (15) days prior to anticipated effective date of the Merger (such date, the “Convertible Note Notice Date”), in accordance with the Indenture, publish a notice on the Company’s website or such other public medium as it may use at that time, stating, among other things, (i) that the Company is about to merge with another Person pursuant to which the Company Common Stock will be converted into cash and (ii) that the Company Convertible Notes may be surrendered for conversion at any time from and after the Convertible Note Notice Date and ending on and including the date fifteen (15) days after the Effective Date.  At the Effective Time, Parent shall contribute to the Company an amount in cash necessary to repurchase all such Company Convertible Notes.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND
MERGER SUB; EXCHANGE OF CERTIFICATES

2.1           Effect of the Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities:

(a)           Capital Stock of Merger Sub.  Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, par value $0.01 per share, of the Surviving Corporation, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation's common stock.

(b)           Capital Stock of the Company.

(i)           Subject to the other provisions of this ARTICLE II, each share of common stock of the Company, par value $1.00 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in clause (ii) of this Section 2.1(b) and any Appraisal Shares), including for the avoidance of doubt any shares of Company Common Stock outstanding immediately prior to the Effective Time whose prior restrictions have lapsed pursuant to Section 2.4 shall be converted into the right to receive $48.00 in cash, without interest (the "Merger Consideration").  All such shares of Company Common Stock, when so converted, shall cease to be outstanding and shall automatically be canceled and cease to exist.  Each holder of a certificate previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(ii)           All shares of Company Common Stock held by the Company as treasury shares or by Parent or Merger Sub or by any Subsidiary of Parent, Merger Sub or the Company, in each case immediately prior to the Effective Time, shall automatically be canceled and cease to exist as of the Effective Time without any conversion thereof, and no consideration shall be delivered or deliverable therefor.

(c)           Impact of Stock Splits, Etc.  In the event of any change in the number of shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock (including Company Stock Options), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Merger Consideration to be paid for each share of Company Common Stock, the Performance Unit Consideration to be paid for any Performance Unit, or the Option Consideration to be paid for any Company Stock Option, as the case may be, as provided in this Agreement shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and, as so adjusted, shall, from and after the date of such event, be the Merger Consideration, Performance Unit Consideration or the Option Consideration, as the case may be, subject to further adjustment in accordance with this Section 2.1(c).

2.2           Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder (excluding any shares described in Section 2.1(b)(ii)) who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "Appraisal Shares") shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1(b), but instead, at the Effective Time, the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist and the holder of such shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.2.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each of such holder's Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration.  The Company shall deliver prompt notice to Parent of any notice received by the Company of intent to demand and of any demands received by the Company for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company for appraisal of any shares of Company Common Stock, and provide Parent with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.3           Treatment of Company Options. The Company agrees that it will take such actions as are necessary to cause at the Effective Time each option for the purchase of Company Common Stock then outstanding ("Company Stock Option"), whether or not exercisable, under the Company's Amended and Restated 1999 Incentive Plan, the Company’s Stock Option Plan for Non-Employee Directors, the Millennium Chemicals Inc. Long-Term Stock Incentive Plan and the Millennium Chemicals Inc. 2001 Omnibus Incentive Compensation Plan (together with the plans listed in Section 2.4, the "Company Stock Plans"), to become fully exercisable (if not then fully exercisable), and such options shall immediately thereafter be cancelled and shall automatically cease to exist, and each holder of Company Stock Options shall cease to have any rights with respect to such Company Stock Option except the right to receive the following consideration upon delivery of an option surrender agreement, which shall be in a form reasonably agreed to by Parent and the Company prior to the Closing ("Option Surrender Agreement") in accordance with Section 2.6(b)(i)(B):  for each share of Company Common Stock subject to such Company Stock Option, an amount in cash (without interest) equal to the excess, if any, of (i) the Merger Consideration payable in respect of a share of Company Common Stock over (ii) the per share exercise price of such Company Stock Option (such amount in cash as described above being hereinafter referred to as the "Option Consideration").  Parent and Merger Sub acknowledge and agree that the actions described in the preceding sentence shall occur at the Effective Time without any action on the part of Merger Sub, Parent or any of their respective stockholders.

2.4           Treatment of Restricted Company Common Stock.  Immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock (including Company Common Stock underlying restricted stock units) issued or granted pursuant to the Company’s Non-Employee Directors Restricted Stock Plan, the Company’s Amended and Restated 1999 Long-Term Incentive Plan and the Company’s 1995 Restricted Stock Plan shall immediately lapse, and, at the Effective Time, each share of such Company Common Stock, restricted stock units and phantom stock shall be converted into the right to receive the Merger Consideration in accordance with the terms hereof.

2.5           Payment for Performance Units.  Immediately prior to the Effective Time, each outstanding grant of performance units or performance shares ("Performance Units") under the Company Stock Plans shall become fully vested and payable according to the terms of the Company Stock Plan and applicable form of award agreements and shall be converted into the right to receive from the Surviving Corporation, for such Performance Unit, an amount (subject to any withholding tax) in case equal to the sum of (i) the product of (A) the number of shares of Company Common Stock which the holder thereof would have been entitled to receive under the terms of the Performance Unit and (B) the Merger Consideration and (ii) the cash portion, if any, payable with respect to such Performance Unit (such amount in cash as described above being hereinafter referred to as the "Performance Unit Consideration").

2.6           Payment for Securities

(a)           Paying Agent; Payment Fund.  Prior to the Effective Time, Merger Sub shall enter into an agreement with an entity designated by Parent and reasonably acceptable to the Company to act as agent for the holders of Company Common Stock and holders of the Company Stock Options in connection with the Merger (the "Paying Agent") and to receive the Merger Consideration, the Option Consideration and the Performance Unit Consideration to which such holders shall become entitled pursuant to this ARTICLE II.  On the Closing Date and prior to the filing of the Certificate of Merger, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, the Company Stock Options, and the Performance Units for payment in accordance with this ARTICLE II through the Paying Agent, cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1, the aggregate Option Consideration payable pursuant to Section 2.3, and the aggregate Performance Unit Consideration payable pursuant to Section 2.5 (the "Payment Fund").  The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration payable pursuant to Section 2.1, the Option Consideration payable pursuant to Section 2.3, and the Performance Unit Consideration payable pursuant to Section 2.5 in each case, out of the Payment Fund.  The Payment Fund shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Payment Fund shall be solely for the account of Parent or the Surviving Corporation.  If for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock, Company Stock Options and the Performance Units shall be entitled under Section 2.1, Section 2.3 and Section 2.5, respectively, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall pay all charges and expenses of the Paying Agent in connection with the exchange of shares for the Merger Consideration and the cancellation of Company Stock Options for the Option Consideration and the calculation and payment of the Performance Unit Consideration.  Any interest or other income resulting from Investment of the Payment Fund shall become part of the Payment Fund.

(b)           Payment Procedures.

(i)           As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to deliver:

(A)           to each record holder, as of immediately prior to the Effective Time, of (1) an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") or (2) shares of Company Common Stock represented by book-entry ("Book-Entry Shares"), a customary letter of transmittal ("Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Company prior to the Closing) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration set forth in Section 2.1(b)(i);

(B)           to each holder of a Company Stock Option as of the Effective Time (1) an Option Surrender Agreement, and (2) instructions for use in effecting the surrender of such Company Stock Option in exchange for the Option Consideration; and

(C)           to each holder of a Performance Unit as of the Effective Time a notice setting forth such holders’ rights pursuant to this Agreement.

(ii)           Upon surrender to the Paying Agent of a Certificate or Book-Entry Shares, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Surviving Corporation or the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  If payment of the Merger Consideration is to be made to an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity ("Person"), other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable.  Until surrendered as contemplated by this Section 2.6(b)(ii), each Certificate and each Book-Entry Share shall, subject to Section 2.2, be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this ARTICLE II.

(iii)           Upon cancellation of a Company Stock Option, together with the delivery of the Option Surrender Agreement, duly executed, and any other documents reasonably required by the Surviving Corporation or the Paying Agent, the holder of the Company Stock Option shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive pursuant to the provisions of Section 2.3.

(c)           Termination of Rights.

(i)           All Merger Consideration paid upon the surrender of and in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.  After the close of business on the date of the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares (other than certificates evidencing shares described in clause (ii) of Section 2.1(b)) are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the shares of Company Common Stock previously represented by such Certificates as provided in this ARTICLE II.

(ii)           The cancellation of a Company Stock Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option.  Prior to the Effective Time, the Company shall take all action necessary (including causing the Board of Directors of the Company (or any committees thereof) to take such actions as are allowed by the Company Stock Plan) to ensure that, following the Effective Time, without any action required by any holder of Company Options, (A) no participant in the Company Stock Plan or any other plans, programs or arrangements of the Company shall have any right thereunder to acquire or otherwise receive any capital stock of, or other equity or similar interests in, the Company, the Surviving Corporation or any Affiliate (as such term is defined in Rule 405 under the Securities Act, an "Affiliate") thereof and (B) the Company Stock Options may be cancelled in exchange for the Option Consideration pursuant to the terms of this Agreement.

(iii)           The payment of the Performance Unit Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Performance Unit.

(d)           Termination of Payment Fund.  Any portion of the Payment Fund (including any interest thereon) that remains undistributed to the former stockholders or optionholders of the Company on the 365th day after the date on which the Effective Time occurs shall be delivered to Parent or the Surviving Corporation, upon demand by either Parent or the Surviving Corporation, and any former common stockholders or optionholders of the Company who have not theretofore received the Merger Consideration or Option Consideration to which they are entitled under this ARTICLE II shall thereafter look only to the Surviving Corporation and Parent for payment of their claim for such amounts.

(e)           No Liability.  None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent shall be liable to any holder of Company Common Stock or Company Stock Option for any amount of Merger Consideration or Option Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate, Book-Entry Share or Company Stock Option has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration or Option Consideration in respect of such Certificate, Book-Entry Share or Company Stock Option would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate, Book-Entry Share or Company Stock Option shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Lost, Stolen, or Destroyed Certificates.  If any Certificate (other than a Certificate evidencing shares described in clause (ii) of Section 2.1(b)) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the amount of Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this ARTICLE II.

(g)           Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock, Company Stock Options or Performance Units pursuant to this Agreement any amount required (or reasonably believed to be required) to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Performance Units, as applicable, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Company.  Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the "Company Disclosure Letter") and except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof (other than disclosures in "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" sections of such Company SEC Documents and only to the extent reasonably apparent in the Company SEC Document that such disclosed item is an event, item or occurrence that relates to the subject matter of, or would constitute a breach of a representation or warranty set forth in this Section 3.1), the Company represents and warrants to Parent and Merger Sub as follows:

(a)           Organization, Standing and Power.  Each of the Company and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and each of the Company and its Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).  The Company has heretofore made available to Parent (for purposes of Article III, items that have been publicly filed by the Company pursuant to the SEC’s “EDGAR system” shall be deemed to have been furnished and made available) complete and correct copies of its Amended and Restated Certificate of Incorporation (the "Company Certificate of Incorporation"), and its Amended and Restated Bylaws (the "Company Bylaws") as well as the similar organizational documents of each Significant Subsidiary, in each case as of the date hereof.  The respective jurisdictions of incorporation or organization of each Significant Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Letter.  The Company Certificate of Incorporation and Company Bylaws, and the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of the Company's Subsidiaries are in full force and effect, and neither the Board of Directors of the Company nor, to the knowledge of the Company, any stockholder of the Company has taken any action to amend the Company Certificate of Incorporation or the Company Bylaws in any respect.  As used in this Agreement:  (i) "Significant Subsidiary" means Millennium Chemicals Inc., Equistar Chemicals, LP and Houston Refining LP; (ii) a "Company Material Adverse Effect" means any occurrence, condition, change, event or development, or series of any of the foregoing, that, individually or in the aggregate, (i) is or is likely to be materially adverse to the properties, facilities, assets, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole (taking into account the effects of any material disruption of production at a significant facility of the Company for an extended period of time), or (ii) materially impairs, prevents or delays the ability of the Company to consummate the transactions contemplated hereby this Agreement or to perform its obligations hereunder; provided, however, that in no event shall any of the following constitute a Company Material Adverse Effect:  (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, including fluctuations in currency exchange rates; (B) any occurrence, condition, change, event or effect that affects the chemical industry or refining industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry or refining industry generally), (C) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any natural disasters and acts of terrorism (but not any such event resulting in any damage or destruction to or loss of the Company's or its Subsidiaries' physical properties to the extent such change or effect would otherwise constitute a Company Material Adverse Effect); (D) any changes resulting from the consummation of the Transactions contemplated by, or the announcement of the execution of this Agreement, (E) change in GAAP, or in the interpretation thereof, as imposed upon the Company, its Subsidiaries or their respective businesses, (F) any change in law or regulation, or in the interpretation thereof, (G) the downgrade in rating of any debt securities of the Company or any of its Subsidiaries by Standard & Poor’s Rating Group, Moody’s Investor Services, Inc. or Fitch Ratings, (H) changes in the price or trading volume of the Company’s stock, (I) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the Transactions, (J) any failure by the Company to meet projections of revenues or earnings for a period ending after the date of this Agreement or (K) any occurrence, condition, change, event or effect resulting from compliance by the Company and its Subsidiaries with the terms of this Agreement and each other agreement to be executed and delivered in connection herewith and therewith (collectively, the "Transaction Agreements"); except with respect to (A) – (C) and (F), in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry or refining industry in the same geographic regions and segments as the Company and its Subsidiaries and except with respect to (G), (H) and (J), provided that nothing in any such clauses shall  prevent a determination that any underlying causes of such changes resulted in a Company Material Adverse Effect.  "Subsidiary" means, with respect to any party, any corporation, partnership, limited liability company or other legal entity or organization, whether incorporated or unincorporated, of which: (1) such party or any other Subsidiary of such party is a general partner or a managing member or has similar authority; or (2) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other legal entity or organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries.

(b)           Capital Structure.  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Company Common Stock and (ii) 80,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock").  At the close of business on June 30, 2007, the following were issued and outstanding: (A) 253,448,132 shares of Company Common Stock (excluding 739,186 treasury shares), (B) no shares of Company Preferred Stock, (C) 4,271,839 Company Stock Options pursuant to the Company Stock Plans, (D) 267,103 shares of restricted Company Common Stock pursuant to the Company Stock Plans; (E) 2,460,851 performance units (at target) issued pursuant to the Company Stock Plans, and (F) 2,625,752 shares representing phantom stock and phantom stock option grants under the Company Stock Plans.  Other than the Company Convertible Notes, no Voting Debt (as defined below) was issued and outstanding.  The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote.  All outstanding shares of Company Common Stock and all shares of stock of or interests in the Company's Subsidiaries are validly issued, fully paid and non-assessable, to the extent such stock or interest can be fully paid and non-assessable, and are not subject to preemptive or similar rights.  Schedule 3.1(b) of the Company Disclosure Letter lists, in the aggregate, as of June 29, 2007, all outstanding options, restricted stock (including restricted stock units) and phantom stock, warrants or other rights to subscribe for, purchase or acquire from the Company or any of its Subsidiaries any capital stock of the Company or securities convertible into or exchangeable or exercisable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof).  Except as set forth on Schedule 3.1(b) of the Company Disclosure Letter, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company and all such shares of Company Subsidiaries are owned by the Company free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances") other than Permitted Encumbrances.  Except as set forth in this Section 3.1(b) and except for the Company Convertible Notes, changes since June 30, 2007 resulting from the exercise of stock options outstanding at such date, stock grants or other awards granted in accordance with Section 4.1(b) and the Rights (the “Rights”) attached to each issued and outstanding share of Company Common Stock and distributed pursuant to the Rights Agreement of the Company dated as of December 8, 1995, as amended (the “Rights Agreement”) there are outstanding:  (1) no shares of capital stock, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company, and (3) no options, restricted stock (including restricted stock units) and phantom stock, warrants, calls, rights (including preemptive or similar rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of the Company or any Subsidiary of the Company (including rights of first refusal), or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth on Schedule 3.1(b) of the Company Disclosure Letter, there are not any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company.  The Company has no (x) material joint venture or other similar material equity interests in any Person or (y) obligations, whether contingent or otherwise, to consummate any material additional investment (in the form of a loan, capital contribution or otherwise) in any Person other than its Subsidiaries and its joint ventures listed on Schedule 3.1(b) of the Company Disclosure Letter.

(c)           Authority; No Violations; Consents and Approvals.

(i)           The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws, to consummate the Transactions.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, with respect to consummation of the Merger, to adoption of this Agreement by the stockholders of the Company in accordance with the DGCL and the Company Certificate of Incorporation and Company Bylaws. As of the date of this Agreement, the Board of Directors of the Company has determined by unanimous vote of those directors present at the meeting that the transactions contemplated hereby (including the Merger) are advisable and in the best interests of the Company stockholders and have determined to recommend that the Company stockholders adopt this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(ii)           The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, give rise to any right of termination, cancellation or amendment of, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation or Company Bylaws or any provision of the comparable charter or organizational documents of any of the Company's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, or (C) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the adoption of this Agreement by the stockholders of the Company has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation of any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; other than, in the case of each of (A) and (B), (1) any such violations, defaults, acceleration, losses, rights, or Encumbrances that would not be reasonably likely to have a Company Material Adverse Effect and (2) any such violations, defaults, acceleration, losses, rights or Encumbrances resulting from the Debt Financing.

(iii)           No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for: (A) any such consents, approvals, orders, authorizations, registrations, declarations, filings or permits required in connection with the Debt Financing; (B) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meeting of the stockholders of the

Company to be held in connection with adoption of this Agreement (the "Proxy Statement") and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (C) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (D) filings required by  the New York Stock Exchange, Inc.; (E) such filings and approvals as may be required by any applicable state securities or "blue sky" or takeover laws; (F) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation; and (G) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or make would not be reasonably likely to have a Company Material Adverse Effect.

(d)           SEC Documents.

(i)           The Company has made available to Parent a true and complete copy of each report, statement, schedule, prospectus, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission (the "SEC") (the "Company SEC Documents").  The Company SEC Documents, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Documents filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto (the "Sarbanes-Oxley Act"), as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were and will be made, not misleading.  Except as set forth in Schedule 3.1(d) of the Company Disclosure Letter, none of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.   To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment.

(ii)           Each of the consolidated financial statements contained in the Company SEC Documents (including in each case all notes and schedules thereto), including any Company SEC Documents filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented or will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein, except that any unaudited interim financial statements do not include all of the information and notes required by GAAP for complete financial statements and are subject to normal and recurring year-end adjustments.

(iii)           The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and statements contained in such certificates are complete and correct, and the Company is otherwise in material  compliance with all applicable provisions of the Sarbanes-Oxley Act.

(iv)           The Company has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting, which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report its consolidated financial information and; (ii) any fraud known to management, whether or not material that involved management or other employees who have a significant role in the Company's internal controls over financial reporting. As of the date hereof, the Company has not received any complaint or allegation in writing since January 1, 2005, regarding accounting, internal accounting controls, or auditing matters, including any such complaint regarding improper accounting or auditing matters.  The Company and its consolidated Subsidiaries have established and maintain disclosure controls and procedures as defined in Rule13a-15(e) under the Exchange Act; such disclosures controls and procedures are reasonably designed to ensure that material information relating to the Company and its consolidated Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company's and its consolidated Subsidiaries' filings with the SEC and other public disclosure documents; and, as of the date hereof, to the knowledge of the Company the Company has not identified any material weaknesses in the design or operation of internal control over financial reporting. As of the date of this Agreement, to the knowledge of the Company, there is no reason to believe that its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act when next due.

(e)           Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company and at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub or their agents or representatives specifically for inclusion or incorporation by reference therein.

(f)           Absence of Certain Changes or Events.

(i)           Since December 31, 2006 there (i) has not been any Company Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect and (ii) except as specifically contemplated or disclosed in this Agreement, neither the Company nor any of its Subsidiaries has taken any action through the date of this Agreement that, if taken during the period of this Agreement through the Effective Time, would require the consent of Parent under Sections 4.1(d), (e), (f), (g) or (l).

(ii)           Since December 31, 2006, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects.

(g)           No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i) liabilities adequately provided for on the balance sheet of the Company dated as of March 31, 2007 (including the notes thereto) contained in the Quarterly Report; (ii) liabilities incurred in the ordinary course of business subsequent to March 31, 2007; (iii) liabilities for fees and expenses incurred in connection with the Transactions; (iv) liabilities not required to be presented on the face of an unaudited interim balance sheet prepared in accordance with GAAP; (v) liabilities incurred as permitted under Section 4.1(l); and (vi) liabilities that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h)           No Default.  Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred nor is any condition present which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Certificate of Incorporation or Company Bylaws or the comparable charter or organizational documents of any of the Company's Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)           Compliance with Applicable Laws.  The Company and its Subsidiaries hold all authorizations, permits, licenses, easements, variances, exemptions, orders, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), and all such Company Permits are valid and in full force and effect, except where the failure so to hold or the suspension or cancellation of, or the failure to be valid or in full force and effect of, any of the Company Permits would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The businesses of the Company and its Subsidiaries are not currently being conducted, and at no time during the past three years have been conducted, in violation of any law, ordinance or regulation of any Governmental Entity, except for violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, other than those the outcome of which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  For purposes of this Agreement, "knowledge" of Parent means the actual knowledge after reasonable inquiry of the executive officers of Parent (including partners, officers, associates and other employees of any controlling stockholder of Parent who have worked on this Agreement and the Transactions) and any other officer of Parent having primary responsibility for the matter in question; and “knowledge” of the Company means the actual knowledge after reasonable inquiry of the employees of the Company identified on Schedule 3.1(i) of the Company Disclosure Letter.

(j)           Litigation.  As of the date of this Agreement, except for such matters as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (A) suit, action, investigation or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the property or any asset of the Company or any of its Subsidiaries or (B) judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.  To the knowledge of the Company, as of the date hereof, no officer or director of the Company is a defendant in any material suit, claim, action, proceeding, arbitration or mediation in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company.

(k)           Taxes.

(i)           All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed (taking into account any extension of time in which to file) and in the manner prescribed by law in all material respects.  All such Tax Returns are in all material respects true, correct and complete, and all material Taxes owed by the Company and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid.  For purposes of this Section 3.1(k), "material" shall mean "a material adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole".

(ii)           None of the Company or any of its Subsidiaries has received a written notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction for a material amount of tax.

(iii)          As of the date of this Agreement, no adjustment reasonably likely to have a material impact on the Company or its Subsidiaries relating to any Tax Return has been proposed or formally asserted by any Tax Authority against the Company or any of its Subsidiaries.

(iv)          There are no material liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable or being contested in good faith.

(v)           Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any material Tax sharing agreement or similar contract or arrangement with a person other than the Company or another Subsidiary.  Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company) that would result in any material liability (after taking into account third-party indemnities) for the Taxes of any person (other than the Company and such Subsidiary) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)          Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any material adjustments under Section 481(a) or Section 263A of the Code or any comparable provision under state or foreign Tax laws by reason of a change in accounting method or otherwise that would be effective for any period after the Closing Date.

(vii)          Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transaction" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(viii)         Neither the Company nor any of  its Subsidiaries has "participated" in a "listed transaction".  The term "listed transaction is defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code.

(ix)           To its knowledge, the Company is not, nor has it ever been, a United States Real Property Holding Corporation within the meaning of Section 897 of the Code.

(x)           For purposes of this Agreement, "Taxes" means any taxes, charges, levies, interest, penalties, additions to tax or other assessments of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, including any such amounts of another Person as a result of being a member of a combined, consolidated, unitary, fiscal unity, affiliated or similar tax group, by contract, as a transferee or otherwise; and "Tax Returns" means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

(l)           Compensation; Benefits.

(i)           Set forth on Schedule 3.1(l)(i) of the Company Disclosure Letter is a list, as of the date hereof, of all Employee Benefit Plans and "Foreign Benefit Plans" identified as such. "Foreign Benefit Plan" shall mean any material pension or other similar employee benefit or retirement plan, program, policy, arrangement or agreement (other than any plan, program, policy, arrangement or agreement mandated under applicable law) that are maintained or contributed to by the Company or its any of its Subsidiaries with respect to current and former employees employed or engaged in service to the Company or its Subsidiaries outside the United States.  "Employee Benefit Plan" means any material "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and whether or not subject to ERISA, any material employment, termination or severance agreement covering officers of the Company, and any material bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, equity-based, severance, retention, change in control, profit sharing, retirement, welfare, disability, death benefit, hospitalization or insurance plan, and any other material plan, agreement, or program providing compensation or benefits to any current or former employee, director or independent contractor of the Company or any Subsidiary of the Company or any other entity required to be aggregated with the Company under Section 414 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any trade or business, whether or not incorporated that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (an "ERISA Affiliate") maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate.  True, correct and complete copies of each of the Employee Benefit Plans, any related trust agreements, insurance contracts and other funding documents, in each case as of the date hereof, have been furnished or made available to Parent or its representatives or will be made available within 30 days of the date of this Agreement, along with the most recent actuarial valuation reports and financial statements or accounts, the most recent summary plan description and summary of material modifications and, for Employee Benefit Plans and the Foreign Benefit Plans intended to be qualified under Section 401(a) of the Code, the most recent determination letter, if any.

(ii)           Except for such failures that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(A)           Each Employee Benefit Plan has been maintained in compliance with its terms and with all applicable laws, including, but not limited to ERISA and the Code.

(B)           As of the date of this Agreement, there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans and Foreign Benefit Plans.  Set forth on Schedule 3.1(l) of the Company Disclosure Letter is a list, as of the date of this Agreement, of all Employee Benefit Plans that the Company or any ERISA Affiliate participates in, contributes to or is otherwise liable (other than for premiums to the Pension Benefit Guaranty Corporation ("PBGC")) that are subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.  No "reportable event" within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred or is expected to occur with respect to any Employee Benefit Plan.  No Employee Benefit Plan is a "multiemployer plan" (within the meaning of Sections 3(37) of ERISA).

(C)           All contributions required to be made to the Employee Benefit Plans and Foreign Benefit Plans pursuant to their terms and applicable law have been timely made.

(D)           There are no unfunded benefit obligations under the Employee Benefit Plans and Foreign Benefit Plans that have not been properly accrued for in the Company's financial statements or disclosed in the notes thereto in accordance with GAAP.

(E)           The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (1) entitle any current or former employee or director or independent contractor of the Company or any Subsidiary of the Company to severance pay, (2) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or Foreign Benefit Plan, (3) result in any breach or violation of, or a default under, any Employee Benefit Plan or Foreign Benefit Plan, or (4) cause any amounts payable under any Employee Benefit Plan (whether in cash, in property or in the form of benefits) to fail to be deductible for federal income tax purposes by virtue of Sections 162(m) or 280G of the Code.

(iii)           No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC

(which premiums have been timely paid when due).  Insofar as the representation made in this section 3.1(l)(iii) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any Employee Benefit Plan that is subject to Title IV of ERISA (a "Title IV Plan") to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(iv)           The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition has existed prior to the date of this Agreement that presents a material risk that such proceedings will be instituted.

(v)           Except as set forth on Schedule 3.1(l) of the Company Disclosure Letter, with respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

(vi)           Neither the Company,  any ERISA Affiliate, or Employee Benefit Plan, any trust created thereunder, nor any trustee, fiduciary or administrator thereof has engaged in or had knowledge of a transaction in connection with which the Company, any ERISA Affiliate, any Employee Benefit Plan, or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

(vii)           Each Employee Benefit Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Employee Benefit Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

(viii)         Except as set forth on Schedule 3.1(l) of the Company Disclosure Letter, no Employee Benefit Plan or Foreign Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or beneficiary thereof).

(ix)           None of the Company or any of its Subsidiaries has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, "leased employees" (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Employee Benefit Plans or the imposition of penalties or excise taxes with respect to the Employee Benefit Plans by the IRS, the Department of Labor, or the PBGC.

(x)            Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005.  There are no agreements in place that would entitle any participant in any such plan to reimbursement for any additional tax imposed by Section 409A of the Code.

(xi)           With respect to the Foreign Benefit Plans, (i) the Foreign Benefit Plans have been maintained in all material respects in accordance with their terms and all applicable laws (including, but not limited to, all tax laws, regulations and the European Union cross-border membership rules), (ii) if intended to qualify for special Tax treatment, the Foreign Benefit Plans meet the requirements for such treatment in all material respects, (iii) if intended to be book-reserved, the Foreign Benefit Plans are fully book reserved in all material respects based upon reasonable US GAAP actuarial assumptions and methodology and fully reflect the financial effects of all prior transactions in relation to the book reserved Foreign Benefit Plans, except where failure to reserve would not be material, (iv) if intended to be funded, the Foreign Benefit Plans are either fully funded or any shortfall is fully recognized as a book reserve in all material respects, based upon reasonable US GAAP actuarial assumptions and methodology and fully reflect the financial effects of all prior transactions in relation to the funded Foreign Benefit Plans, except where failure to reserve would not be material, (v) there are no undisclosed outstanding disputes with respect to any Foreign Benefit Plan and (vi) no liability which could be material to the Company and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Benefit Plans (including, but not limited to any post-sale liabilities relating to any divestiture in the United Kingdom, including disputes and contribution notices from the Pensions Regulator), other than to the extent reflected on the financial statements.

(m)           Labor Matters.

(i)           The third and fourth sentences under the caption “Employee Relations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding labor unions are true and correct in all material respects.

(ii)           There are no pending, or to the knowledge of the Company, threatened strikes, labor disputes, walkouts, slowdowns, work stoppages or lockouts against or involving the Company or any of its Subsidiaries.

(iii)           The Company and each of its Subsidiaries are, and during the ninety-day period prior to the date of this Agreement, have been in compliance with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act (the "WARN Act") and any similar foreign, state or local law, ordinance or regulation of any Governmental Entity relating to plant closings and layoffs.  Schedule 3.1(m)(iii) of the Company Disclosure Letter sets forth a true and complete chart, as of the date of this Agreement, listing any and all plant closings and mass layoffs, as such terms are defined under the WARN Act or any similar foreign, state or local law, ordinance or regulation, by location, which the Company or its Subsidiaries will implement or anticipate implementing in the ninety days prior to the Closing Date, which chart shall be updated by the Company through and until the Closing Date.

(iv)           The Company and each of its Subsidiaries, as applicable are in material compliance with Executive Order 11246.

(v)           To the Company's knowledge, no officer of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information, except for such violations as would not have a Company Material Adverse Effect.

(n)           Intellectual Property.  The Company and its Subsidiaries own or have the sufficient right to use and after the consummation of the transactions contemplated by this Agreement will have the sufficient right to use, pursuant to a license or otherwise, all Intellectual Property necessary for the operation of the businesses of each of the Company and its Subsidiaries as presently conducted (collectively, the "Company Intellectual Property") free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, the operation of the business of each of the Company and its Subsidiaries as presently conducted does not  infringe upon, violate, or misappropriate any Intellectual Property right of any other Person, except for such matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. "Intellectual Property" means all of the following whether arising under the Laws of the United States or of any other jurisdiction: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof, and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all renewals of any of the foregoing, (c) Internet domain names, (d) copyrightable works, copyrights, moral rights, mask work rights, in each case,  whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) confidential and trade secret information, including confidential information regarding inventions, processes, formulae, models, and methodologies.

(o)           Personal Property.  Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries (A) have good, valid and marketable title to all of the personal properties and assets, tangible and intangible, that they purport to own, and valid leasehold interests in all of the personal properties and assets, tangible and intangible (other than Intellectual Property), that they purport to lease, in each case including the personal properties and assets reflected in the Company's consolidated balance sheet included in the Annual Report, but excluding any personal property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business since December 31, 2006.  All such properties and assets are free and clear of all Encumbrances, except for (i) routine statutory liens securing liabilities not yet due and payable, or the validly or amount of which is being contested in good faith (ii) minor Encumbrances that do not materially detract from the value of the specific asset affected or the present use of such asset, (iii) Encumbrances existing or expressly permitted pursuant to credit facilities or long-term debt of the Company and its Subsidiaries existing as of the date of this Agreement or refinancings or Encumbrances permitted under Section 4.1 hereof (collectively, "Permitted Encumbrances"); and (B) have such ownership or such rights by license, lease or other agreement to all material equipment used or necessary to conduct their respective businesses as currently conducted.

(p)           Environmental Matters.

(i)           As used in this Agreement:

(A)           "Environmental Laws" means any and all laws, statutes, regulations, rules, orders, ordinances, legally enforceable directives, and rules of common law of any Governmental Entity pertaining to protection of human safety and health (to the extent relating to exposure to Hazardous Materials) or the environment (including, without limitation, any natural resource damages or any generation, manufacture, use, storage, treatment, disposal, release, threatened release, discharge, or emission of Hazardous Materials into the indoor or outdoor environment) in effect as of the date hereof;

(B)           "Hazardous Materials" means any (1) chemical, product, substance, waste, pollutant, physical agent, or contaminant that is defined or listed as hazardous or toxic or that is otherwise regulated under any Environmental Law; (2) asbestos or asbestos-containing product containing materials, whether in a friable or non-friable condition, lead-containing material polychlorinated, biphenyls, naturally occurring radioactive materials or radon; and (3) any petroleum hydrocarbons, petroleum products, petroleum substances, crude oil, natural gas, and any components, fractions, gasoline additives or derivatives thereof; and

(C)           "Release" means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

(ii)           Except for those matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(A)           The Company and its Subsidiaries and their respective operations and assets are and, during the relevant time periods specified under all applicable statutes of limitations, have been in compliance with Environmental Laws, and there are no facts or circumstances known to the Company which could reasonably be expected to form the basis of any liability under Environmental Laws against the Company, its Subsidiaries, or any person or entity whose liability the Company or its Subsidiaries likely has retained or assumed;

(B)           As of the date of this Agreement, the Company and its Subsidiaries are not subject to any pending or, to the Company's knowledge, threatened claims, actions, suits, investigations, inquiries or proceedings under Environmental Laws; and

(C)           There have been no Releases of Hazardous Materials at any property currently or, to the knowledge of the Company, formerly owned or operated by the Company, any of its Subsidiaries, or, to the knowledge of the Company, by any predecessors of the Company or any Subsidiary of the Company, which Releases are reasonably likely to result in material liability to the Company or any of its Subsidiaries under Environmental Law, and, as of the date of this Agreement, neither the Company nor its Subsidiaries have received any notice asserting an alleged liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials or the threatened Release of any Hazardous Materials at or from any property whether or not currently or formerly owned or operated by the Company or any of its Subsidiaries.

(q)           Insurance.  The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or any of its Subsidiaries that are customary in all material respects for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate. Except as would not have a Company Material Adverse Effect, all premiums payable under the insurance policies have been duly paid to date.  Except as would not have a Company Material Adverse Effect, no written notice of cancellation or termination has been received with respect to such insurance policy.  There is no material claim by the Company or any of its Subsidiaries pending, under any insurance policy and no material claim made since January 1, 2006 has been denied.

(r)           Opinion of Financial Advisors.  The Board of Directors of the Company has received the opinion of Deutsche Bank to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the shareholders of Company Common Stock is fair, from a financial point of view, to such holders.

(s)           Vote Required.  The affirmative vote (in person or by proxy) in favor of the adoption of this Agreement of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger.

(t)           Brokers.  Except for the fees and expenses payable to Deutsche Bank (which amounts have been disclosed to Parent prior to the date hereof), no broker, investment banker, or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

(u)           Certain Contracts and Arrangements.  Schedule 3.1(u) of the Company Disclosure Letter, together with the lists of exhibits contained in the Company SEC Documents, sets forth a true and complete list, as of the date of this Agreement, of: (i) each agreement to which the Company or any of its Subsidiaries is a party (other than this Agreement) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the SEC if such a registration statement was filed by the Company on the date of this Agreement; (ii) any agreement that contains covenants that limit the ability of the Company or any of its Subsidiaries to compete in a material line of business of the Company or any of its Subsidiaries, except for any such contract that may be cancelled without any material penalty or other material liability to the Company or any of its Subsidiaries upon notice of 60 days or less; (iii) any contract or agreement relating to the borrowing of money or extension of credit pursuant to which the Company or any of its Subsidiaries has a borrowing capacity of more than $100 million or outstanding indebtedness of more than $100 million; (iv) interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such contract are greater than $30 million; and (v) any contract entered into after January 1, 2007 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (by merger or otherwise), of businesses or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $30 million, but excluding for purposes of this clause (vi) any supply or sales contracts; (vii) any contract pursuant to which the Company or any of its Subsidiaries is burdened from continuing indemnification or other contingent payment obligations related to environmental matters, in each case, that would reasonably be expected to result in payments in excess of $20 million in any calendar year (collectively, the "Company Contracts").  Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default under any Company Contract nor, to the knowledge of the Company, is any other party to any such Company Contract in breach or default thereunder.

(v)           State Takeover Statutes.  No "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination", anti-takeover or other similar statute, rule or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL ("Section 203")) applicable to the Company is applicable to this Agreement, the Merger or any of the other Transactions.  Assuming the accuracy of the representations made in Section 3.2(h), the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement, the Merger, and the other Transactions the restrictions on "business combinations" (as defined in Section 203) as set forth in Section 203.

(w)           Real Property.  The Company and its Subsidiaries have good, valid and defensible title to all material real property owned by the Company or any of its Subsidiaries (collectively, the "Owned Real Property")and valid leasehold estates in all material real property leased or subleased to the Company or its Subsidiaries (“Material Leased Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Except as would not have a Company Material Adverse Effect, each agreement under which the Company or any Subsidiary of the Company is the tenant, subtenant, or occupant with respect to the Material Leased Real Property (each, a "Material Real Property Lease") to the knowledge of the Company is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and neither the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party thereto, has received written notice of any default under any Material Real Property Lease.

(x)           Related Party Transactions.  Neither the Company nor any of its Significant Subsidiaries is a party to any transactions with related parties requiring disclosure under Item 404 of Regulation S-K of the Securities and Exchange Commission rules and regulations that either (i) have not previously been disclosed in the Company SEC Documents or (ii) if not disclosed, are materially different from related party transactions previously disclosed in the Company SEC Documents.

(y)           Rights Agreement.  The Board of Directors of the Company has amended the Rights Agreement (the “Rights Agreement Amendment”) in accordance with its terms to render it inapplicable to the Transactions.  The Company has delivered to Parent a true and correct copy of the Rights Agreement Amendment.

3.2           Representations and Warranties of Parent and Merger Sub.  Except as set forth on the disclosure letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)           Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly organized, validly existing, or so to qualify or be in good standing would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).  Parent and Merger Sub each has heretofore made available to the Company complete and correct copies of its principle organizational documents.  "Parent Material Adverse Effect" means any occurrence, circumstance, condition, change, event or effect that prevents or materially delays or impairs or is reasonably likely to prevent or materially delay or impair the ability of Parent and Merger Sub to consummate the Transactions.

(b)           Authority; No Violations, Consents and Approvals.

(i)           Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement).  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub.

(ii)           The execution and delivery of this Agreement does not, and the consummation of the Transactions will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any provision of (A) the principle organizational documents of Parent or Merger Sub or any provision of the comparable charter or organizational documents of any of their respective Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound or (C) assuming the consents, approvals, orders, authorizations, registrations, filings, or permits referred to in Section 3.2(b)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)           No consent, approval, order or authorization of, or registration, or filing with, or permit from, any Governmental Entity is required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, including the Financing, except for: (A) the filing with the SEC of such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (B) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (C) such filings and approvals as may be required by any foreign premerger notification or competition, securities, corporate or other law, rule or regulation of any Governmental Entity; and (D) any such consent, approval, order, authorization, registration, filing, or permit that the failure to obtain or would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)           Information Supplied.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement, insofar as it relates to the Parent or its Subsidiaries or Affiliates or other information supplied by the Parent for inclusion therein, in the form mailed to stockholders will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(d)           Litigation.  There are no suits, claim, actions, proceedings, arbitrations or mediations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suits, claims, actions, proceedings, arbitrations or mediations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgments, orders or decrees, except for those judgments, orders or decrees that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)           Financing.  Parent and Merger Sub (i) will have at the Effective Time sufficient immediately available funds available and the financial ability to permit Parent and Merger Sub to pay the aggregate Merger Consideration, the aggregate Option Consideration, any repayment or refinancing of debt of the Company and any Subsidiary of the Company, account receivable facilities and hedging agreements and the Company Convertible Notes necessary in connection with or as a result of the Transactions and fees and expenses of Parent, Merger Sub and their respective Representatives incurred in connection with the Transactions and (ii) at the Effective Time, will have the resources and capabilities (financial and otherwise) to perform its obligations hereunder.  True, correct and complete copies of the debt commitment letter dated the date of this Agreement from Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation (the "Debt Commitment Letter"), subject to the terms and conditions set forth therein have been provided to the Company.  The Debt Commitment Letter has been fully executed and delivered by Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation and, when executed by Parent and Merger Sub, which will occur immediately after the execution and delivery of this Agreement, will be valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a preceding in equity or at law).  The obligations of Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated and Merrill Lynch Capital Corporation to fund the commitment under the Debt Commitment Letter are not subject to any conditions other than as set forth in the Debt Commitment Letter.  As of the date of this Agreement, to the knowledge of Parent, no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Debt Commitment Letter by Parent or Merger Sub.  Parent has no knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Debt Commitment Letter not being satisfied or (ii) the funding contemplated in the Debt Commitment Letter not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement and any repayment or refinancing of debt, account receivable facilities and hedging agreements and the Company Convertible Notes, necessary in connection with the transactions contemplated by this Agreement.

(f)           Solvency; Surviving Corporation After the Merger.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors.  Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, the Surviving Corporation (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.

(g)           Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other Transactions.  The vote or consent of Parent as the sole stockholder of Merger Sub (which will be obtained immediately after the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve and adopt this Agreement, the Merger or the other Transactions.

(h)           Ownership of Company Common Stock.  Except as set forth on Schedule 3.2(h) of the Parent Disclosure Letter, neither Parent nor Merger Sub "own" (within the meaning of Section 203) or have, within the last three years, "owned" any shares of Company Common Stock.

(i)           Business Conduct.

(i)           Merger Sub was incorporated on July 13, 2007.  Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (A) its organization and (B) the preparation, negotiation and execution of this Agreement and the Transactions.  Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(ii)           There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company's management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

(j)           Financial Statements.  Parent has made available to the Company a true and correct copy of its consolidated financial statements, including all notes and schedules thereto, for each fiscal quarter and year ended since August 1, 2005 (the "Parent Financial Statements").  The Parent Financial Statements were prepared in accordance with International Financial Reporting Standards applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein, except that any interim financial statements are subject to normal and recurring year-end adjustments.

(k)           Absence of Certain Changes or Events.  From December 31, 2006 through the date of this Agreement, there has not been any Parent Material Adverse Effect.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1           Conduct of Business by the Company Pending the Merger.  Except as (i) set forth on Schedule 4.1 of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) required by any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity or (iv) otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, unreasonably delayed or unreasonably conditioned):  (1) the Company covenants and agrees that, prior to the Effective Time, it shall, and shall cause each of its Subsidiaries to, (A) conduct its businesses in the ordinary course, in substantially the same manner as heretofore conducted, and (B) use reasonable best efforts to preserve intact its present business organization and material Company Permits, retain the Company's current officers, and preserve its relationships with its key customers, suppliers and other Persons with which it has significant business dealings and relations to the end that its goodwill, business and operations shall not be impaired in any material respect at the Effective Time, and (2) without limiting the generality of the foregoing, prior to the Effective Time:

(a)           Dividends; Changes in Stock.  The Company shall not, and shall not permit any of its Subsidiaries to:  (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries, except for (A) the declaration and payment of the Company’s regular quarterly cash dividends of $0.225 per share of Company Common Stock (B) dividends and distributions by a direct or indirect Subsidiary of the Company to the Company, a direct or indirect Subsidiary of the Company or any minority equityholder in a direct or indirect Subsidiary of the Company (provided that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to the Company or a direct or indirect Subsidiary of the Company, as the case may be); (ii) split, combine, reclassify or subdivide any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company, any capital stock or equity interest of a Subsidiary or as contemplated by any existing director compensation plan, Employee Benefit Plan or employment agreement of the Company in each case existing as of the date hereof.

(b)           Issuance of Securities.  The Company shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant, convey, pledge, transfer, dispose of, encumber or sell, or authorize or propose to offer, issue, deliver, grant, convey, pledge, transfer, dispose of, encumber or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than:  (i) the issuance of Company Common Stock (and corresponding Rights under the Rights Agreement) upon the exercise of stock options granted under the Company Stock Plan and outstanding on the date hereof, (ii) upon the expiration of any restrictions on any restricted stock granted under the Company Stock Plan and outstanding on the date hereof, and (iii) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary's capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company.

(c)           Governing Documents.  The Company shall not amend or propose to amend the Company Certificate of Incorporation or the Company Bylaws and shall not permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation or bylaws or other similar organizational documents, provided that the organizational documents of Subsidiaries may be amended in a way that is not material.

(d)           No Acquisitions.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company, (ii) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions and licenses in the ordinary course of business or as to which the purchase price (including assumed indebtedness for borrowed money) is not in excess of $50 million individually, or (iii) make or authorize any loans, advances or capital contributions to, or investments in, any Person other than the Company or any wholly-owned Subsidiary of the Company or joint venture investment of the Company or any of its Subsidiaries except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations, except in each case as existing as of the date of this Agreement, in the ordinary course of business or not in excess of $50 million individually.

(e)           No Dispositions.  The Company shall not, and shall not permit any of its Subsidiaries to, sell, pledge, transfer, lease, or encumber or otherwise dispose of, or agree to sell, pledge, transfer, lease, or encumber or otherwise dispose of (including disposition on account of lease termination), any corporation, partnership, other business organization or division or any material assets thereof or equity interests therein, in each case other than (i) any sale, lease, license, or disposition in the ordinary course of business or pursuant to agreements existing on the date hereof or dispositions set forth in Schedule 4.1(e) of the Company Disclosure Letter, (ii) any sale, lease or disposition for an amount below $15 million individually, and (iii) sales of receivables under the accounts receivable facilities existing on the date of this Agreement as the same may be amended or replaced in accordance with this Agreement.

(f)           No Dissolution, Etc.  The Company shall not, and shall not permit any of its Significant Subsidiaries to, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution or consummate a recapitalization or other reorganization.

(g)           Accounting.  The Company shall not, and shall not permit any of its Subsidiaries to, change their accounting principles, methods or policies for the preparation of financial statements included in reports or registration statements filed with the SEC that has or is reasonably likely to have a material effect on the financial statements of the Company, except as required by GAAP or statutory accounting requirements or similar principles in Non-U.S. jurisdictions or as disclosed in the Company's annual report on Form 10-K for the year ended December 31, 2006 that was filed with the SEC (the "Annual Report") and in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2007 that was filed with the SEC (the "Quarterly Report").

(h)           Insurance.  The Company shall, and shall cause its Subsidiaries to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company's or the applicable Subsidiary of the Company's past practice and shall not permit any material insurance policy naming the Company or any of its Subsidiaries as beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business.

(i)           Tax Matters.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice) except for elections made or changed in the ordinary course of business or as required by law, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where the amount of such settlement or compromise does not exceed (a) the greater of 120% of the amount for such matter listed on the Company's Fin 48 Tax Contingency Reserve Disclosure, dated March 31, 2007 ("Fin 48"), or (b) $2.5 million or (iii) change any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of its income Tax Returns that have been filed for prior taxable years except where such change would not have a material adverse effect on the Tax position of the Company and its Subsidiaries taken as a whole.  During the period from the date hereof and continuing until the Effective Time, the Company (x) shall keep Parent fully informed of the status of its discussions with any Tax authority in respect of any tax audit for which the balance on the Company's Fin 48 exceeds $2.5 million and shall consult with Parent in respect of, and give Parent the opportunity to participate in devising the strategy for dealing with such Tax authority in the course of such audit, (y) shall not propose in writing any settlement or other resolution to any audit other than as described in (ii) of this section 4.1(i) without Parent's prior consent (which consent shall not be unreasonably withheld or delayed), and (z) shall use reasonable efforts to keep Parent informed of all settlements of matters for which the balance on the Company's Fin 48 disclosure exceeds $1.0 million.

(j)           Certain Employee Matters.  The Company shall not, and shall not permit any of its Subsidiaries to:  (i) grant any increases in the compensation payable or to become payable to any of its directors, officers or key employees (the "Corporate Officers"), except increases made in the ordinary course of business substantially consistent with past practice, and provided that it shall not constitute an increase in compensation; (ii) pay or agree to pay to any Corporate Officer, whether past or present, any material pension, retirement allowance or other employee benefit not required by any of the Company's existing Employee Benefit Plans or Foreign Benefit Plans; (iii) enter into any new, or materially amend any existing, employment or severance or termination agreement with any Corporate Officer of the Company or any of its Subsidiaries; or (iv) except as otherwise done pursuant to an acquisition permitted by Section 4.1(d), establish or become obligated under any collective bargaining agreement or Employee Benefit Plan or Foreign Benefit Plan which was not in existence or approved by the Board of Directors of the Company prior to the date of this Agreement (other than any new collective bargaining agreement, Employee Benefit Plan or Foreign Benefit Plans that replaces an existing agreement or plan and contains terms that in the aggregate are not materially less favorable to the Company than the agreement or plan being replaced), or amend any such Employee Benefit Plan or Foreign Benefit Plan in existence on the date of this Agreement if such amendment would be on terms that are materially adverse to the Company.

(k)           Related Party Agreements.  The Company shall not enter into, or amend, in any manner materially adverse to the Company or its Subsidiaries any contract, agreement or commitment with any former or present director or officer of the Company or any of its Subsidiaries, or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(l)            Indebtedness.  The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money or guarantee any such indebtedness of another Person or issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person or (ii) create any material Encumbrances on any material property or assets of the Company or any of its Subsidiaries in connection with any indebtedness thereof, other than Permitted Encumbrances.  Notwithstanding the foregoing, the immediately preceding sentence shall not restrict the (1) incurrence of indebtedness for borrowed money and related guarantees (A) under existing credit facilities, loans, debt or accounts receivable securitization facilities made in the ordinary course of the Company's business, (B) for extensions, renewals or refinancings of existing debt (including related premiums and expenses), provided that such refinancing or extension is at prevailing market rates and on terms not materially less favorable in the aggregate than the existing indebtedness being refinanced, renewed or extended, (C) additional borrowings in an amount not to exceed $50 million in the aggregate that, in each case, permit prepayment of such indebtedness without penalty (other than LIBOR breakage costs), (D) indebtedness for borrowed money related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings, factoring transactions and other ordinary course forms of indebtedness to the extent permitted by the Company's existing credit facilities, (E) by the Company that is owed to any 90% or greater-owned Subsidiary of the Company or by any Subsidiary of the Company that is owed to the Company or another 90% or greater-owned Subsidiary of the Company, and (F) any indebtedness incurred or assumed in connection with any acquisition permitted by Section 4.1(d), or (2) the creation of any Encumbrances securing any indebtedness permitted to be incurred by clause (1) above.

(m)           Company Contracts.  Except as permitted pursuant to Sections 4.1(d), (e), (j), or (l) the Company shall not, and shall not permit any of its Subsidiaries to, enter into or amend or modify in any manner materially adverse to the Company and its Subsidiaries taken as a whole any Company Contract, except for renewal(s) on substantially similar terms of existing contracts or replacements of existing contracts with new counterparties on substantially similar terms to the existing contract being replaced.

(n)           Capital Expenditures.  The Company shall not, and shall not permit its Subsidiaries to, authorize or make capital expenditures which are, in the aggregate (i) less than 85% or (ii) greater than 125%, in each case of the aggregate amount of capital expenditures scheduled to be made in the Company's capital expenditure budget for the period indicated as set forth in Schedule 4.1(n) of the Company Disclosure Letter except for capital expenditures to repair damage resulting from insured casualty events.

(o)           Prepayment of Debt.  Except pursuant to an acquisition permitted by Section 4.1(d), the repayment of indebtedness under the existing revolving credit and term loan facilities of the Company and its Subsidiaries, prepayments not involving the payment of any premium and refinancings permitted under Section 4.1(l), the Company shall not, and shall not permit its Subsidiaries to, whether through a refinancing or otherwise voluntarily redeem, repurchase, prepay, defease, cancel, or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money in excess of $75 million.

(p)           Intellectual Property.  The Company shall not, and shall not permit any of its Subsidiaries, except in the ordinary conduct of the Company's or such Subsidiaries' business, dispose of, grant, or permit to lapse any rights to, any Intellectual Property, or dispose of or disclose to any Person, other than representatives of Parent, any trade secret.

(q)           Stockholder Meetings. Except as required by applicable law, the Company shall not convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders, other than at stockholder meetings referenced in Section 5.3 hereto or a meeting called by a majority of the Company’s stockholders pursuant to the Company Certificate of Incorporation and the Company Bylaws.

(r)           Loan Forgiveness.  The Company shall not forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries, or to any of its Affiliates (other than Affiliates that are Subsidiaries).

(s)           Settlement of Claims. Except as provided in Section 4.1(i), the Company or any of its Subsidiaries shall not settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities (i) reflected or reserved against in full in the balance sheet included in the Quarterly Report, (ii) covered by existing insurance policies or indemnities, (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (iv) otherwise less than $25 million individually.

(t)           Agreements.  The Company shall not, and shall not permit any of its Subsidiaries to, agree to take, authorize or otherwise make any commitment to do any action that is prohibited by this Section 4.1.

4.2           No Solicitation

(a)           The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to, any Takeover Proposal.  The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, in response to an unsolicited bona fide written Takeover Proposal, if the Board of Directors of the Company determines in good faith, (x) after consultation with its financial advisors and outside counsel, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (y) after consultation with its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 4.2(c) (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such material, non-public information has previously been provided or made available to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b)           Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors of the Company or any such committee of this Agreement or the Merger or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 4.2(a).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Company Required Vote, the Board of Directors of the Company or any committee thereof may in connection with any Takeover Proposal, make an Adverse Recommendation Change if, after consultation with its financial advisors and outside counsel, it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, however, that the Board of Directors of the Company or any committee thereof may only make an Adverse Recommendation change pursuant to Section 4.2(b)(i)(B) or cause the Company to terminate this Agreement pursuant to Section 7.1(d) if the Board of Directors of the Company or any committee thereof first determines in good faith after consultation with its financial advisors and outside counsel that such Takeover Proposal constitutes a Superior Proposal; and further provided that the Board of Directors of the Company or any committee thereof shall not make an Adverse Recommendation Change until after the third Business Day following Parent's receipt of written notice (a "Notice of Adverse Recommendation Change") from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by such Board of Directors of the Company or any committee thereof (it being understood and agreed that (I) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Adverse Recommendation Change and a new three (3) Business Day period, (II) in determining whether to make an Adverse Recommendation Change, the Board of Directors of the Company or any committee thereof shall take into account any changes to the financial terms of this Agreement proposed by

Parent to the Company in response to a Notice of Adverse Recommendation Change or otherwise, and (III) no Notice of Adverse Recommendation Change shall be delivered to Parent without providing Parent with forty-eight (48) hours prior notice thereof, during which period Parent may deliver a written presentation to the Board of Directors of the Company containing the analysis of Parent and its financial advisors and outside counsel of such Takeover Proposal).  No Adverse Recommendation Change shall change the approval of the Board of Directors of the Company for purposes of causing any share takeover statute to be inapplicable to the transactions contemplated by this Agreement.

(c)           In addition to the obligations of the Company set forth in Section 4.2(a) and Section 4.2(b), the Company shall (i) promptly advise Parent orally and in writing of the receipt of any bona fide Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal in each case after the date of this Agreement and (ii) provide the material terms and conditions of any such Takeover Proposal or other inquiry (unless such Takeover Proposal is in written form, in which case the Company shall give Parent a copy of all written materials comprising or relating thereto) and the identity of the Person making any such Takeover Proposal promptly (but in any event within 24 hours thereof).  The Company shall keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal, request for information or other inquiry (including any material changes thereto).

(d)           Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company or any committee thereof determines in good faith (after consultation with its outside counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, it being understood, however, that this clause (ii) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.2(b) except, in each case, to the extent permitted by Section 4.2(b).

(e)           Notwithstanding anything in this Agreement to the contrary, the Company's Board of Directors or any committee thereof shall be permitted, at any time prior to obtaining the Company Required Vote, other than in connection with a Takeover Proposal, to make an Adverse Recommendation Change, but only if prior to taking any such action, the Board of Directors of the Company (or any committee thereof) determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable law and the Company has given three (3) Business Day advance notice to Parent that the Company intends to take such action.

(f)           Notwithstanding anything in this Agreement to the contrary, any factually accurate public statement by the Company that describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto, shall not be deemed to be a recommendation of such Takeover Proposal or the withdrawal, amendment or modification of the recommendation of the Company's Board of Directors in favor of the adoption of this Agreement and the Merger; provided, however, that no such statement shall be issued without prior notice to Parent and only when such statement is required to be issued under applicable law (in the good faith judgment of the Company’s Board of Directors in consultation with its legal counsel).

(g)           Any action pursuant to this Section 4.2(a), (b), (c), (d), (e), (f) shall not constitute a breach of the Company's representations, warranties, covenants or agreements contained in this Agreement.

(h)           "Takeover Proposal" shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) any assets of the Company and its Subsidiaries, including capital stock of the Subsidiaries of the Company that generated 15% or more of the Company's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or (ii) 15% or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of the voting capital stock of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement. "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares in favor of adoption of this Agreement. "Superior Proposal" shall mean any bona fide Takeover Proposal that if consummated would result in a Third Party (or the shareholders of any Third Party) owning, directly or indirectly, (a) more than 50% of the voting capital stock of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (b) assets of the Company or any of its Subsidiaries that generated 50% or more of the Company's consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, and that, in either case, the Company's Board of Directors or a committee thereof determines (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Third Party making such proposal that the Board of Directors of the Company determines to be relevant) would, if consummated in accordance with its terms, result in a transaction more favorable to the Company's stockholders than the Merger. "Third Party" shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Preparation of Proxy Statement

(a)           Each of the Company and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement.  The Company shall promptly prepare and file with the SEC as promptly as reasonably practicable a preliminary Proxy Statement (and in any event no later than 30 days following the date of this Agreement); provided, however, that the Company shall furnish such preliminary Proxy Statement to Parent and give Parent and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement prior to filing with the SEC and shall cooperate with Parent with respect to additions, deletions or changes suggested by Parent in connection therewith.  The Company shall promptly notify Parent of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement.  If comments are received from the SEC staff with respect to the preliminary Proxy Statement, the Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to the comments of the SEC.  The Company will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger.  The Company shall provide Parent and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Proxy Statement prior to filing with the SEC and shall cooperate with Parent with respect to additions, deletions or changes suggested by Parent in connection therewith.  Parent shall promptly provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC staff.  After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as practicable, to its stockholders of record, as of the record date established by the Board of Directors of the Company.

5.2           Access to Information.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives (collectively, the "Representatives"), during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 7.1 of this Agreement, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the Parent and its Representatives such information concerning the Company's and its Subsidiaries' business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent; provided, that any such access pursuant to this Section 5.2 shall be coordinated through one of the individuals listed on Schedule 5.2 of the Company Disclosure Letter.  Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties.  Notwithstanding the foregoing provisions of this Section 5.2, the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by law or an existing contract or agreement, provided, however, that the parties shall use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under such circumstances.  Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company's good faith opinion on the advice of outside counsel the disclosure of which could subject the Company or any of its Subsidiaries to risk of liability.  Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.2 for any purpose unrelated to the consummation of the Transactions.  The Confidentiality Agreement dated as of July 12, 2007 between Parent and the Company (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement and, subject to Section 7.2, shall apply to all information furnished thereunder or hereunder.

5.3           Stockholders' Meeting and Board Recommendation.  The Company shall call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement, to be held as promptly as reasonably practicable after the mailing of the Proxy Statement to the Company's stockholders (and in any event no later than 45 days after the mailing of the Proxy Statement), and the Company's obligation to call, hold, and convene such meeting in accordance with this Section 5.3 shall not be affected by the withdrawal, amendment, or modification of the recommendation by the Board of Directors of the Company that the stockholders of the Company vote in favor of adoption of this Agreement, unless the Agreement is terminated pursuant to ARTICLE VII. Subject to Section 4.2(b) and (e), (i) the Board of Directors of the Company shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company's stockholders' meeting and the Board of Directors of the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of adoption of this Agreement at the Company's stockholders' meeting.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company's stockholders' meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders or, if as of the time for which the Company's stockholders' meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after three (3) Business Days prior to the date set forth in Section 7.1(b)(ii).

5.4           Regulatory Approvals

(a)           Except for the filings and notifications made pursuant to the Premerger Notification Rules (as defined below) or other applicable Antitrust Laws (as defined below) to which Section 5.4(b), and not this Section 5.4(a), shall apply, promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities all authorizations, consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the transactions contemplated by this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b)           As promptly as reasonably practicable, but in no event later than 60 calendar days (assuming the parties to this Agreement have received from the other party all the information required to make all of their premerger notification filings), following the execution of this Agreement the parties shall make all premerger notification filings pursuant to the pre-merger notification rules (the "Premerger Notification Rules").  Each of Parent and the Company shall (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any Premerger Notification Rules; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege; and (iii) permit the other party to review and incorporate the other party's reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws with any other Person, in each case regarding the Merger and in a manner that protects attorney-client or attorney work product privilege.  Unless otherwise agreed and without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Premerger Notification Rules or approval by the relevant Antitrust Authority.  Further, without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information regarding the Merger or filings under any Premerger Notification Rules from any Governmental Entity charged with enforcing, applying, administering, or investigating any statute, law, ordinance, rule or regulation designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or abusing a dominant position (collectively, "Antitrust Laws"), including the European Commission or any other competition authority of any jurisdiction ("Antitrust Authority").  Parent shall be entitled to direct any proceedings or negotiations with any Antitrust Authority or other Person relating to the foregoing Merger or filings under any Premerger Notification Rules, provided that it shall afford the Company a reasonable opportunity to participate therein.  Neither party shall initiate any meeting or discussion with any Governmental Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Premerger Notification Rules without giving the other party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of either party, shall be limited to outside antitrust counsel only); provided, however, that the Company shall not initiate any offer to any Governmental Entity with respect to any proposed Divestiture Action.  Notwithstanding anything herein to the contrary, Parent shall take any and all action necessary, including but not limited to (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, shall enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company and provided that any such action may, at the discretion of the Parent, be conditioned upon consummation of the Merger) (each a "Divestiture Action") to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger, ("Antitrust Prohibition") and to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the Termination Date.  In the event that any action is threatened or instituted challenging the Merger as violative of any Premerger Notification Rule or other Antitrust Law, Parent shall take all action necessary, including but not limited to any Divestiture Action, to avoid or resolve such action.  In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the Termination Date.  The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)           Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary approval of any Antitrust Authority under an Premerger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Premerger Notification Rules or any other Antitrust Laws, except as may be necessary, in its good faith judgment, to resist or reduce the scope of a Divestiture Action but in no event shall any delay caused by any such action extend beyond the Termination Date.

(d)           If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, the Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

(e)           Notwithstanding anything else contained herein, the provisions of this Section 5.4 shall not be construed to require either party to undertake any efforts, or to take or consent to any action, if such efforts, action or consent would be reasonably likely to result in a material adverse effect on the business, operations, financial condition or results of operations of the combined business of Parent and the Company after giving effect to the consummation of the transactions contemplated hereby.

5.5           Employee Matters

(a)           Parent or the Surviving Corporation shall take such action as may be necessary so that on and after the Effective Time through the period ending December 31, 2008, employees of the Company and its Subsidiaries, other than current elected executive officers of the Company (approximately 20 individuals), who are not covered by any collective bargaining agreement or labor contract who remain employed after the Closing by Parent, its Subsidiaries, Affiliates or the Surviving Corporation (the "Parent Group"), are provided compensation opportunities (including, but not limited to, base salary, base wages, annual and long-term incentive compensation and phantom stock and phantom option awards) and benefits opportunities (including, but not limited to, pension and welfare benefits and vacation pay but excluding equity compensation) which are, in the aggregate, materially no less favorable than the compensation and benefits (including the target value of phantom options, phantom restricted stock and performance units) made available by the Company and its Subsidiaries to its employees immediately prior to the Effective Time.  To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by the Parent Group to officers and employees of the Company and its Subsidiaries, such officers and employees will be credited with their years of benefits eligibility service with the Company and its Subsidiaries and any predecessors thereof to the extent such service with a predecessor was so recognized under analogous Employee Benefit Plans (including, but not limited to vacation pay plans) of the Company and its Subsidiaries prior to the Effective Time.  The eligibility of any such officer or employee of the Company and its Subsidiaries to participate in any welfare benefit plan or program of the Parent Group shall not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries prior to the Effective Time.  Amounts paid before the Effective Time by such officers and employees of the Company and its Subsidiaries under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the Parent Group to the same extent as if such amounts had, when paid, been paid under such health plans of the Parent Group.  Nothing contained in this Section 5.5 shall create any rights in any officer or employee of the Company or any of its Subsidiaries in respect of continued employment for any specified period of any nature or kind whatsoever or, except as set forth in this Agreement, limit Parent's or the Surviving Corporation's power to amend or terminate any particular Employee Benefit Plan or Foreign Benefit Plan or require (and the Company shall take no action that would require) the Parent or Surviving Corporation to continue any particular Employee Benefit Plan or Foreign Benefit Plan. To the extent that an agreement with a labor union, works council or a similar entity obligates the Company to require a purchaser or merger partner to assume the terms of that agreement, Parent agrees to cause the Surviving Corporation to recognize the entity that is a party to such an agreement as the exclusive bargaining representative of the covered employees and to cause the Surviving Corporation to adopt the terms of that agreement and any related and current memorandums of agreement between the Company and such entity.

(b)           Except as necessary to comply with applicable law, for a period ending on the later of (i) twelve months from the Effective Time or (ii) December 31, 2008, Parent Group shall not terminate or otherwise amend the severance plans described in Schedule 5.5(b) of the Company Disclosure Letter in a manner adverse to any officer or employee of the Company or any of its Subsidiaries covered by such plans immediately prior to the Effective Time.  Notwithstanding the foregoing, Parent Group shall not, with respect to employees of the Company and its Subsidiaries who remain Employed after the signing by the Parent Group, terminate or permit the Surviving Corporation or its Subsidiaries to terminate or otherwise amend any severance plan at a time, or in a manner, not permitted under the terms of that plan.

(c)           Parent or the Surviving Corporation shall take such action as may be necessary so that on or immediately after the Effective Time, the benefits payable under the Lyondell Chemical Company Supplementary Executive Retirement Plan, the Lyondell Chemical Company Executive Deferral Plan, the Lyondell Chemical Company Director Deferral Plan and the Lyondell Chemical Company Retirement Plan for Non-Employee Directors are paid in accordance with plan terms. Parent or the Surviving Corporation shall take such action as may be necessary so that the benefits payable in cash under outstanding performance unit awards, phantom option awards and phantom restricted stock awards under the terms of (i) the Lyondell Chemical Company Non-Executive Incentive Plan will be paid in full on or immediately after the Effective Time in accordance with their terms, and (ii) the Millennium Chemicals Inc. Non-Executive Incentive Plan, the Equistar Chemicals L.P. 2001 Incentive Plan, the Equistar Chemicals, L.P. Non-Executive Incentive Plan and the Houston Refining L.P. Non-Executive Incentive Plan (the "Subsidiary Incentive Plans") will be paid in full on the later of January 15, 2008 or thirty days after the Effective Time, in each case with such payments under the Lyondell Chemical Company Non-Executive Incentive Plan and the Subsidiary Incentive Plans to be based on the methodology described in Sections 2.3, 2.4 and 2.5 and it is expressly understood and agreed that the Subsidiary Incentive Plans will be amended prior to the Effective Time to reflect these obligations and as necessary to comply with section 409A of the Code; provided that, such amendments do not cause a material increase in the cost to the Company of providing benefits under such plans. Parent or the Surviving Corporation shall cause the Company and its Subsidiaries to pay annual incentive bonuses for the 2007 calendar year, in accordance with the terms of the bonus plans or programs presently in effect, based on the actual achievement of the approved performance criteria for 2007, provided all such annual incentive bonuses for the 2007 calendar year have not been made by the Company prior to the Closing.  In furtherance of the provisions set forth in Section 5.5(a) above, Parent or the Surviving Corporation shall cause the Company and its Subsidiaries to administer the annual cash bonus awards under the existing administrative guidelines for annual cash bonus awards in all material respects so that annual cash bonuses payable in 2008 with respect to the 2007 performance year shall be determined on the basis of financial performance achieved by the Company and its Subsidiaries and shall not be affected in any way by any expenses or balance sheet changes on or after the Effective Time resulting from or related to the Merger.

5.6           Indemnification; Directors' and Officers' Insurance

(a)           Without limiting any other rights that any Indemnified Person (as defined below) may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof, from and after the Effective Time through the six year anniversary of the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless (and Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless) each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries in their capacity as such and not as stockholder or optionholder of the Company or its Subsidiaries (the "Indemnified Persons") against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys' and other professionals' fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party), of or incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Person is a party based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, pertaining to any act or omission occurring or existing prior to, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable law (and the Surviving Corporation shall pay reasonable expenses incurred in defense of any claim in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable law; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).  Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Persons (whether asserted before or after the Effective Time), (i) the Indemnified Persons may retain the Company's regularly engaged legal counsel or other counsel satisfactory to them, and Parent and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons as promptly as statements therefor are received, and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent.  Any Indemnified Person wishing to claim indemnification under this Section 5.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 5.6 except to the extent such failure materially prejudices such party's position with respect to such claims) and, if required by law, shall deliver to the Surviving Corporation an undertaking to repay any amounts advanced to it if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein; provided further, that Parent shall not be obligated pursuant to this Section 5.6(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single action, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group.

(b)           Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the Certificate of Incorporation or Bylaws of the Surviving Corporation in any manner that would adversely affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to adversely affect) the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by law.  Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c)           Parent and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys' fees and expenses), relating to the enforcement of such Indemnified Person's rights under this Section 5.6 or under any charter, bylaw or contract, provided that such Indemnified Party is successful in enforcing such claim.

(d)           Parent agrees that immediately prior to the Effective Time, the Company will cause to be put in place, and Parent shall fully prepay immediately prior to the Effective Time, "tail" insurance policies with a claims period of at least six years from the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope at least as favorable as the Company's existing policies with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent be required to spend more than 200% (the "Cap Amount") of the last annual premium paid  by the Company prior to the date hereof (the amount of such premium being set forth in Schedule 3.1(q) of the Company Disclosure Letter) per policy year of coverage under such tail policy; provided, further that if the cost per policy year of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage per policy year as reasonably obtainable for the Cap Amount.

(e)           In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, then, in each such case, proper provisions shall be made so that such other Person shall assume the obligations set forth in this Section 5.6(e) in addition to the Surviving Corporation remaining liable for such obligations.  The provisions of this Section 5.6(e) are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6(e), and his heirs and representatives.

(f)           Parent will ensure (including providing funding, if necessary) that the obligations of the Surviving Corporation in this Section 5.6 are fulfilled.

5.7           Agreement to Defend.  In the event any claim, action, suit, investigation or other legal or administrative proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.  The Company shall give Parent reasonable  opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction, provided, that no such settlement shall be agreed to without Parent's consent, which shall not be unreasonably withheld, conditioned or delayed.

5.8           Public Announcements.  The parties hereto will consult with each other before issuing, and will provide each other reasonable opportunity to review and comment upon, any press release or otherwise making any written public statements with respect to this Agreement, the Merger or the other Transactions, and shall not issue any such press release or make any such written public statement prior to such consultation, except as Parent, Merger Sub or the Company may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party will, to the extent practicable, promptly inform the other parties hereto in writing in advance of such compelled disclosure).

5.9           Advice of Certain Matters; Control of Business.  Subject to compliance with all applicable laws, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.  The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company's operations.

5.10           Conveyance Taxes.  The Company and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the Transactions, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee, and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

5.11           Investigation by Parent and Merger Sub; No Other Representations or Warranties

(a)           Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based on the information provided by the Company, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.  Each of Parent and Merger Sub acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the Company with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

(b)           Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3.1 of this Agreement (as modified by the Company Disclosure Letter or as disclosed in the Company SEC Documents) and in any certificate provided pursuant to Section 6.2(c), neither the Company nor any other Person has made or shall be deemed to have made any representation or warranty of any kind.  Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company's securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their representatives or Affiliates with respect to:

(i)           any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition  (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates; or

(ii)           any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in Section 3.1 of this Agreement.

5.12           Financing

(a)           Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing necessary to consummate the Transactions (the "Debt Financing") on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the Debt Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter; (iii) enforce its rights under the Debt Commitment Letter; and (iv) consummate the Debt Financing at or prior to the Effective Time.  Parent will furnish correct and complete copies of all such definitive agreements to the Company promptly upon their execution.

(b)           Parent shall keep the Company informed with respect to all material activity concerning the status of the Debt Financing contemplated by the Debt Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Debt Financing.  Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) any Debt Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Debt Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Debt Commitment Letter on the terms described therein.  Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to breach or make untrue any representation or warranty contained in the Commitment Letters or otherwise impair, delay or prevent consummation of the Financing contemplated by any of the Debt Commitment Letter.  Parent shall not amend or alter, or agree to amend or alter, any Debt Commitment Letter in any manner that would prevent or materially impair or delay the consummation of Transactions without the prior written consent of the Company.

(c)           If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or any Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions ("Alternate Financing") and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Debt Commitment Letter as originally issued and on terms and conditions (including termination rights and funding conditions) no less favorable in the aggregate to Parent or Merger Sub than those included in such Debt Commitment Letter (the "New Commitment Letter").  To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Commitment Letter, including using reasonable best efforts to (i) satisfy on a timely basis all terms, covenants and conditions set forth in the New Commitment Letter; (ii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the New Commitment Letter; (iii) enforce its rights under the New Commitment Letter; and (iv) consummate the Alternate Financing at or prior to the Closing.

5.13          Reasonable Best Efforts; Notification

(a)           Except to the extent that the parties' obligations are specifically set forth elsewhere in this ARTICLE V, upon the terms and subject to the conditions set forth in this Agreement (including Section 4.2), each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions.

(b)           The Company shall use commercially reasonable efforts in connection with the Debt Financing to (provided that none of the following shall unreasonably interfere with the operation of the Company):

(i)           provide to Parent all cooperation reasonably requested by Parent that is reasonably necessary and customary;

(ii)           participate in customary meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies;

(iii)           assist Parent with the preparation of materials for rating agency presentations and offering documents (including private placement memoranda, bank information memoranda, prospectuses and similar documents) necessary and customary in connection with the Debt Financing;

(iv)           assist Parent with the preparation of an offering memorandum, including the "Business" section, the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Conditions and Results of Operations" section, in accordance with customary practices for an offering under Rule 144A under the Securities Act;

(v)           furnish Parent with financial and other pertinent information regarding the Company as may be reasonably requested by Parent to consummate the Debt Financing, including all financial statements and financial data of the type and form customarily included in private placements under Rule 144A under the Securities Act and the financial data required by Item 3-01 of Regulation S-X under the Securities Act;

(vi)           assist Parent in procuring accountants' comfort letters and consents, payoff letters, lien releases, legal opinions, surveys and title insurance as reasonably requested by Parent;

(vii)          provide and execute customary officer's certificates and other similar documents as may be reasonably requested by Parent so long as no such document is effective until the occurrence of the Effective Date;

(viii)        cooperate with the marketing efforts of Parent and its financing sources for any Debt Financing to be raised by Parent to complete the transactions contemplated hereby, and

(ix)           take all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent in connection with the consummation of the Debt Financing.

(c)           All non-public or otherwise confidential information regarding the Company obtained by Parent pursuant to this paragraph shall be kept confidential in accordance with the Confidentiality Agreement.

(d)           Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and third-party expenses incurred by the Company and its Subsidiaries and their respective representatives in connection with the cooperation set forth in this Section 5.13.  Nothing contained in Section 5.13(b) shall require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Effective Time.  Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith except with respect to information supplied by the Company specifically for inclusion or incorporation by reference therein.

(e)           The Company shall give prompt notice to Parent, and Parent or Merger Sub shall give prompt notice to the Company, upon becoming aware (i) that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, (ii) of any condition, event or circumstance that will result in any of the conditions in Section 6.2(a) or 6.3(a) not being met, or (iii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(f)           Parent and its Affiliates shall not (i) amend or otherwise change any of its or Merger Sub's organization documents, or (ii) enter into any transaction or take any action, that in the case of clause (i) or (ii) could reasonably be expected to have a Parent Material Adverse Effect.

5.14           Rule 16b-3.  Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3.

5.15           New Jersey Industrial Site Recovery Act

(a)           Prior to and after the Closing Date, to the extent that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. ("ISRA") is applicable to the Company's denatured alcohol manufacturing facility in Newark, New Jersey (the "New Jersey Property""), the Company shall be responsible for taking all necessary actions to comply with the requirements of ISRA with respect to the transaction as contemplated hereby, including, but not limited to, submitting all necessary forms and conducting any required investigation and remediation, and shall bear all of the costs and expenses associated with such compliance.

(b)           The Company shall provide Parent with advance copies of all correspondence and documents to be filed in connection with ISRA and shall cooperate with Parent with respect to any reasonable comments suggested by Parents to such filings.

5.16           Tender Offer

(a)           Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or otherwise, in the event that Parent determines, in its reasonable, good faith judgment that doing so will increase the likelihood of the consummation of the transactions contemplated hereby, Parent shall have the right to commence, or to cause Merger Sub or another one of its affiliates (such entity, the "Tender Offeror") to commence, at any time after the date hereof, a cash tender offer for any and all of the issued and outstanding shares of the Company Common Stock at a purchase price per share, net to the holders thereof, equal to the Merger Consideration, provided, that (i) it shall be a condition to the obligation of the Tender Offeror to accept for payment and pay for shares of Company Common Stock tendered in the tender offer that there shall have been validly tendered and not withdrawn prior to the expiration date of the tender offer that number of shares of Company Common Stock which, when added to any shares of Company Common Stock owned by Parent and Merger Sub, represents 90% or greater of the issued and outstanding shares of Company Common Stock (such condition, the "Minimum Condition"), (ii) except for the Minimum Condition, the obligation of the Tender Offeror to accept for payment and pay for shares of Company Common Stock tendered in the tender offer shall not be more conditional than the obligation of Parent and Merger Sub to consummate the Merger, (iii) Parent, Merger Sub and/or the Tender Offeror shall be obligated to consummate (x) the Merger or (y) a merger providing for cash consideration at least equal to the Merger Consideration and which shall otherwise be on terms and conditions no less favorable to the holders of shares of Company Common Stock than the Merger, (iv) the tender offer shall comply with all applicable laws, including the Exchange Act, Sections 14(d) and 14(e) thereof and the rules, regulations and schedules promulgated thereunder, and (v) the Tender Offeror shall not be required to accept for payment or pay for any validly tendered shares if, at the expiration date of the tender offer the conditions set forth in Section 6.1 (other than Section 6.1(a)) and Section 6.2 of this Agreement shall not have been satisfied or waived. The expiration date of the tender offer shall not be earlier than 60 calendar days after the date hereof; provided, however, that if a Third Party commences a tender offer for 50% of more of the outstanding shares of Company Common Stock, the tender offer by the Tender Offeror may expire one (1) Business Day prior to the initial expiration date of such other tender offer.  The parties hereto shall (a) negotiate in good faith and as expeditiously as practicable any and all amendments, modifications or waivers of this Agreement and the Confidentiality Agreement necessary or appropriate to implement this Section 5.16, (b) make any and all amendments or modifications to the Proxy Statement, (c) make any and all filings with or submissions to (and/or make any and all amendments or modifications to existing filings or submissions), and seek any and all consents, authorizations and permits from, any Governmental Entity necessary or appropriate in light of the tender offer, including under any Antitrust Law, other applicable law or otherwise, and (d) otherwise take any and all actions necessary or appropriate to implement this Section 5.16 and to ensure the Merger and the tender offer comply with all applicable laws and are consummated. For avoidance of doubt, the Company acknowledges that the representations and warranties set forth in Sections 3.1(v) and 3.1(y) apply to the tender offer described in this Section 5.16.  In the event that the Tender Offeror shall acquire in the aggregate a number of the outstanding shares of Company Common Stock, pursuant to the tender offer or otherwise, sufficient to enable Parent, Merger Sub or the Company to cause the Merger to become effective pursuant to Section 253 of the DGCL without a meeting of stockholders of the Company, Parent shall take all necessary and appropriate action to cause the Merger to become effective pursuant to Section 253 of the DGCL as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with and subject to the DGCL.  For avoidance of doubt, in such event consummation of the Merger shall not be subject to any of the conditions set forth in Article VI hereof.  Parent shall amend or alter the Debt Commitment Letter or enter into new debt commitment letter(s) that would enable the Tender Offeror to finance the tender offer and the Merger in order to effect the tender offer in accordance with the provisions in this Section 5.16; provided that any such financing shall be on terms no less favorable in the aggregate to Parent or Merger Sub than those included in such Debt Commitment Letter and reasonably satisfactory to the Company.

 (b)          Notwithstanding Section 1.5 hereof or any other provision hereof, upon the completion of the tender offer and until the Effective Time (the “Interim Period”), the Board of Directors of the Company shall have at least three directors who are directors of the Company on the date of this Agreement (the “Continuing Directors”); and provided further that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Directors or Director shall designate a person or persons to fill any such vacancy who shall be deemed to be a Continuing Director. During the Interim Period, the approval of a majority of the Continuing Directors then serving shall be required to (i) authorize any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub or any of their Affiliates on the other hand, (ii) amend or terminate this Agreement on behalf of the Company, (iii) exercise or waive any of the Company’s rights or remedies hereunder, (iv) waive or extend the time for performance of Parent’s or Merger Sub’s obligations hereunder, (v) amend the Company’s or any of its Subsidiaries’ charter or bylaws, if such action would adversely affect the holders of shares of Company Common Stock, or (vi) take any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company’s Board of Directors.

5.17           Business of Parent   From the date of this Agreement until the Effective Time, (i) Parent will continue to engage in business in same general type as now conducted by Parent, (ii) Parent will not consolidate or merge with or into any other Person, and (iii) Parent will not sell or otherwise dispose of all or substantially all of its assets to any other Person or Persons.

ARTICLE VI

CONDITIONS PRECEDENT

6.1           Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable law:

(a)           Stockholder Approval.  This Agreement shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL, the Company Certification of Incorporation and the Company Bylaws.

(b)           Approvals.  The waiting periods and approvals applicable to the consummation of the Merger pursuant to the rules of the antitrust authorities of the jurisdictions described in Schedule 6.1(b) shall have expired, been terminated or been obtained, as applicable.  All other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity, including any Antitrust Authority other than as set forth in Schedule 6.1(b) under the Premerger Notifications Rules, shall have been obtained, and any applicable waiting period shall have expired or been terminated, except where the failure to comply would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business operations, financial condition or results of operations of the combined business of Parent and the Company after giving effect to the consummation of the transactions contemplated hereby.

(c)           No Injunctions or Restraints.  No Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law or regulation shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited, including any Antitrust Prohibition.

6.2           Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable law:

(a)           Representations and Warranties of the Company.

(i)           Each of the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties contained in the second, fifth and seventh sentences of Section 3.1(b)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding all qualifications and exceptions contained therein as to materiality or Company Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)           The representations and warranties of the Company contained in the second, fifth and seventh sentences of Section 3.1(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, subject only to de minimis breaches.

(b)           Performance of Obligations of the Company.  The Company shall have performed, or complied with, in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c)           Compliance Certificate.  Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Sections 6.2(a),(b), and (d) have been satisfied (it being agreed that in the event Parent shall elect to exercise the Parent Closing Option in accordance with Section 1.2, Parent shall have received such certificate dated as of the First  Eligible Closing Date).

(d)           Absence of Company Material Adverse Effect.  There shall not have occurred after the date of this Agreement a Company Material Adverse Effect.

6.3           Additional Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company in whole or in part to the extent permitted by applicable law:

(a)           Representations and Warranties of Parent and Merger Sub.

(i)           Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations and warranties contained in Section 3.2(f)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for such failures to be true and correct (when taken together and disregarding qualifications and exceptions contained therein as to materiality or Parent Material Adverse Effect) that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(ii)           The representations and warranties of Parent and Merger Sub contained in Section 3.2(f) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date.

(b)           Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)           Payment Fund.  Parent shall have deposited in the Payment Fund cash in an amount sufficient to permit payment of the aggregate Merger Consideration payable pursuant to Section 2.1, the aggregate Option Consideration payable pursuant to Section 2.3 and the aggregate Performance Unit Consideration pursuant to Section 2.5.

(d)           Compliance Certificate.  The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in Section 6.3(a), (b) and (c) have been satisfied.

ARTICLE VII

TERMINATION

7.1           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

(a)           by mutual written consent of the Company and Parent in each case duly authorized by the Board of Directors (or a committee thereof);

(b)           by either the Company or Parent:

(i)           if:

(A)           any Governmental Entity having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted any law or regulation that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i)(A) shall have used all commercially reasonable efforts to remove such order or reverse such action; or

(B)           the adoption of this Agreement by the stockholders of the Company shall not have been obtained upon a vote held at a duly held meeting of the stockholders of the Company, or at any adjournment thereof;

(ii)           if the Merger shall not have been consummated on or before 5:00 p.m. New York time on February 15, 2008 (such date being, the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

(iii)           in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, if it were to be continuing as of the Closing Date and (B) cannot be or has not been cured by the earlier of (x) 30 days after the giving of written notice to the breaching party of such breach and the basis for such notice, and (y) the Termination Date (a "Terminable Breach"); provided that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(c)           by Parent within 15 Business Days thereafter if (i) the Board of Directors of the Company or any committee thereof shall have publicly withdrawn, modified or changed, in any manner that is adverse to Parent, its approval or recommendation to the stockholders of the Company with respect to this Agreement and the Merger, (ii) a tender or exchange offer that would constitute a Takeover Proposal is commenced by a Third Party and the Board of Directors or a committee thereof fails to recommend against acceptance of such tender or exchange offer within 10 Business Days after the commencement thereof (it being understood and agreed that any "stop, look and listen" communication by the Board of Directors of the Company to the stockholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication to the stockholders of the Company, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger), or (iii) the Board of Directors of the Company or any committee thereof publicly approves or recommends any Superior Proposal or approves any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Superior Proposal (other than a permitted confidentiality agreement); and

(d)           by the Company if the Board of Directors of the Company or any committee thereof has received a Takeover Proposal that constitutes a Superior Proposal and made an Adverse Recommendation Change; provided that the Company may not effect such termination unless the Company has contemporaneously with such termination tendered payment to Parent of the Company Termination Fee.

7.2           Notice of Termination; Effect of Termination

(a)           A terminating party shall provide written notice of termination to the other party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other party.

(b)           In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the fifth and sixth sentences of Section 5.2, Section 7.3, and ARTICLE VIII; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any party from liability for any damages (including, in the case of the Company, damages based on the consideration that would have otherwise been payable to stockholders of the Company) for intentional breach of any obligation hereunder, or fraud.

7.3           Expenses and Other Payments

(a)           Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)           If (i) Parent terminates this Agreement pursuant to Section 7.1(c) or (ii) the Company terminates this Agreement pursuant to Section 7.1(d), then the Company shall pay Parent a fee of $385 million (the "Company Termination Fee") in cash by wire transfer of immediately available funds to an account of an entity to be designated by Parent.  If the fee shall be payable pursuant to clause (i) of the immediately proceeding sentence, the fee shall be paid no later than three (3) Business Days after notice of termination of this Agreement, and if the fee shall be payable pursuant to clause (ii) of the immediately preceding sentence, the fee shall be paid on the date of termination of this Agreement.

(c)           If (i) either Parent or the Company terminates this Agreement pursuant to clause (B) of Section 7.1(b)(i), (ii) at the time of the stockholders' meeting there shall have been publicly announced or disclosed a bona fide Takeover Proposal (provided that any reference in the definition of Takeover Proposal to 15% shall be deemed to be a reference to 40% for the purposes of this clause (ii)) that shall have not been withdrawn at least five (5) Business Days prior to the date of the vote taken at the stockholders meeting and (iii) within 12 months after the date of such stockholders' meeting, the Company enters into an agreement with respect to a Takeover Proposal, then subject to and at the closing or consummation of such Takeover Proposal the Company shall pay Parent the Company Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent.

(d)           In no event shall Parent be entitled to receive more than one payment of the Company Termination Fee.

(e)           The parties acknowledge and agree that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  If the Company fails to promptly pay the amount due by it to Parent pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in judgment for Parent for such amount, the Company shall pay Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the prime rate of the lead bank under the Company's revolving credit agreement in effect on the date such payment was required to be made.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Schedule Definitions.  All capitalized terms in the Company Disclosure Letter and the Parent Disclosure Letter shall have the meanings ascribed to them herein except as otherwise defined therein.

8.2           Nonsurvival of Representations, Warranties and Agreements.  The representations, warranties, and covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 8.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.3           Notices.  Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, sent by facsimile transmission, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile transmission (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder) (provided that any notice received by facsimile transmission at the addressee's location on any day after 5:00 p.m.

(addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next Business Day), or (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder:

(i)           if to Parent or Merger Sub, to:

Basell AF
Hoeksteen 66
2132 MS Hoofddorp
Facsimile: +31 0 20 4468 906
Attention: General Counsel

and:

Access Industries
730 Fifth Avenue
New York, New York 10019
Facsimile: (212) 977 8112
Attention: Philip Kassin

with a required copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
40 Bank Street
Canary Wharf
London, England E14 5DS
Facsimile: +44 207 519 7000
Attention: Scott Simpson

(ii)           if to the Company, to:

Lyondell Chemical Company
One Houston Center
1221 McKinney Street
Suite 700, Houston, Texas
Facsimile: (713) 309 2143
Attention: Kerry A. Galvin, General Counsel

with a required copy to (which copy shall not constitute notice):

Baker Botts, L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, TX 77002
Facsimile: (713) 229 7775
Attention: Stephen A. Massad

8.4           Rules of Construction

(a)           Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)           The inclusion of any information in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, that such information is required to be listed in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, or that such information is material to the Company and its  Subsidiaries taken as a whole, Parent or Merger Sub, as the case may be.  The headings, if any, of the individual sections of each of the Parent Disclosure Letter and Company Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.  The Company Disclosure Letter and Parent Disclosure Letter are arranged in sections corresponding to those contained in Section 3.1 and Section 3.2 merely for convenience, and the disclosure of (i) an item in one section of the Company Disclosure Letter or Parent Disclosure Letter as an exception to a particular representation or warranty and (ii) disclosures made in the Company SEC Documents shall in each case be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such other representations or warranties is reasonably apparent on its face from such item, notwithstanding the presence or absence of an appropriate section of the Company Disclosure Letter or Parent Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto.

(c)           The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Letter or Parent Disclosure Letter is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(d)           All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words "this Agreement," "herein," "hereby," "hereunder" and "hereof" and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words "this Section," "this subsection" and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word "including" (in its various forms) means "including, without limitation."  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

8.5           Counterparts.  This Agreement may be executed in two or more counterparts, including via facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.6           Entire Agreement; No Third Party Beneficiaries.  This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Except for the (i) rights of holders of Company Common Stock to enforce their rights to receive Merger Consideration in accordance with ARTICLE II upon consummation of the Merger in the event the Merger is consummated, and (ii) Indemnified Persons, who are intended to be third party beneficiaries of Section 5.6, and who shall have the right to enforce such provisions directly, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.7           Governing Law; Venue; Waiver of Jury Trial

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

(b)           Parent hereby irrevocably designates, appoints and empowers The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement.

(c)           THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE  PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(d)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

8.8           No Remedy in Certain Circumstances.  Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate.

8.9           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that, prior to the mailing of the Proxy Statement to the Company's stockholders, Merger Sub may assign, in its sole discretion, any or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent, but (x) no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement and (y) no such assignment shall be made that could reasonably be expected to have a Parent Material Adverse Effect or to cause a material delay in the satisfaction of the conditions set forth in Sections 6.1 and 6.2(d).  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.  Any purported assignment in violation of this Section 8.9 shall be void.

8.10           Affiliate Liability.  Each of the following is herein referred to as a "Company Affiliate") (a) any direct or indirect holder of equity interests or securities in the Company (whether limited or general partners, members, stockholders or otherwise), and (b) any director, officer, employee, representative or agent of (i) the Company or (ii) any Person who controls the Company.  No Company Affiliate shall have any liability or obligation to Parent or Merger Sub of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby or thereby (other than claims arising out of fraud), and Parent and Merger Sub hereby waive and release all claims of any such liability and obligation.

8.11           Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.12           Joint Liability.  Each representation, warranty, covenant and agreement made by Parent or Merger Sub in this Agreement shall be deemed a representation, warranty, covenant and agreement made by Parent and Merger Sub jointly and all liability and obligations relating thereto shall be deemed a joint liability and obligation of Parent and Merger Sub.

8.13           Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors at any time before or after adoption of this Agreement by the stockholders of the Company, but, after any such adoption, no amendment shall be made which by law would require the further approval by such stockholders without first obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.14           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed:  (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

BASELL AF

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	President

BIL ACQUISITION HOLDINGS LIMITED

By:	/s/ Philip Kassin
Name:	Philip Kassin
Title:	Vice President and Director

LYONDELL CHEMICAL COMPANY

By:	/s/ Dan F. Smith
Name:	Dan F. Smith
Title:	Chairman, President and Chief Executive Officer

APPENDIX B

OPINION OF DEUTSCHE BANK SECURITIES INC.

July 16, 2007

Board of Directors Lyondell Chemical Company 1221 Mckinney Street Houston, TX 77010
Ladies and Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Lyondell Chemical Company (the “Company”) in connection with the proposed merger of the Company and Basell AF (“Parent”) pursuant to the Agreement and Plan of Merger, dated as of July 16, 2007 among the Company, Parent and BIL Acquisition Holdings Limited, a wholly-owned subsidiary of Parent ("Merger Sub") (the "Merger Agreement"), which provides, among other things, for the merger of the Company with and into Merger Sub (the "Transaction"), as a result of which the Company will become a wholly-owned subsidiary of Parent.  As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $1.00 per share, of the Company ("Company Common Stock") not owned directly or indirectly by the Company, by Parent or Merger Sub will be converted into the right to receive $48.00 per share in cash (the “Merger Consideration”).  The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, of the Merger Consideration to the holders of outstanding shares of the Company Common Stock.

In connection with Deutsche Bank's role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company.  Deutsche Bank has also held discussions with members of the senior management of the Company regarding the businesses and prospects of the Company and the prospects of the Company.  In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement dated July 16, 2007 and certain related documents, including the Commitment Letter, dated July 16, 2007, between Citigroup Global Markets Inc., Goldman Sachs International, Goldman Sachs Credit Partners L.P., Merrill Lynch Pierce Fenner & Smith Incorporated, and Merrill Lynch Capital Corporation, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion.  Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company.  With respect to the financial forecasts and projections, made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby.  In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based.  Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

B-1

For purposes of rendering its opinion, Deutsche Bank has assumed that in all respects material to its analysis, the representations and warranties of the Company, the Parent and Merger Sub contained in the Merger Agreement are true and correct, the Company, the Parent and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, the Parent and Merger Sub Company to consummate the Transaction will be satisfied without any waiver thereof.  Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of the Company, Parent or Merger Sub is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Company, Parent or Merger Sub or materially reduce the contemplated benefits of the Transaction.  Deutsche Bank was not authorized by the Company to, and did not, solicit alternative proposals to the Transaction.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction and is not a recommendation to the stockholders of the Company to approve the Transaction.  This opinion is limited to the fairness, from a financial point of view, to the holders of outstanding shares of the Company Common Stock, other than Parent and Merger Sub, of the Merger Consideration, and Deutsche Bank expresses no opinion as to any other aspects of the Transaction or the merits of the underlying decision by the Company to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction.  We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”).  One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to the Company and Parent or their affiliates for which it has received compensation, including participating in the Company’s credit facility and acting as joint bookrunner on the Company’s high yield bond offering in June 2007 as well as assisting Parent with various corporate financing transactions, advisory assignments and acting as lead arranger of Parent’s €1.7 billion term loan in June 2007. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Parent for their own accounts and for the accounts of their customers.  Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of the Company Common Stock, other than Parent and Merger Sub.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

B-2

APPENDIX C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)           Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)           Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)           Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)           Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.           Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.           Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.           Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.           Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)           In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)           Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)           Appraisal rights shall be perfected as follows:

(1)           If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)           If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)           Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)           Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)           At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)           After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)           The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Interest may be simple or compound, as the Court may direct.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)           The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)           From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

LYONDELL CHEMICAL COMPANY 1221 MCKINNEY STREET, SUITE 700 HOUSTON, TEXAS 77010

INSTRUCTIONS FOR SUBMITTING PROXY:

SUBMIT A PROXY BY INTERNET – www.proxyvote.com
Proxies submitted over the Internet must be received by 11:59 P.M. Eastern Time on ______ (other than 401(k) plan participants).  Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

SUBMIT A PROXY BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on ________ (other than 401(k) plan participants).  Have your proxy card in hand when you call and then follow the instructions.

SUBMIT A PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Lyondell Chemical Company c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

401(K) PLAN PARTICIPANTS
All votes by 401(k) plan participants submitted over the Internet, by phone or mail must be received by 11:59 P.M. Eastern Time on ______.

ELECTRONIC DELIVERY OF COMMUNICATIONS
If you would like to reduce the costs incurred by Lyondell Chemical Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to submit a proxy using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. To sign up to receive future shareholder communications electronically, please enroll at the following website: http://enroll.icsdelivery.com/lyo.

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

LYONDELL CHEMICAL COMPANY

VOTE ON PROPOSALS                                                                                                                                                   FOR           AGAINST                     ABSTAIN
1.	Approve and adopt the Agreement and Plan of Merger, dated as of July 16, 2007, among [ ] [ ] [ ]
Basell AF, BIL Acquisition Holdings Limited and Lyondell Chemical Company, as such agreement may be amended from time to time.

2.	Adjourn the Special Meeting of Shareholders, if necessary, to solicit additional proxies [ ] [ ] [ ]
        if there are insufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Merger.

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears.  When shares are held by joint tenants, both should sign.  When signing as an attorney, executor, administrator, trustee or guardian, please sign as such, giving full title.

For address changes and/or comments, please check this box and write them on the back where indicated[ ]

Please indicate if you plan to attend this meeting       Yes          No
                                   [ ]            [ ]

____________________________________________________________ Signature [PLEASE SIGN WITHIN BOX] Date	_______________________________________________________________ Signature (Joint Owners) Date

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Lyondell Chemical Company (herein the “Company”) hereby makes, constitutes and appoints T. Kevin DeNicola, Charles L. Hall and Kerry A. Galvin, and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in name, place and stead of the undersigned to vote the number of shares of Company Common Stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held in the General Assembly Room of Two Houston Center, 909 Fannin Suite 400, in Houston, Texas on ________, 2007 at 9:00, local time, and at any adjournment(s) or postponement(s) thereof, on the matters set forth on the reverse side.

This proxy, when properly executed or submitted over the Internet or by telephone, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR all items (other than 401(k) plan participants discussed below).

If shares of Lyondell Chemical Company Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Lyondell Chemical Company Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Special Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Special Meeting, including but not limited to the matters set forth on the reverse side.

When voting instructions are not received from plan participants of the 401(k) and Savings Plans of Lyondell, Equistar Chemicals, LP, Millennium Chemicals Inc. and Houston Refining LP, the Lyondell Benefits Administrative Committee will direct the trustee of the respective plan to vote non-voted shares, according to plan terms and its fiduciary responsibilities.  However, the terms of the trust agreements provide that the trustee will vote non-voted shares in the Lyondell plan proportionally and will not vote non-voted shares in the Millennium plan unless otherwise required by law.  The trustee will vote non-voted shares in the Equistar and Houston Refining plans according to the Benefits Administrative Committee's directions.

Address Changes/Comments:  ______________________________________________________________________________
 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued, and to be signed and dated, on the reverse side.)